Exhibit 10.2

Execution Version

$100,000,000

REVOLVING CREDIT AGREEMENT

dated as of October 12, 2023

among

VENATOR MATERIALS PLC,
as Holdings,

EACH OF HOLDINGS’ SUBSIDIARIES THAT ARE SIGNATORIES HERETO AS “U.S. BORROWERS”,

EACH OF HOLDINGS’ SUBSIDIARIES THAT ARE SIGNATORIES HERETO AS “CANADIAN BORROWERS”,

THE LENDERS PARTY HERETO,

and

ECLIPSE BUSINESS CAPITAL LLC,
as Administrative Agent and Collateral Agent,

ECLIPSE BUSINESS CAPITAL LLC,
as sole Arranger and Bookrunner,

ECLIPSE BUSINESS CAPITAL LLC,

as Syndication Agent

and

ECLIPSE BUSINESS CAPITAL LLC,
as Documentation Agent

Page

ARTICLE I Definitions	6

ARTICLE II The Credits	70

(continued)
Page

ARTICLE III Representations and Warranties	103

ARTICLE IV Conditions of Lending	111

Section 4.01	All Credit Events After the Closing Date	111
Section 4.02	Conditions On the Closing Date	112

ARTICLE V Affirmative Covenants	116

(continued)
Page

ARTICLE VI Negative Covenants	128

ARTICLE VII [Reserved]	147

ARTICLE VIII Events of Default	147

Section 8.01	Events of Default	147

ARTICLE IX The Agents	150

ARTICLE X Miscellaneous	161

Section 10.01	Notices; Communications	161
Section 10.02	Survival of Agreement	162
Section 10.03	[Reserved]	162

(continued)
Page

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Solvency Certificate
Exhibit D	Form of Swingline Borrowing Request
Exhibit E	Form of U.S. Tax Compliance Certificates
Exhibit F	Form of Borrowing Request
Exhibit G	Form of Compliance Certificate
Schedule 1.01(1)	Existing Letters of Credit
Schedule 1.01(2)	Foreign Security Documents
Schedule 1.01(3)	Guarantors
Schedule 1.01(4)	Permitted Holders
Schedule 2.01	Commitments
Schedule 3.04	Governmental Approvals
Schedule 3.06(2)	Possession Under Lease
Schedule 3.07(1)	Subsidiaries
Schedule 3.07(2)	Equity Interests
Schedule 3.12	Taxes
Schedule 3.14	Environmental Matters
Schedule 3.16	Owned Real Property
Schedule 3.19	Insurance
Schedule 3.21	Intellectual Property
Schedule 4.02(11)	Local Counsel Opinions
Schedule 5.04(10)	Reporting Schedule
Schedule 5.16	Post-Closing Matters
Schedule 6.01(4)	Indebtedness
Schedule 6.02(2)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 10.01	Notice Information; Administrative Agent’s Bank

v

REVOLVING CREDIT AGREEMENT, dated as of October 12, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among VENATOR MATERIALS PLC, a public limited company incorporated in England and Wales with company number 10747130 (“Holdings”), the Subsidiaries of Holdings identified on the signature pages hereof, or in a joinder agreement hereto, as “U.S. Borrowers” (each individually, as a “U.S. Borrower”, and individually and collectively, jointly and severally, as the “U.S. Borrowers”), the Subsidiaries of Holdings identified on the signature pages hereof, or in a joinder agreement hereto, as “Canadian Borrowers” (each individually, as a “Canadian Borrower”, and individually and collectively, jointly and severally, as the “Canadian Borrowers”; each Canadian Borrower together with each U.S. Borrower, are referred to hereinafter each individually, as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), the Lenders party hereto from time to time, ECLIPSE BUSINESS CAPITAL LLC, as administrative agent (in such capacity, and as further defined in Section 1.01, the “Administrative Agent”) and as collateral agent (in such capacity, and as further defined in Section 1.01, the “Collateral Agent”) and Eclipse Business Capital SPV, LLC, as a Swingline Lender (in such capacity, and as further defined in Section 1.01, the “Swingline Lender”).

RECITALS

(1)           On May 14, 2023 (the “Petition Date”), the Borrowers, Holdings and certain direct and indirect Subsidiaries of the Borrowers (each, a “Chapter 11 Debtor” and collectively, the “Chapter 11 Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) initiating their respective jointly administered cases under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) (Case No. 23-90301 (TXSB)) (collectively, the “Chapter 11 Cases”).

(2)            Holdings and the Borrowers have requested that the Lenders extend credit to the Borrowers in the form of Revolving Loans and Letters of Credit at any time and from time to time prior to the Maturity Date, in an aggregate principal amount of $100,000,000, in order to (1) provide for the ongoing working capital needs of the Borrowers and their Subsidiaries in connection with the Chapter 11 Debtors’ exit from the Chapter 11 Cases, (2) repay in full all Existing Indebtedness (as hereinafter defined) and (3) pay fees and expenses related to the Transactions (as hereinafter defined), in each case subject to the terms and conditions set forth in this Agreement.

(3)            The Chapter 11 Confirmed Plan (as hereinafter defined) has been confirmed in the Chapter 11 Cases by the Bankruptcy Court and, concurrently with the making of the initial loans or issuance of letters of credit hereunder, the Plan Effective Date (as hereinafter defined) shall have occurred.

AGREEMENT

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

Section 1.01        Defined Terms  As used in this Agreement, the following terms have the meanings specified below:

“ABL Priority Collateral” means the “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“ABL Priority Collateral Asset Sale” means any Asset Sale that consists of or includes the disposition of ABL Priority Collateral outside the ordinary course of business.

“ABLSoft” means the electronic and/or internet-based system approved by the Administrative Agent for the purpose of making notices, requests, deliveries, communications and for the other purposes contemplated in this Agreement or otherwise approved by the Administrative Agent, whether such system is owned, operated or hosted by the Administrative Agent, any of its Affiliates or any other Person.

“Acceptable Appraiser” means (1) Hilco Valuation Services or (2) any other experienced and reputable appraiser reasonably acceptable to Holdings and the Administrative Agent.

“Account” means, with respect to a Person, any of such Person’s now owned and hereafter acquired or arising accounts (as defined in the UCC and/or the PPSA) and shall include the meaning given to the term “Account” in any Foreign Security Document.

“Account Debtor” means any Person who is obligated on an Account.

“Accounting Change” has the meaning assigned to such term in Section 1.03.

“Accounts Reserves” means, without duplication, the Dilution Reserve and any other reserves related to Eligible Accounts, in each case, which the Administrative Agent deems necessary, in its Reasonable Credit Judgment.

“Additional Lender” means the banks, financial institutions and other institutional lenders and investors (other than natural persons) that become Lenders in connection with Incremental Commitments; provided that no Disqualified Institution may be an Additional Lender.

“Adjusted Term SOFR Rate” means an interest rate per annum equal to (a) Term SOFR, plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means EBC, in its capacity as administrative agent for itself and the Lenders hereunder or, as applicable, such branches or affiliates of EBC as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity and any duly appointed successor in such capacity.

“Administrative Agent’s Bank” means the Administrative Agent’s account as set forth on Schedule 10.01 or such other account as the Administrative Agent may from time to time notify Holdings and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Ad Valorem Tax Reserve” means an amount equal to any unpaid ad valorem taxes payable on any Inventory under the laws of the State of Texas or any such other state(s) in which such ad valorem taxes has priority by operation of law over the Lien of the Collateral Agent in any of the Collateral consisting of Eligible Inventory, as notified by the Administrative Agent to the Borrowers in writing.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Indemnitee” has the meaning assigned to such term in Section 9.02(2).

“Agents” means the Administrative Agent and the Collateral Agent, in their respective capacities as such.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Ancillary Document” has the meaning assigned to such term in Section 10.13.

“Annual Financial Statements” has the meaning assigned to such term in Section 5.04(1).

“AML Legislation” has the meaning assigned to such term in Section 10.28.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any applicable law relating to terrorism, trade sanctions programs and embargoes, money laundering or bribery, including AML Legislation, and any regulation, or order promulgated, issued or enforced pursuant to such laws by an applicable Governmental Authority, all as amended, supplemented or replaced from time to time.

“Applicable Margin” means, for any day, a rate per annum equal to (a) with respect to any Term Benchmark Loan, 4.75% and (b) with respect to any Base Rate Loan, 3.75%.

“Applicable Parties” has the meaning assigned to such term in Section 9.04(3).

“Applied Balance” has the meaning assigned to such term in Section 2.11(5).

“Approved Electronic Platform” has the meaning assigned to such term in Section 9.04(1).

“Approved Fund” has the meaning assigned to such term in Section 10.04(3).

“Approved Issuer” means state, county or local development authorities and other tax-exempt entities.

“Arranger” means EBC in its capacity as sole Arranger.

“Asset Sale” means any loss, damage, destruction or condemnation of, or any sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) to any Person of any asset or assets (including by way of a sale-leaseback transaction) of Holdings, the Borrowers or any Subsidiary.

“Assignee” has the meaning assigned to such term in Section 10.04(2).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and Holdings (if required by Section 10.04), substantially in the form of Exhibit A or such other form that is approved by the Administrative Agent and reasonably satisfactory to Holdings.

“Availability Period” means the period from and including the Closing Date to but excluding the earliest of (a) the Maturity Date and (b) the date of termination of the Revolving Facility Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an interest period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from any definition providing for “interest periods” (or similar or analogous definition) pursuant to Section 2.14(3). For the avoidance of doubt, the only Available Tenor as of the Closing Date is one (1) month.

“Available Unused Commitment” means, with respect to a Lender at any time, an amount equal to the amount by which (1) the aggregate Revolving Facility Commitments of such Lender at such time exceeds (2) the Revolving Facility Credit Exposure of such Lender at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (1) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (2) with respect to the United Kingdom, Part 1 of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” has the meaning assigned to such term in the recitals hereto.

“Bankruptcy Court” has the meaning assigned to such term in the recitals hereto.

“Base Rate” means, for any day, the greatest of (a) the Floor plus one percent (1.0%), (b) the Federal Funds Rate in effect on such day plus ½%, (c) Term SOFR in effect on such day plus one percent (1.0%), provided, that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (d) the rate of interest announced, from time to time, within Wells Fargo Bank, N.A. at its principal office in San Francisco as its “prime rate” in effect on such day, with the understanding that the “prime rate” is one of Wells Fargo Bank, N.A.’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank, N.A. may designate (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Agent may select in its Reasonable Credit Judgment).

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to Base Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, and the related Benchmark Replacement Date has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(3).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and Holdings giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for recalculating or determining such spread adjustment (which may be a positive or a negative value or zero) that has been selected by the Administrative Agent and Holdings giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day” (or any similar or analogous definition), any definition providing for “interest periods” (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with Holdings) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with Holdings) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(3) and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(3).

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocked Account” means (1) the RBC Deposit Accounts and (2) each Deposit Account or Securities Account (other than an Excluded Account) that is subject to a Blocked Account Agreement.

“Blocked Account Agreement” shall mean, with respect to each Blocked Account (other than the RBC Deposit Accounts) held by any Loan Party (other than Holdings), a control agreement executed by such Loan Party, the applicable Blocked Account Bank and the Collateral Agent, whereby the Blocked Account Bank maintaining such account agrees, upon notice from the Administrative Agent, to comply only with the instructions originated by the Administrative Agent without the further consent of such Loan Party (or, in the case of a Dominion Account, whereby the Blocked Account Bank maintaining such account agrees to comply immediately only with the instructions originated by the Administrative Agent without further consent of such Loan Party), in each case as required by and in accordance with the terms of Section 5.11 (or any similar agreements, documentation or requirement reasonably necessary, as determined by the Administrative Agent in its reasonable discretion, to perfect the security interest of any Collateral Agent or effect control over the relevant accounts).

“Blocked Account Bank” means, with respect to each Blocked Account held by any Loan Party (other than Holdings), any depositary bank or securities intermediary maintaining such Blocked Account.

“BMO Deposit Accounts” means the Deposit Accounts maintained by certain of the U.S. Borrowers at BMO Bank N.A. ending in ending in x6803 and x6811.

“Board of Directors” means, as to any Person, the board of directors, board of managers or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity, and the term “directors” means members of the Board of Directors.

“Borrower” and “Borrowers” have the respective meanings assigned to such terms in the recitals to this Agreement. As of the Closing Date, the Borrowers are (a) Venator Materials LLC, a Delaware limited liability company, (b) Venator Chemicals LLC, a North Carolina limited liability company and (c) Venator Group Canada Inc., a Quebec corporation. Unless the context requires otherwise, each reference herein or in any other Loan Document to a determination made by a Borrower or the Borrowers, means and is a reference to a determination by Holdings.

“Borrower Materials” has the meaning assigned to such term in Section 9.04(1).

“Borrowing” means a group of Loans of a single Class made on a single date.

“Borrowing Base” means, at any time, an amount equal to the sum of the following:

(1)            85% of the Eligible Accounts; plus

(2)            the lesser of (i) 70% of the Cost of Eligible Inventory and (ii) 85% of the Net Orderly Liquidation Value of Eligible Inventory, provided that availability generated by Eligible Inventory pursuant to this clause (2) shall not exceed $65.0 million; less

(3)            Reserves.

“Borrowing Base Certificate” means a certificate signed by a Responsible Officer of Holdings, substantially in the form of Exhibit B (or another form acceptable to the Administrative Agent and Holdings) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof (including, to the extent Borrowers have received notice of any such Reserve from the Administrative Agent, any of the Reserves included in such calculation), all in such detail as is reasonably satisfactory to the Administrative Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate will be made by Holdings and certified to the Administrative Agent.

“Borrowing Request” means a request for a Borrowing, which shall be substantially in the form of Exhibit F (as updated to give effect to the provisions of this Agreement) or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Budget” has the meaning assigned to such term in Section 5.04(5).

“Business Day” means any day other than a Saturday, Sunday or other day on which the Administrative Agent or the NYFRB is closed.

“Canadian Blocked Person” means any Person that is a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any Canadian Economic Sanctions and Export Control Laws.

“Canadian Borrower” and “Canadian Borrowers” have the respective meanings assigned to such terms in the recitals hereto.

“Canadian Collateral Agreement” means the ABL Canadian Collateral Agreement dated as of the Closing Date, among the Canadian Loan Parties and the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Canadian Defined Benefit Plan” shall mean a pension plan for the purposes of any applicable pension benefits standards statute or regulation in Canada, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollars” refers to the lawful money of Canada.

“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

“Canadian Excluded Assets” means “Excluded Assets” as defined in the Canadian Collateral Agreement.

“Canadian Excluded Equity Interests” means “Excluded Equity Interests” as defined in the Canadian Collateral Agreement.

“Canadian Guarantor” means (1) each Wholly Owned Subsidiary of Holdings organized under the laws of Canada or any province or territory of Canada (other than any Excluded Subsidiary) on the Closing Date and (2) each Wholly Owned Subsidiary of Holdings organized under the laws of Canada or any province or territory of Canada that becomes, or is required to become, a party to the Canadian Security Documents after the Closing Date pursuant to Section 5.10.

“Canadian Limited Recourse Pledge Agreement” means the Deed of Hypothec on Securities dated as of the Closing Date, among Holdings Limited and the Collateral Agent, pursuant to which Holdings Limited shall pledge all of its Equity Interests in Venator Group Canada, Inc. to the Collateral Agent as more fully set forth therein, as amended, restated, supplemented or otherwise modified from time to time.

“Canadian Loan Parties” means the Canadian Borrowers and the Canadian Guarantors.

“Canadian Pension Plan” shall mean any pension plan required to be registered under Canadian federal, provincial or territorial law that is maintained or contributed to, or to which there is or may be an obligation to contribute, by a Loan Party, for its Canadian employees or former Canadian employees, but does not include the Canada Pension Plan or the Québec Pension Plan as maintained by the Government of Canada or the Province of Québec, respectively, or any similar plan maintained by any other province or territory.

“Canadian Pledged Collateral” means, collectively, (1) “Pledged Collateral” as defined in the Canadian Collateral Agreement and (2) any securities pledged under the Canadian Limited Recourse Pledge Agreement.

“Canadian Security Documents” means the collective reference to those documents on Schedule 1.01(2) governed by the laws of Canada or a province or territory thereof and each of the security agreements and other instruments and documents executed and delivered by any Canadian Loan Party pursuant thereto or pursuant to Section 5.10.

“Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any political subdivision thereof, and “Canadian Subsidiaries” means any two or more of them. Unless otherwise indicated in this Agreement, all references to Canadian Subsidiaries will mean Canadian Subsidiaries of the Borrowers.

“Capital Expenditures” means, for any period, the aggregate of all expenditures incurred by the Borrowers during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the consolidating statement of cash flows of the Borrowers for such period; provided that Capital Expenditures will not include:

(1)            expenditures to the extent they are made with (a) Equity Interests of any Parent Entity or (b) proceeds of the issuance of Equity Interests of, or a cash capital contribution to, Holdings after the Closing Date;

(2)            expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrowers or any Subsidiaries thereof;

(3)            expenditures that are accounted for as capital expenditures of the Borrowers and that actually are paid for by a third party (excluding any Borrower) and for which none of the Borrowers has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period) (it being understood that notwithstanding the foregoing, landlord financed improvements to leased real properties shall be excluded from “Capital Expenditures” pursuant to this clause (3));

(4)            the book value of any asset owned by the Borrowers prior to or during such period to the extent that such book value is included as a Capital Expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that any expenditure necessary in order to permit such asset to be reused will be included as a Capital Expenditure during the period that such expenditure is actually made;

(5)            the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (a) used or surplus equipment traded in at the time of such purchase or (b) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(6)            Investments in respect of a Permitted Acquisition;

(7)            the Transactions; or

(8)            the purchase of property, plant or equipment made within fifteen (15) months of the sale of any asset (other than inventory) to the extent purchased with the proceeds of Asset Sales (or, if not made within such period of fifteen (15) months, to the extent committed to be made during such period and actually made within a three-year period of such Asset Sale) that are not required to be applied to prepay Term Loans pursuant to Section 2.08 of the Term Loan Credit Agreement.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time will be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means:

(1)            in the case of a corporation or a company, corporate stock or share capital;

(2)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)            in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Dominion Event” means either of (a) the occurrence of an Event of Default, or (b) Excess Availability at any time being less than the greater of (i) $10.0 million and (ii) 12.5% of the Line Cap (calculated without giving effect to any Reserves maintained against the Borrowing Base).

“Cash Dominion Period” means the period commencing upon the occurrence of a Cash Dominion Event and continuing until the date that (a) no Event of Default shall be continuing and (b) Excess Availability is greater than or equal to the greater of (i) $10.0 million and (ii) 12.5% of the Line Cap (calculated without giving effect to any Reserves maintained against the Borrowing Base) for a period of at least twenty (20) consecutive calendar days.

“Cash Equivalents” means:

(1)            Dollars, Canadian Dollars, Japanese yen, pounds sterling, euros or any other national currency of any participating member of the European Union or, in the case of any Foreign Subsidiary, any local currencies held by it from time to time in the ordinary course of business and not for speculation;

(2)            direct obligations of the United States of America, the United Kingdom or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America, the United Kingdom or any member of the European Union or any agency thereof, in each case, with maturities not exceeding two years;

(3)            time deposits, eurodollar time deposits, certificates of deposit and money market deposits, in each case, with maturities not exceeding one year from the date of acquisition thereof, and overnight bank deposits, in each case, with any commercial bank having capital, surplus and undivided profits of not less than $250.0 million;

(4)            repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with a bank meeting the qualifications described in clause (3) above;

(5)            commercial paper or variable or fixed rate notes maturing not more than one year after the date of acquisition issued by a corporation rated at least “P-1” by Moody’s or “A-1” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(6)            securities with maturities of two (2) years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(7)            Indebtedness issued by Persons with a rating of at least “A 2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case, with maturities not exceeding one year from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(8)            Investments in money market funds with average maturities of twelve (12) months or less from the date of acquisition that are rated “Aaa3” by Moody’s and “AAA” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(9)            instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above customarily utilized in the countries where any such Person is located or in which such Investment is made; and

(10)            shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (1) through (9) above.

“Cash Management Bank” means any provider of Cash Management Services that, at the time such Cash Management Obligations were entered into was a Lender or an Affiliate of a Lender.

“Cash Management Obligations” means obligations owed by any Loan Party to any Cash Management Bank in respect of or in connection with Cash Management Services and designated by the Cash Management Bank and Holdings in writing to the Administrative Agent as “Cash Management Obligations” under this Agreement.

“Cash Management Services” means any treasury, depository, pooling, netting, overdraft, stored value card, purchase card (including so called “procurement card” or “P-card”), debit card, credit card, cash management, supply chain finance services (including, without limitation, trade payable services and supplier accounts receivables purchases) and similar services, merchant services constituting a line of credit and any automated clearing house transfer of funds.

“Cash Pooling Action” has the meaning assigned to such term in Section 6.11.

“CFC” means any “controlled foreign corporation” within the meaning of Section 957 of the Code owned by a U.S. Borrower. Notwithstanding anything to the contrary in this Agreement, the Canadian Borrower shall not be treated as a CFC.

“Change in Control” will be deemed to occur if, at any time, any of the following occurs:

(1)            any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, acquires Beneficial Ownership of Voting Stock of Holdings representing more than 35% of the aggregate ordinary voting power for the election of directors represented by the issued and outstanding Equity Interests of Holdings (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested), unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of the Borrower;

(2)            Holdings ceases to Beneficially Own, directly or indirectly, 100% of the issued and outstanding Equity Interests of Holdings Limited or any Borrower other than as a result of a transaction expressly permitted hereunder; or

(3)            a “Change in Control” (or any comparable term or provision) occurs under the Term Loan Credit Agreement.

“Change in Law” means:

(1)            the adoption of any law, treaty, rule or regulation after the Closing Date;

(2)            any change in law, treaty, rule or regulation or in the interpretation, administration, implementation or application thereof by any Governmental Authority after the Closing Date; or

(3)            compliance by any Lender (or, for purposes of Section 2.15(2), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority, made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case will be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Chapter 11 Cases” has the meaning assigned to such term in the recitals hereto.

“Chapter 11 Confirmation Order” shall mean the Order (I) Approving the Debtors’ Disclosure Statement Relating to the Joint Prepackaged Plan of Reorganization of Venator Materials PLC and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, (II) Confirming the Joint Prepackaged Plan of Reorganization of Venator Materials PLC and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (Further Technical Modifications), and (III) Granting Related Relief [Chapter 11 Case No. 23-90301 (DRJ), Docket No. 344], entered by the Bankruptcy Court confirming the Plan on July 25, 2023.

“Chapter 11 Confirmed Plan” shall mean that certain Joint Prepackaged Plan of Reorganization of Venator Materials PLC and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (Further Technical Modifications) confirmed on July 25, 2023 with respect to the jointly administered Chapter 11 Case No. 23-90301 (TXSB), Docket No. 1164, as amended, modified or supplemented, confirmed by the Chapter 11 Confirmation Order.

“Chapter 11 Debtor” and “Chapter 11 Debtors” has the meaning assigned to such term in the recitals hereto.

“Chapter 11 Reorganization Documents” shall mean the Chapter 11 Confirmed Plan and the Chapter 11 Confirmation Order.

“Charges” has the meaning assigned to such term in Section 10.09.

“Class” means (1) when used with respect to Commitments, refers to whether such Commitments are Revolving Facility Commitments or Incremental Commitments (of the same tranche), and (2) when used with respect to Loans or Borrowings, refers to whether such Loans or the Loans comprising such Borrowing are Revolving Loans or Swingline Loans.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.02 are satisfied (or waived in accordance with Section 10.08), which date is October 12, 2023.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Document; provided, that the Collateral shall not include any U.S. Excluded Assets or any Canadian Excluded Assets.

“Collateral Access Agreement” means a landlord waiver or other agreement, in a form as shall be reasonably satisfactory to the Collateral Agent, between the Collateral Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any premises where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Agent” means EBC, in its capacity as Collateral Agent for itself and the other Secured Parties, and any duly appointed successor in that capacity or, as applicable, such branches or affiliates of EBC as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacities and any duly appointed successor in such capacities.

“COMI” means the centre of main interests (as that term is used in Article 3(1) of the EU Insolvency Regulation).

“Commitment” means (1) with respect to each Lender, such Lender’s Revolving Facility Commitments and (2)  with respect to the Swingline Lender, its Swingline Commitments. On the Closing Date, the aggregate amount of Commitments is $100.0 million.

“Commitment Fee” has the meaning assigned to such term in Section 2.12(1).

“Commitment Fee Percentage” means a percentage per annum equal to 0.50%.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a compliance certificate, substantially in the form of Exhibit G or such other form that is approved by the Administrative Agent, signed by a Financial Officer of Holdings.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Total Assets” means, as of any date, the total assets of Holdings, the Borrowers and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, based upon the most recent quarter-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“continuing” means, with respect to any Default or Event of Default, that such Default has not been cured or waived or, in the case of an Event of Default, that has not been waived.

“Contribution Indebtedness” has the meaning assigned to such term in Section 6.01(16).

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004 (UK).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” will have correlative meanings.

“Cost” shall mean, as reasonably determined by the Administrative Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a specific identification or first in first out basis or (b) market value, provided that for purposes of the calculation of Borrowing Base, the cost of Inventory shall not include (A) the portion of the cost of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower, or (B) write ups or write downs in cost with respect to currency exchange rates.

“Covered Entity” means any of the following:

(i)              a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)             a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 10.17.

“Credit Event” has the meaning assigned to such term in Article IV.

“Debt Representative” means, with respect to any Indebtedness that is secured on a pari passu basis with, or on a junior basis to, the Revolving Facility Claims, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Debtor Relief Laws” means the Title 11 of the United States Code, the Insolvency Act 1986 (UK), the EU Insolvency Regulation, Part 26 of the Companies Act 2006, the Corporate Insolvency and Governance Act 2000, the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act, the Winding Up Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, receivership, interim receivership, proposal to creditors, insolvency, reorganization, winding up, restructuring plan or similar debtor relief laws of the United States, Canada, United Kingdom, or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which, but for the giving of notice, lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender (1) whose acts or failure to act, whether directly or indirectly, constitutes a Lender Default or (2) who has, or has a direct or indirect parent company that has become the subject of a Bail-In Action.

“Defaulting Lender Rate” means (a) for the first three days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans.

“Deposit Account” means any deposit account (as defined in Article 9 of the UCC, and shall include the meaning given to the term “Deposit Accounts” in any Canadian Security Document) held by any Loan Party.

“Designated Cash Management Obligations” means Cash Management Obligations that are designated by the Cash Management Bank and Holdings in writing to the Administrative Agent as “Designated Cash Management Obligations”.

“Designated Cash Management Reserve” means, as of any date, such reserves as the Administrative Agent determines in its Reasonable Credit Judgment to reflect (and in no event to exceed) the then aggregate outstanding cash management exposure of all Cash Management Banks to the relevant Loan Parties under all Cash Management Obligations.

“Designated Hedging Agreement” means Specified Hedge Agreements that are designated by the Qualified Counterparty and Holdings in writing to the Administrative Agent as a “Designated Hedging Agreement” and the Qualified Counterparty shall have provided the MTM value on the date of such designation.

“Designated Hedging Reserve” means, as of any date, such reserves as the Administrative Agent determines in its Reasonable Credit Judgment to reflect (and in no event to exceed) the then aggregate outstanding mark-to-market (“MTM”) exposure owed by the relevant Loan Parties to all Qualified Counterparties under all Designated Hedging Agreements. Such exposure shall be the sum of the positive aggregate MTM values to each Qualified Counterparty of all Designated Hedging Agreements with such Qualified Counterparty outstanding at the time of the relevant calculation. The aggregate MTM value to a Qualified Counterparty of all Designated Hedging Agreements with such Qualified Counterparty shall be calculated (1) on a net basis by taking into account the netting provision contained in the ISDA Master Agreement (or other similar agreement with netting provisions substantially similar to an ISDA Master Agreement) with such Qualified Counterparty and (2) if applicable, by taking into account any master netting agreement or arrangement in place among such Qualified Counterparty, any Subsidiary or Affiliate thereof that is also party to a Designated Hedging Agreement and the relevant Loan Party, in which case the positive aggregate MTM value of all relevant Designated Hedging Agreements to such Qualified Counterparty and such Subsidiaries or Affiliates who are parties to such master netting agreements shall be calculated in respect of all of the relevant Designated Hedging Agreements on a net basis across all such Designated Hedging Agreements, provided that Holdings (a) certifies to the Administrative Agent that such master netting agreement shall apply to all such Designated Hedging Agreements in all cases including upon the occurrence of an event of default by the relevant Loan Party in respect of any such Designated Hedging Agreement and (b) upon request, provides to the Administrative Agent a copy of the master netting agreement. In calculating the positive aggregate MTM value to a Qualified Counterparty, the value of collateral posted to such Qualified Counterparty in respect of such Designated Hedging Agreements shall be taken into account, such that the value of such collateral shall reduce the MTM value of such Designated Hedging Agreements that is out-of-the-money to the relevant Loan Party by an amount equal to (i) the amount of cash collateral or (ii) the value of non-cash collateral with such value as determined by the relevant Qualified Counterparty or the relevant valuation agent in accordance with the relevant credit support annex or other collateral agreement (for the avoidance of doubt, taking into account any haircut provision applicable to such non-cash collateral), provided that Holdings shall provide any supporting documentation for such value as may be reasonably requested by the Administrative Agent. For the avoidance of doubt, if the MTM value of all Designated Hedging Agreements with a Qualified Counterparty is a negative amount to such Qualified Counterparty (i.e., if all such Designated Hedging Agreements with such Qualified Counterparty are in-the-money to the relevant Loan Party on a net basis), such MTM value shall be treated as zero in calculating the amount of the Designated Hedging Reserves. The MTM value of a Designated Hedging Agreement for this purpose shall be calculated and provided to the Administrative Agent, the relevant Loan Party and Holdings together with the supporting calculations therefor promptly (but in any case not later than three Business Days) following (x) the last calendar day of each calendar month and (y) such other date on which a request was made by the Administrative Agent, the relevant Loan Party or Holdings, as applicable, for such MTM value, which shall be used by the Administrative Agent in calculating the relevant portion of the Designated Hedging Reserves. If a Qualified Counterparty fails to provide the MTM value of a Designated Hedging Agreement within the relevant timeframe specified above, then the Administrative Agent (I) shall give Holdings notice thereof within three Business Days from the date such Qualified Counterparty was required to provide such MTM value and (II) may (but is not obligated to) provide, upon receiving from Holdings or the relevant Loan Party all of the information reasonably determined by the Administrative Agent as being necessary to determine the MTM value of the relevant Designated Hedging Agreement, a proposed MTM value of the relevant Designated Hedging Agreement within such three Business Day period. If the Administrative Agent agrees to provide such a proposed MTM value and Holdings does not notify the Administrative Agent within three Business Days from receipt thereof that it does not agree with such MTM value, then the Administrative Agent shall use such MTM value in calculating the relevant portion of the Designated Hedging Reserves.

“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits (including all volume discounts, trade discounts and rebates) that are recorded to reduce Accounts of the Borrowers in a manner consistent with current and historical accounting practices of the Borrowers.

“Dilution Ratio” means, at any time, the amount (expressed as a percentage), calculated in connection with the delivery of any Borrowing Base Certificate, equal to (a) (1) the aggregate amount of the applicable Dilution Factors in respect of the Accounts of the Borrowers for the 12 most recently ended fiscal months divided by (2) total gross sales of the Borrowers for such 12 most recently ended fiscal months minus (b) 5.0%; provided that if, on any date, the Dilution Ratio is less than 0%, the Dilution Ratio on such date shall be deemed to be zero.

“Dilution Reserve” means, at any date, the product of (1) the applicable Dilution Ratio at such time multiplied by (2) the aggregate amount of Eligible Accounts at such time.

“Discharge of ABL Revolving Claims” means “Discharge of ABL Revolving Claims” as defined in the Intercreditor Agreement.

“Disinterested Director” means, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Institution” means (a) competitors of Holdings and its subsidiaries, in each case identified in writing by the Borrowers to the Administrative Agent from time to time, (b) financial institutions previously designated in writing by Holdings to the Administrative Agent on or prior to the Closing Date and (c) any affiliates of any such competitors or institutions reasonably identifiable as affiliates solely on the basis of the similarity of their names (other than bona fide fixed income investors or debt funds) or identified by the Borrowers in writing to the Administrative Agent from time to time (it being understood that any update pursuant to clause (a) or clause (c) above shall not become effective until the Business Day following the Administrative Agent’s and the Lenders’ receipt of such notice, and, in any event, shall not apply retroactively or to any entity that (i) has previously acquired commitments, loans or participation otherwise permitted under the Revolving Facility, (ii) is party to a pending trade with respect to commitments, loans or participation under the Revolving Facility as of the date of such notice or (iii) that becomes a competitor of Holdings before becoming a Disqualified Institution). For the avoidance of doubt, any Borrower may remove Persons from the list of Disqualified Institutions and such Persons shall no longer constitute a Disqualified Institution.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are redeemable or exchangeable at the option of the holder thereof), or upon the happening of any event or condition:

(1)            mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments);

(2)            are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part;

(3)            provide for the scheduled payments of dividends in cash; or

(4)            either mandatorily or at the option of the holders thereof, are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the earlier of:

(a)             the Maturity Date; and

(b)             the Termination Date;

provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interests will not constitute Disqualified Stock solely because they may be required to be repurchased by Holdings or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Distressed Person” has the meaning assigned to such term in the definition of “Lender-Related Distress Event”.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Documentation Agent” means EBC in its capacity as Documentation Agent.

“Dollars” or “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Holdings that is organized under the laws of the United States or any political subdivision thereof, and “Domestic Subsidiaries” means any two or more of them. Unless otherwise indicated in this Agreement, all references to Domestic Subsidiaries will mean Domestic Subsidiaries of the Borrowers.

“Dominion Accounts” shall mean Blocked Account(s) which are maintained by the Borrowers solely and exclusively for the collection of Accounts and proceeds of other ABL Priority Collateral in accordance with Section 5.11.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

“Early Termination Fee” has the meaning assigned to such term in the Fee Letter.

“EBC” means Eclipse Business Credit LLC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Accounts” means all Accounts of the Borrowers that constitute proceeds from the sale or disposition of Inventory or the provision of services in the ordinary course of business and that are reflected in the most recent Borrowing Base Certificate, except any Account with respect to which any of the exclusionary criteria set forth below applies.

No Account will be an Eligible Account if:

(1)            with respect to an Account:

(a)            of Akzo Nobel and PPG Industries only, such Account has been outstanding for more than (x) 180 days after the original invoice date or more than 60 days after the original due date relating to such invoice (in an amount not to exceed $10.0 million (after giving effect to any advance rate) for any such Accounts due between 90 and 180 days of the original invoice date) or (y) has a scheduled due date that is more than 90 days from the current date

(b)            of all other Account Debtors, such Account has been outstanding for more than 90 days after the original invoice date or more than 60 days after the original due date relating to such invoice or has a scheduled due date that is more than 90 days from the current date, provided that in determining the aggregate amount from the same Account Debtor that is unpaid hereunder such amount shall be the gross amount due in respect of the applicable Accounts without giving effect to any net credit balances;

(2)            [reserved];

(3)            such Account is owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (1) above;

(4)            such Account is owed by an Account Debtor that is an Affiliate of any Loan Party or an employee or agent (including any commission agent) of any Loan Party or any Affiliate of any Loan Party or arises out of a sale made or services rendered by the applicable Loan Party to a direct or indirect parent or Subsidiary of such Loan Party;

(5)            such Account is payable other than in Dollars or Canadian Dollars;

(6)            such Account is owed by an Account Debtor who is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States or any other Governmental Authority not covered by clause (i), or (iii) the federal government of Canada, unless the Financial Administration Act (Canada), as amended, has been complied with to the Administrative Agent’s satisfaction;

(7)            such Account is owed by any Account Debtor whose total obligations owing to Loan Parties exceed 10% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

(8)            such Account is not subject to the first priority (subject to Liens permitted under Section 6.02(9), 6.02(11), 6.02(12) or 6.02(18) that as a matter of law have priority over the Collateral Agent’s Lien, in respect of which the Administrative Agent may establish a Reserve in its Reasonable Credit Judgment), valid and perfected Lien of the Collateral Agent as to such Account; provided, that any agreed deferment of the notifications in connection with the Liens will not prevent the Accounts from qualifying as Eligible Accounts.

(9)            such Account is subject to a retention of title right or a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (a) Liens granted to the Collateral Agent, for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, (b) a Lien permitted under Section 6.02(9), 6.02(11), 6.02(12) or 6.02(18) or other Permitted Lien arising by operation of law, or (c) a junior Lien permitted under Section 6.02(1) or 6.02(22));

(10)          (i) such Account does not constitute the legal, valid and binding obligation of the applicable Account Debtor enforceable in accordance with its terms, (ii) such Account arises in a transaction wherein the goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional;

(11)          such Account is disputed, or a claim, counterclaim, discount, deduction, reserve, allowance, rebate, recoupment, offset has been asserted with respect thereto by the applicable Account Debtor (in each case, only to the extent of the relevant dispute, claim, counterclaim, discount, deduction, reserve, allowance, rebate, recoupment, or offset);

(12)          such Account is owed by an Account Debtor that is subject to a bankruptcy proceeding of the type specified in Section 8.01(8) or (9) or that is liquidating, dissolving or winding up its affairs or otherwise deemed not creditworthy by the Administrative Agent in its Reasonable Credit Judgment;

(13)          such Account does not conform with a covenant or representation in any material respect contained in this Agreement or the applicable Security Documents as to such Account;

(14)          unless otherwise agreed by the Administrative Agent, the Account Debtor is organized or has its principal offices or principal place of business outside the United States or Canada, unless, in each case, such Account is backed by credit insurance satisfactory to the Administrative Agent or a letter of credit acceptable to the Administrative Agent which is in the possession of, is directly drawable by the Administrative Agent and, with respect to which the Administrative Agent has “control” as defined in Section 9-107 of the UCC or the equivalent concept in each applicable jurisdiction;

(15)          such Account was created on cash on delivery terms;

(16)          the Account Debtor on such Account or any of its Affiliates is also a supplier to or creditor of any applicable Loan Party (but only to the extent that such Affiliate has contractual rights of offset and to the extent of such applicable offset) unless such Account Debtor has executed a no-offset letter in a form reasonably satisfactory to the Collateral Agent;

(17)          such Account consists of sundry receivables (including with respect to tax payments) or is subject to a pending credit memo that has not been fully processed;

(18)          the goods giving rise to such Account have not been shipped to the Account Debtor or the services giving rise to such Account have not been performed by such Borrower or if such Account was invoiced more than once;

(19)          such Account is owed by any Account Debtor which has sold all or substantially all of its assets;

(20)          [reserved];

(21)          such Account is evidenced by Chattel Paper or an Instrument (each as defined in the applicable Security Document) of any kind and such Chattel Paper or Instrument has not been pledged and delivered to the Collateral Agent under the Security Documents, or has been reduced to judgment;

(22)          such Account is owed by any Account Debtor that is subject to Sanctions; or

(23)          such Account includes a billing for interest, fees or late charges, but ineligibility will be limited to the extent thereof.

In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash and shall exclude any unreconciled variance in amounts. If any Account at any time ceases to be an Eligible Account, then such Account will immediately be excluded from the calculation of the Borrowing Base; provided that:

(i)             if any Account ceases to be an Eligible Account because of the adjustment of, or imposition of new, exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Account from the Borrowing Base until five (5) Business Days following the date on which the Administrative Agent gives notice to Holdings of such ineligibility, and

(ii)            upon such notice, the Borrowers shall not be permitted to borrow any Loans or have any Letters of Credit issued so as to exceed the Borrowing Base after giving effect to such adjustment or imposition of new exclusionary criteria.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in each case, in its Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the necessary approvals set forth in Section 10.08 in the case of adjustments or new criteria which have the effect of making more credit available than would have been available based upon the criteria in effect on the Closing Date.

“Eligible Inventory” means all Inventory of the Borrowers reflected in the most recent Borrowing Base Certificate, except any Inventory with respect to which any of the exclusionary criteria set forth below applies.

No item of Inventory will be Eligible Inventory if such item:

(1)            is not subject to the first priority (subject to Liens permitted under Section 6.02(9), 6.02(11), 6.02(12) or 6.02(18) that as a matter of law have priority over the Collateral Agent’s Lien, in respect of which the Administrative Agent may establish a Reserve in its Reasonable Credit Judgment), valid and perfected Lien of the Collateral Agent as to such Inventory;

(2)            a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (a) Liens granted to the Collateral Agent, for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, (b) a Lien permitted under Section 6.02(9), 6.02(11), 6.02(12), 6.02(18), or 6.02(24) or other Permitted Lien arising by operation of law, or (c) a junior Lien permitted under Section 6.02(1), 6.02(22), 6.02(33) or 6.02(34));

(3)            is slow moving, obsolete, unmerchantable, defective, excess, expired, withdrawn (no longer manufactured by a Loan Party but continued to be sold), returned, a trial product, used, substandard or unfit for sale;

(4)            does not conform in all material respects to the representations and warranties contained in this Agreement or applicable Security Documents;

(5)            is not directly owned only by one or more Borrowers;

(6)            is not located in the United States or Canada;

(7)            is located at any location leased by a Borrower unless (x) the lessor has delivered to the Collateral Agent a Collateral Access Agreement as to such location, (y) the Administrative Agent has given its prior consent thereto or (z) a Reserve for rent, charges, and other amounts due or to become due with respect to such location has been established by the Administrative Agent in its Reasonable Credit Judgment thereto (which shall in any event not exceed the applicable Rent Reserve);

(8)            is located in any third-party warehouse or is in the possession of a bailee (other than a third-party processor) and is not evidenced by a Document (as defined in Article 9 of the UCC) or “document of title” (as defined in the PPSA), unless (x) the warehouseman or bailee has delivered to the Collateral Agent a Collateral Access Agreement as to such location, (y) the Administrative Agent has given its prior consent thereto or (z) an appropriate Reserve (including for rent, charges and other amounts due or to become due with respect to such location) has been established by the Administrative Agent in its Reasonable Credit Judgment (which shall in any event not exceed the applicable Rent Reserve);

(9)            is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(10)          is the subject of a consignment by any Borrower as consignor;

(11)          contains or bears any intellectual property rights licensed to any Loan Party by any Person other than a Loan Party unless the Collateral Agent is reasonably satisfied that it may sell or otherwise dispose of such Inventory without (a) infringing the rights of such licensor, (b) violating any contract with such licensor, or (c) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement relating thereto;

(12)          is a discontinued product or component thereof;

(13)          is in transit;

(14)          has been acquired from a Sanctioned Person or is otherwise a target of Sanctions;

(15)          is designated at “backflush” or is awaiting categorization;

(16)          have failed inspection and/or is held in quarantine;

(17)          is defective or damaged, has been blocked from use, has been deemed by a Loan Party to require rework or is being held for quality control purposes;

(18)          is used to produce materials solely for a Joint Venture or is for sale to a Joint Venture (provided that Inventory of the Venator Chemicals LLC (previously known as Chemicals Specialties LLC) in an amount not to exceed $10.0 million shall not be excluded by this clause (18) to the extent such Inventory is used in the production of materials for sale to Viance, LLC);

(19)          is Inventory in relation to which (a) any contract or related documentation (such as invoices or purchase orders) relating to such Inventory includes retention of title rights in favor of the vendor or supplier thereof, or (b) under applicable governing laws, retention of title may be imposed unilaterally by the vendor or supplier thereof; provided that Inventory which may be subject to any rights of retention of title shall not be excluded from Eligible Inventory solely pursuant to this clause in the event that the Administrative Agent shall have received evidence satisfactory to it that the full purchase price of such Inventory has, or will have, been paid prior, or upon the delivery of, such Inventory to the relevant Loan Party;

(20)          constitutes intercompany profit;

(21)          constitutes operating supplies, packaging or shipping materials, cartons, repair parts, labels or miscellaneous spare parts or other such materials not considered for sale in the ordinary course of business or is designated as consumable;

(22)          is work-in-process; or

(23)          is perishable.

In determining the amount to be included, Eligible Inventory shall be calculated to exclude cost corrections and adjustments, reallocations of cost, unreconciled variances, overstatements and errors in cost input. If any Inventory at any time ceases to be Eligible Inventory, such Inventory will immediately be excluded from the calculation of the Borrowing Base; provided, that:

(i)              if any Inventory ceases to be Eligible Inventory because of the adjustment of, or imposition of new, exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Inventory from the Borrowing Base until five (5) Business Days following the date on which the Administrative Agent gives notice to the Borrowers of such ineligibility, and

(ii)             upon such notice, the Borrowers shall not be permitted to borrow any Loans or have any Letters of Credit issued so as to exceed the Line Cap after giving effect to such adjustment or imposition of new exclusionary criteria.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in each case, its Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the necessary approvals set forth in Section 10.08 in the case of adjustments or new criteria which have the effect of making more credit available than would be available based upon the criteria in effect on the Closing Date.

“Enhanced Reporting Event” means either of (a) the occurrence of an Event of Default, or (b) Excess Availability at any time being less than the greater of (i) $10.0 million and (ii) 15.0% of the Line Cap (calculated without giving effect to any Reserves maintained against the Borrowing Base).

“Enhanced Reporting Period” means the period commencing upon the occurrence of, and during the continuation of, an Enhanced Reporting Event, and continuing until the date that (a) no Event of Default shall be continuing and (b) Excess Availability is greater than or equal to the greater of (i) $10.0 million and (ii) 15.0% of the Line Cap (calculated without giving effect to any Reserves maintained against the Borrowing Base) for a period of at least 20 consecutive calendar days.

“Environment” means the indoor and outdoor environment, including ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, and natural resources such as flora and fauna.

“Environmental Laws” means all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, binding agreements and final, binding decrees or judgments, in each case, promulgated or entered into by or with any Governmental Authority, relating in any way to the pollution or protection of the Environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any harmful or deleterious substance or to occupational health and safety matters (to the extent relating to the Environment or exposure to harmful or deleterious substances).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code or any entity, whether or not incorporated, that is under common control with Holdings or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means:

(1)            a Reportable Event, or the requirements of Section 4043(b) of ERISA apply, with respect to a Plan;

(2)            a withdrawal by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or any Borrower, any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or any Borrower, any ERISA Affiliate that is treated as a termination under Section 4062(e) of ERISA;

(3)            a complete or partial withdrawal by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or any Borrower, any ERISA Affiliate from a Multiemployer Plan, receipt of written notification by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or any Borrower, any ERISA Affiliate concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA or endangered or in critical status within the meaning of Section 305 of ERISA;

(4)            the provision by a Plan administrator or the PBGC of notice of intent to terminate a Plan, to appoint a trustee to administer a Plan, the treatment of a Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan;

(5)            the incurrence by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or any Borrower, any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA;

(6)            the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Plan;

(7)            the imposition of a lien under Section 303(k) of ERISA with respect to any Plan; and

(8)            a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Insolvency Regulation” means the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excess Availability” means, at any time, (1) the Line Cap at such time minus (2) the Revolving Facility Credit Exposure at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means any Deposit Account, securities account, commodity account or any other deposit account of any Loan Party (and all cash, Cash Equivalents and other securities or investments credited thereto or deposited therein):

(1)            that does not have an individual balance in excess of $300,000 or an aggregate balance, together with each other account described in this clause (1), in excess of $1.0 million;

(2)            the balance of which is swept at the end of each Business Day into a deposit account, securities account or commodity account subject to a Blocked Account Agreement, so long as such daily sweep is not terminated or modified (other than to provide that the balance in such deposit account, securities account or commodity account is swept into another deposit account, securities account or commodity account subject to a Blocked Account Agreement) without the consent of the Collateral Agent;

(3)            that is a Trust Account;

(4)            that solely holds Term Priority Collateral; or

(5)            to the extent that it is cash collateral for letters of credit (other than Letters of Credit) to the extent permitted hereunder.

“Excluded Contributions” means, as of any date, the aggregate amount of the Net Cash Proceeds and Cash Equivalents, together with the aggregate fair market value (determined in good faith by a Responsible Officer of Holdings) of other assets that are used or useful in a business permitted under Section 6.08, received by Holdings after the Closing Date from:

(1)            contributions to its common equity capital; or

(2)            the sale of Capital Stock of Holdings;

in each case, designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of Holdings on the date such contribution is made or such Capital Stock is sold, less the aggregate amount of Investments made pursuant to Section 6.04(28), in each case prior to such date; provided that the proceeds of Disqualified Stock and any Net Cash Proceeds that are used prior to such date (A) to make Restricted Payments under Section 6.06(1) or Section 6.06(2)(b) or (B) for Contribution Indebtedness, will not be treated as Excluded Contributions.

“Excluded Subsidiary” means any:

(1)            Immaterial Subsidiary;

(2)            Subsidiary that is not a Wholly Owned Subsidiary of Holdings or the Borrowers;

(3)            CFC;

(4)            FSHCO;

(5)            Subsidiary of a CFC or FSHCO;

(6)            Subsidiary that is not either (i) a Domestic Subsidiary or (ii) a Canadian Subsidiary; and

(7)            Subsidiary if acting as a Guarantor, or its Guarantee, would, and only so long as it would, (a) be prohibited by law or regulation or by any contractual obligation existing on the (but not incurred in anticipation of) Closing Date or on the date such subsidiary is acquired or organized (as long as, in the case of an acquisition of a subsidiary, such prohibition did not arise as part of such acquisition) or (b) require a governmental or regulatory consent, approval, license or authorization (unless such consent, approval, license or authorization has been received).

in each case, unless Holdings determines in its sole discretion, upon notice to the Administrative Agent, that any of the foregoing Persons (other than a Subsidiary that is not a Wholly Owned Subsidiary of Holdings) should not be an Excluded Subsidiary. Notwithstanding the foregoing, a Subsidiary may be an Excluded Subsidiary in circumstances where Holdings and the Administrative Agent reasonably agree that any of the cost, difficulty, burden or consequences of such Subsidiary providing a Guarantee of the Obligations is excessive in relation to the value afforded thereby. In addition, notwithstanding anything to the contrary in this definition, in no event shall Holdings Limited be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of any Loan Party under the Loan Documents:

(1)            Taxes imposed on or measured by its net income (however denominated) or franchise Taxes imposed in lieu of net income Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office, principal place of business or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes;

(2)            in the case of a Lender, any withholding Tax imposed on amounts payable hereunder to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request under Section 2.19) or (b) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office;

(3)            Taxes that are attributable to such Recipient’s failure to comply with Section 2.17(6), Section 2.17(7) or Section 2.17(8); and

(4)            any withholding Taxes imposed under FATCA.

“Existing Indebtedness” means all indebtedness of Holdings and its Subsidiaries under the Existing Indebtedness Agreements.

“Existing Indebtedness Agreements” means, collectively, that certain:

(1)            Senior Secured Superpriority Debtor-In-Possession Term Loan Credit Agreement, dated as of May 18, 2023, by and among the Chapter 11 Debtors party thereto, as borrowers or guarantors, Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, and the lenders party thereto, as may be amended and in effect immediately prior to the consummation of the Transactions;

(2)            Term Loan Credit Agreement, dated as of August 8, 2017, by and among Holdings, each borrower from time to time party thereto, the lenders from time to time party thereto, Acquiom Agency Services LLC and Seaport Loan Products LLC, as administrative agent, and Acquiom Agency Services LLC as collateral agent, as may be amended and in effect immediately prior to the consummation of the Transactions;

(3)            Amended and Restated Revolving Credit Agreement, dated as of October 15, 2021, among Holdings, each borrower from time to time party thereto, the lenders and issuing banks from time to time party thereto and JPMorgan Chase Bank, N.A. as administrative agent and collateral agent, as may be amended and in effect immediately prior to the consummation of the Transactions;

(4)            Indenture, dated as of May 22, 2020, between Venator Finance S.à.r.l, as co-issuer, Venator Materials LLC, as co-issuer, and Wilmington Trust, National Association, as trustee, as may be amended and in effect immediately prior to the consummation of the Transactions; and

(5)            Indenture, dated as of July 14, 2017 (the “Pre-Petition Unsecured Notes”), between Venator Finance S.à.r.l., as co-issuer, Venator Materials LLC, as co-issuer, and Computershare Trust Company, National Association, as trustee, as may be amended and in effect immediately prior to the consummation of the Transactions.

“Existing Letters of Credit” means those Letters of Credit described on Schedule 1.01(1) hereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning assigned to such term in Section 3.20(3).

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds rate, provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means the fee letter, dated as of the Closing Date, among the Administrative Agent and the Borrowers (as amended, restated, amended and restated, supplemented or otherwise modified).

“Fees” means the Commitment Fees, the Letter of Credit Fees and all other fees set forth in the Fee Letter (including the Early Termination Fee, if applicable), this Agreement and any other Loan Document.

“Financial Officer” means, with respect to any Person, the chief financial officer, president, principal accounting officer, director of financial services, treasurer, assistant treasurer or controller of such Person or any other senior officer or director with equivalent duties.

“Financial Support Direction” shall mean a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004 (UK).

“Fixed Amounts” has the meaning assigned to such term in Section 1.07(3).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially. For the avoidance of doubt, the initial Floor shall be 2.00% per annum.

“Foreign Lender” means any Lender or Issuing Bank that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each state thereof and the District of Columbia will be deemed to constitute a single jurisdiction.

“Foreign Security Documents” means the Canadian Security Documents and the U.K. Security Documents, including those documents set forth on Schedule 1.01(2).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (1) with respect to the non-Defaulting Lenders that constitute Revolving Lenders, such Defaulting Lender’s Revolving Facility Percentage of the outstanding Letter of Credit Exposure, other than Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to non-Defaulting Lenders or cash collateralized or backstopped in accordance with the terms hereof, and (2) with respect to the non-Defaulting Lenders that constitute Swingline Lenders, such Defaulting Lender’s Revolving Facility Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to the non-Defaulting Lenders in accordance with the terms hereof.

“FSHCO” means any Subsidiary of a U.S. Borrower, substantially all of the assets of which consist of Equity Interests or Indebtedness of one or more CFCs or FSHCOs.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies).

Notwithstanding anything to the contrary above or in the definition of “Capital Lease Obligations” or “Capital Expenditures”, in the event of a change under GAAP (or the application thereof) requiring any leases to be capitalized that are not required to be capitalized as of the Closing Date, only those leases that would result or would have resulted in Capital Lease Obligations or Capital Expenditures on the Closing Date (assuming for purposes hereof that they were in existence on the Closing Date) will be considered capital leases and all calculations under this Agreement will be made in accordance therewith.

“Global Intercompany Note” means that certain Global Intercompany Note, dated as of the Closing Date, among the Borrowers, Holdings and each of their Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, local, national, transnational, foreign or other governmental department, commission, board, tribunal, bureau, ministry, court, agency, authority, instrumentality or regulatory, legislative, judicial or arbitral body, or other law, rule or regulation-making entity, or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court.

“Guarantee” of or by any Person (the “guarantor”) means:

(1)            any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:

(a)            to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligations;

(b)            to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(c)            to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation;

(d)            entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part); or

(e)            as an account party in respect of any letter of credit, bank guarantee or other letter of credit guaranty issued to support such Indebtedness or other obligation; or

(2)            any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor;

provided, that the term “Guarantee” will not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee will be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith, subject to any local limitations as set forth in this Agreement.

“Guarantor” means the U.S. Guarantors and the Canadian Guarantors. As of the Closing Date, the Guarantors are listed on Schedule 1.01(3).

“Guaranty” means, individually or collectively, as the context may require, each guaranty made by a Guarantor in favor of the Administrative Agent on behalf of the Secured Parties, in form and substance reasonably satisfactory to the Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum byproducts or distillates, friable asbestos or friable asbestos-containing materials, polychlorinated biphenyls or radon gas, in each case, that are regulated or would reasonably be expected to give rise to liability under any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries will be a Hedge Agreement.

“Hilco Reserve” means a reserve in an amount not to exceed $3.0 million until such time as the Administrative Agent receives a field examination in accordance with this Agreement that is satisfactory to the Administrative Agent in its Reasonable Credit Judgment.

“Holdings” has the meaning assigned to such term in the preamble hereto.

“Holdings Limited” means Venator P&A Holdings UK Limited, a limited company incorporated in England and Wales with company number 03767080.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means, as of any date, any Subsidiary that (1) did not, as of the last day of the most recent fiscal quarter of Holdings for which Required Financial Statements have been delivered (or were required to be delivered), have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of Holdings and its Subsidiaries for the period of four (4) consecutive fiscal quarters for which Required Financial Statements have been delivered (or were required to be delivered), calculated on a consolidated basis in accordance with GAAP; and (2) taken together with all Immaterial Subsidiaries as of the last day of the most recent fiscal quarter of Holdings for which Required Financial Statements have been delivered (or were required to be delivered), did not have assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of Holdings and its Subsidiaries on a consolidated basis for such four-quarter period.

“Incremental Commitments” has the meaning assigned to such term in Section 2.21(1).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.21(6)(a).

“Incremental Lenders” has the meaning assigned to such term in Section 2.21(5).

“Incremental Revolving Facility Increase” has the meaning assigned to such term in Section 2.21(1).

“Incurrence Based Amounts” has the meaning assigned to such term in Section 1.07(3).

“Indebtedness” means, with respect to any Person, without duplication:

(1)            all obligations of such Person for borrowed money;

(2)            all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(3)            all obligations of such Person under conditional sale or title retention agreements relating to property or assets purchased by such Person;

(4)            all obligations of such Person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;

(5)            all Capital Lease Obligations of such Person;

(6)            all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements;

(7)            the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and bank guarantees;

(8)            the principal component of all obligations of such Person in respect of bankers’ acceptances;

(9)            all Guarantees by such Person of Indebtedness described in clauses (1) through (8) above;

(10)         to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); and

(11)          the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock);

provided that Indebtedness will not include:

(a)            (x) trade payables and accrued expenses not more than 90 days past due and (y) solely for purposes of the definition of “Material Indebtedness”, intercompany liabilities arising in the ordinary course of business;

(b)            prepaid or deferred revenue arising in the ordinary course of business;

(c)            purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset; or

(d)           earn-out obligations until such obligations are not paid after becoming due and payable.

The Indebtedness of any Person will include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” means (1) all Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document; and (2) to the extent not otherwise described in clause (1), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.05(2).

“Initial Lender” means each financial institution listed on Schedule 2.01.

“Intellectual Property Rights” means all rights in, to, and under all Intellectual Property (as defined in each of the U.S. Collateral Agreement and the Canadian Collateral Agreement).

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, by and among, among others, the Agents, the Term Loan Agent, Holdings and the other Loan Parties pursuant to this Agreement and the Term Loan Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” means (1) the first day of each calendar month, (2) the date of each repayment of Loans in accordance with Sections 2.10 and 2.11 and (3) the earlier of the Maturity Date and the Termination Date.

“Inventory” means, with respect to a Person, all of such Person’s now owned and hereafter acquired inventory (as defined in the UCC, and shall include the meaning given to the term “Inventory” in any Foreign Security Document), goods and merchandise, wherever located, in each case, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, and supplies of any kind, nature or description which are used or consumed in such Person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise and other property, and all documents of title or other documents representing the foregoing.

“Inventory Reserves” means reserves against Inventory established in the Administrative Agent’s Reasonable Credit Judgment (without duplication, including duplication as a result of Inventory being otherwise ineligible) equal to the sum of the following:

(1)            Shrink Reserves (if applicable);

(2)            a reserve determined by the Administrative Agent for Inventory that is discontinued, obsolete, unmerchantable, defective or unfit for sale;

(3)            a reserve for Inventory which is designated to be returned to vendor or which is recognized as damaged or off quality or not to customer specifications by a Borrower; and

(4)            any other reserve as deemed appropriate by the Administrative Agent in its Reasonable Credit Judgment, from time to time.

“Investment” has the meaning assigned to such term in Section 6.04.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P (or reasonably equivalent ratings of another internationally recognized rating agency).

“Investment Grade Securities” means:

(1)            securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)            securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings, the Borrowers and the Subsidiaries;

(3)            corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition; and

(4)            investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Wells Fargo Bank, National Association, BMO, Capital One, CIBC, and/or any other Person that, at the request of a Borrower and with the prior written consent of the Administrative Agent, agrees, in such Person’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.05.

“ITA” means the Income Tax Act (Canada) and the regulations thereunder, as amended.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of Holdings, Borrowers or any of the Borrowers’ Subsidiaries and (b) any Person in whom Holdings, the Borrowers or any of the Borrowers’ Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“Junior Financing” means (1) any Indebtedness permitted to be incurred hereunder that is contractually subordinated in right of payment to the Obligations or secured by Liens that are contractually subordinated to the Liens securing the Obligations (other than the Term Loan Obligations), (2) any unsecured Indebtedness for borrowed money (other than unsecured Indebtedness in a principal amount not exceeding $1.0 million in the aggregate over the term of this Agreement) or (3) any Permitted Refinancing Indebtedness in respect of any of the foregoing.

“Junior Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement reasonably satisfactory to the Administrative Agent. Upon the request of the Administrative Agent, the Administrative Agent and Collateral Agent will execute and deliver a Junior Lien Intercreditor Agreement with the Loan Parties and one or more Debt Representatives for Indebtedness permitted hereunder that is permitted to be secured on a junior basis to the Loans.

“LCA Election” has the meaning assigned to such term in Section 1.07(2).

“LCA Test Date” has the meaning assigned to such term in Section 1.07(2).

“Legal Reservations” means:

(1)            the principle that enforceability may be limited by applicable bankruptcy, insolvency, pre-insolvency proceedings, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(2)            the time barring of claims under any applicable law of any Relevant Jurisdiction, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void, the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence or similar reasons and defenses of set-off or counterclaim and similar principles, rights, defenses and limitations under the laws of any applicable jurisdiction;

(3)            the principle that in certain circumstances Liens granted by way of fixed charge may be re-characterized as a floating charge or that Liens purported to be constituted as an assignment may be re-characterized as a charge;

(4)            the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and therefore void;

(5)            the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(6)            the principle that the creation or purported creation of a Lien over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which a Lien has purportedly been created;

(7)            implied covenants of good faith and fair dealing;

(8)            similar principles, rights and defenses under the laws of any Relevant Jurisdiction; and

(9)            any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions delivered pursuant to this Agreement.

“Lender” means each Person having a Commitment as set forth on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any Person that becomes a Lender hereunder pursuant to an Assignment and Acceptance in accordance with Section 10.04 and any Additional Lender. Unless the context otherwise requires, the terms “Lender” and “Lenders” shall include the Swingline Lender.

“Lender Default” means:

(1)            the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any Borrowing or reimbursement obligations, which refusal or failure is not cured within two (2) Business Days after the date of such refusal or failure, unless such Lender notifies the Administrative Agent and Holdings in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied;

(2)            the failure of any Lender to pay over to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due;

(3)            the failure of any Lender within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations under the Revolving Facility; provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (3) upon receipt of such written confirmation by the Administrative Agent and Holdings;

(4)            any Lender has notified Holdings or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Revolving Facility or under other similar agreements in which it commits to extend credit;

(5)            any Lender has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action; or

(6)            the admission by any Lender in writing that it is insolvent or such Lender becoming subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly controls a Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, administrator, receiver, interim receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation or Bail-In Action, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event will not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Lending Office” means, as to any Lender or Issuing Bank, the applicable branch, office or Affiliate of such Lender or Issuing Bank designated by such Lender or Issuing Bank to make Loans or to issue Letters of Credit.

“Letter of Credit” a letter of credit (as that term is defined in the UCC) issued by the Issuing Bank pursuant to Section 2.05.

“Letter of Credit Collateralization” means any of the following:

(1)            providing cash collateral (pursuant to documentation reasonably satisfactory to the Administrative Agent (including that the Administrative Agent has a first priority perfected Lien in such cash collateral), including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.05(11) (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by the Administrative Agent for the benefit of the Revolving Lenders in an amount equal to 105% of the then existing Letter of Credit Usage;

(2)           delivering to the Administrative Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit; or

(3)            providing the Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to the Administrative Agent, from a commercial bank acceptable to the Administrative Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s participation in the Letter of Credit Usage pursuant to Section 2.05(5) on such date.

“Letter of Credit Fee” has the meaning specified in Section 2.12(2).

“Letter of Credit Indemnified Costs” has the meaning specified in Section 2.05(6).

“Letter of Credit Related Person” has the meaning specified in Section 2.05(6).

“Letter of Credit Request” shall mean a request by Holdings for a Letter of Credit in such form as may be approved by the Administrative Agent or the relevant Issuing Bank, as applicable.

“Letter of Credit Sublimit” means $10.0 million, provided that, notwithstanding anything to the contrary in this Agreement, at the Borrower’s option:

(1) the Borrower may increase the Letter of Credit Sublimit from $10.0 million to $20.0 million by providing written notice to the Administrative Agent of the same, and on the third (3rd) Business Day following the Administrative Agent’s receipt of such notice (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion), the Letter of Credit Sublimit shall be automatically increased from $10.0 million to $20.0 million; and

(2) in the event the Letter of Credit Sublimit has been increased pursuant to clause (1) above, the Borrower may decrease the Letter of Credit Sublimit to $10.0 million by providing written notice to the Administrative Agent of the same, and on the third (3rd) Business Day following the Administrative Agent’s receipt of such notice (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion), the Letter of Credit Sublimit shall be automatically decreased to $10.0 million so long as, after giving effect to such proposed decrease, the Letter of Credit Usage is at or below $10.0 million at the time of such decrease.

“Letter of Credit Usage” means, as of any date of determination, the sum of (1) the aggregate undrawn amount of all outstanding Letters of Credit, plus (2) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan.

“Lien” means, with respect to any asset (1) any mortgage, deed of trust, lien, hypothecation, pledge, charge, license, security interest or similar encumbrance in or on such asset; or (2) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event will an operating lease, any capital lease in respect of Real Property permitted hereunder or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition, including by way of merger, or amalgamation, by Holdings, the Borrowers or one or more Subsidiaries permitted pursuant to the Loan Documents whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Recourse Pledgors” means (1) Holdings, in its capacity as a pledgor under the U.S. Limited Recourse Pledge Agreement and (2) Holdings Limited, in its capacity as a pledgor under the Canadian Limited Recourse Pledge Agreement.

“Limited Recourse Pledgor Guaranty” means the ABL Guaranty Agreement dated as of the Closing Date, among the Limited Recourse Pledgors, the Collateral Agent and acknowledged and agreed to by the Borrowers solely for the purposes of Section 3.01 thereof, as amended, restated, supplemented or otherwise modified from time to time.

“Line Cap” means, at any time, the lesser of (1) the aggregate Revolving Facility Commitments at such time and (2) the Borrowing Base at such time.

“Loan Accounts” means the loan accounts established on the books of the Administrative Agent.

“Loan Documents” means this Agreement, the Security Documents, each Guaranty, the Limited Recourse Pledgor Guaranty, the Intercreditor Agreement, each Junior Lien Intercreditor Agreement, each Note, each Perfection Certificate, each Borrowing Base Certificate, each Compliance Certificate and, solely for the purposes of Sections 3.01, 3.02, and 8.01(3) hereof, the Fee Letter, and all other agreements, documents and instruments that one or more Loan Parties and the Administrative Agent designate in writing as a Loan Document.

“Loan Parties” means Holdings, the U.S. Loan Parties and the Canadian Loan Parties.

“Loans” means the Revolving Loans, the Swingline Loans and any other loans and advances of any kind made by the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender pursuant to this Agreement.

“Lux Parent” means Venator Finance S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg with its registered office at 8-10, avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg register of commerce and companies (R.C.S. Luxembourg) under number B215641 and direct Wholly Owned Subsidiary of Holdings.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on:

(1)            the business, financial condition or results of operations, in each case, of Holdings, the Borrowers and the Subsidiaries (taken as a whole);

(2)            the ability of the Borrowers and the Guarantors (taken as a whole) to perform their payment obligations under the Loan Documents; or

(3)            the rights and remedies of the Administrative Agent and the Lenders (taken as a whole) under the Loan Documents;

in each case, other than the commencement of the Chapter 11 Cases, the events that lead to the commencement of the Chapter 11 Cases, events that customarily and reasonably result from the commencement of the Chapter 11 Cases and the consummation of the transactions contemplated by the Chapter 11 Confirmed Plan.

“Material Indebtedness” means Indebtedness (other than the Obligations) of Holdings, any Borrower or any Subsidiary Loan Party in an aggregate outstanding principal amount exceeding the Threshold Amount.

“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means October 12, 2026 (or, if such day is not a Business Day, the Maturity Date shall be the next preceding Business Day); provided that if, on the date that is 91 days prior to the maturity date of any Indebtedness for borrowed money or evidenced by bonds, debentures, notes or similar instruments, in each case of Holdings, any Borrower or any Subsidiary in an aggregate principal amount in excess of $75.0 million (such date the “Springing Maturity Date”), the Maturity Date shall be the Springing Maturity Date (or, if such day is not a Business Day, the Maturity Date shall be the next preceding Business Day) (for the avoidance of doubt, the Maturity Date shall be the Springing Maturity Date only to the extent such Springing Maturity Date is earlier than the Maturity Date that would otherwise be applicable).

“Maximum Rate” has the meaning assigned to such term in Section 10.09.

“Minimum Revolving Outstanding Amount” means, at any time of determination, (1) if the Letter of Credit Sublimit is $10.0 million at such time, $30.0 million and (2) if the Letter of Credit Sublimit is $20.0 million at such time, $40.0 million.

“MNPI” means any material Nonpublic Information regarding Holdings and the Subsidiaries that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information). For purposes of this definition “material Nonpublic Information” means Nonpublic Information that would reasonably be expected to be material to a decision by any Lender to assign or acquire any Loan or to enter into any of the transactions contemplated hereby.

“Monthly Financial Statements” has the meaning assigned to such term in Section 5.04(2).

“Moody’s” means Moody’s Investors Service, Inc.

“MTM” has the meaning assigned such term in the definition of “Designated Hedging Reserves”.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, any Borrower or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” means

(1)            the aggregate cash proceeds (using the fair market value of any Cash Equivalents) received by Holdings or any of its Subsidiaries in respect of any Asset Sale (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedge Agreements in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of

(2)            the following:

(a)            the direct cash costs relating to such Asset Sale (including legal, accounting and investment banking fees, and brokerage and sales commissions),

(b)            any relocation expenses incurred as a result thereof,

(c)            taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto),

(d)            amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required to be paid as a result of such transaction that is secured by a Permitted Lien that is prior or senior to the Lien securing the Obligations,

(e)            any costs associated with unwinding any related Hedge Agreements in connection with such transaction, and

(f)            any deduction of appropriate amounts to be provided by Holdings or any of its Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings or any of its Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that such reserved amounts will be deemed to be Net Cash Proceeds to the extent and at the time of any reversal thereof (to the extent not applied to the satisfaction of any applicable liabilities in cash in a corresponding amount).

“Net Orderly Liquidation Value” means, with respect to Eligible Inventory, the net appraised liquidation value thereof (expressed as a percentage of the Cost of such Inventory) as determined from time to time by an Acceptable Appraiser in accordance with Section 5.07.

“New York Courts” has the meaning assigned to such term in Section 10.15(1).

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(3).

“Note” has the meaning assigned to such term in Section 2.09(2).

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means:

(1)            all amounts owing to any Agent, any Issuing Bank or any Lender from any Loan Party or Limited Recourse Pledgor pursuant to the terms of this Agreement or any other Loan Document, including all Fees owing to such Persons and all interest and expenses accrued or accruing (or that would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement by or against any Loan Party or Limited Recourse Pledgor of any proceeding under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state, provincial, territorial or foreign bankruptcy, insolvency, administration, receivership, restructuring plan or similar law naming such Loan Party or Limited Recourse Pledgor as the debtor in such proceeding, in accordance with and at the rate specified in this Agreement, whether or not the claim for such interest or expense is allowed or allowable as a claim in such proceeding;

(2)            all amounts owing by any Loan Party to any Qualified Counterparty under any Specified Hedge Agreement; and

(3)            any Cash Management Obligations;

provided that:

(a)            the Obligations of the Loan Parties under any Specified Hedge Agreement and Cash Management Obligations will be secured and guaranteed pursuant to the Security Documents, the Guaranty and the Limited Recourse Pledgor Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed;

(b)            any release of Collateral or Guarantors effected in the manner permitted by this Agreement, the Guaranty, the Limited Recourse Pledgor Guaranty or any Security Document will not require the consent of any Cash Management Bank or any Qualified Counterparty pursuant to any Loan Document; and

(c)            Obligations of any Loan Party shall not, in any event, include its Excluded Swap Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(2)).

“Overadvance” and “Overadvances” has the meaning assigned to such term in Section 2.01(2).

“Parent Entity” means any direct or indirect parent of Lux Parent, including, for the avoidance of doubt, Holdings.

“Participant” has the meaning assigned to such term in Section 10.04(5)(a).

“Participant Register” has the meaning assigned to such term in Section 10.04(5)(a).

“Payment Conditions” means, and will be deemed to be satisfied with respect to any particular action as to which the satisfaction of the Payment Conditions is being determined if, after giving effect to the taking of such action:

(1) no Specified Event of Default has occurred and is continuing; and

(2) (a) with respect to any proposed Cash Pooling Action, no Restricted Cash Pooling Period has occurred and is continuing, on a Pro Forma Basis, or (b) with respect to all other proposed actions, Excess Availability on the date of such proposed action would exceed the greater of (i) 15% of the Line Cap then in effect and (ii) $10.0 million, in any such case, on a Pro Forma Basis.

“Payment” has the meaning assigned to such term in Section 9.07(3).

“Payment Notice” has the meaning assigned to such term in Section 9.07(3).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 (UK).

“Perfection Certificate” means each Perfection Certificate with respect to the Loan Parties and Holdings Limited, in each case in a form substantially similar to that delivered on the Closing Date.

“Periodic Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.

“Permitted Acquisition” means any acquisition of all or substantially all the assets of, or a majority of the Equity Interests in, or merger, consolidation or amalgamation with, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Acquisition) if:

(1)            no Event of Default is continuing immediately prior to making such Investment or would result therefrom;

(2)            consensual and not hostile;

(3)            the assets, business or Person being acquired is engaged in the same or a substantially similar business as Holdings, the Borrowers and the Subsidiaries; and

(4)            immediately after giving effect thereto, with respect to acquisitions of entities by Holdings, any Borrower or any Subsidiary that do not become Subsidiary Loan Parties, the aggregate fair market value of all Investments made in such entities since the Closing Date (with all such Investments being valued at their original fair market value and without taking into account subsequent increases or decreases in value) will not exceed (x) in the case of an acquisition by Holdings or Holdings Limited, $20.0 million and (y) in the case of an acquisition by any Borrower or any Subsidiary (other than Holdings Limited), $10.0 million.

“Permitted Debt” has the meaning assigned thereto in Section 6.01.

“Permitted Holders” means each of the Persons set forth on Schedule 1.01(4).

“Permitted Investment” has the meaning assigned to such term in Section 6.04.

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, “Refinance”) the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that:

(1)            the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts or original issue discount, defeasance costs, fees, commissions and expenses);

(2)            the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (a) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (b) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the Maturity Date were instead due on the date that is one year following the Maturity Date; provided that no Permitted Refinancing Indebtedness incurred in reliance on this subclause (b) will have any scheduled principal payments due prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Maturity Date for the Indebtedness being Refinanced;

(3)            if the Indebtedness being Refinanced is subordinated in right of payment to any Obligations under this Agreement, such Permitted Refinancing Indebtedness is subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders (as determined in good faith by a Responsible Officer of Holdings) as those contained in the documentation governing the Indebtedness being Refinanced;

(4)            no Permitted Refinancing Indebtedness may have different obligors, or greater Guarantees or security, than the Indebtedness being Refinanced; provided that, with respect to a Refinancing of the Term Loan Obligations, the Liens on the Collateral, if any, securing such Permitted Refinancing Indebtedness will be on terms not less favorable to the Lenders than those contained in the documentation governing the Term Loan Credit Agreement, as determined in good faith by a Responsible Officer of Holdings;

(5)            the terms and conditions (including, if applicable, as to collateral) of any such Permitted Refinancing Indebtedness are either (i) substantially identical to or less favorable to the providers of such Permitted Refinancing Indebtedness, taken as a whole, than the terms and conditions of the Indebtedness being Refinanced (except for any such terms that are applicable only to periods following the Maturity Date) or (ii) when taken as a whole (other than interest rate, prepayment premiums and redemption premiums), not more restrictive to Holdings, the Borrowers and the Subsidiaries than those set forth in this Agreement or are customary for similar indebtedness in light of current market conditions;

(6)            in the case of a Refinancing of Indebtedness that is secured by the Collateral on a pari passu basis with, or on a junior basis to, the Revolving Facility Claims with Indebtedness that is secured by the Collateral on a junior basis, to the Revolving Facility Claims, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement and, if applicable, the Intercreditor Agreement; and

(7)            in the case of a Refinancing of the Term Loan Obligations, the Liens on the Collateral, if any, securing such Permitted Refinancing Indebtedness are subject to the Intercreditor Agreement or another intercreditor agreement that is substantially consistent with, and no less favorable to the Lenders than, the Intercreditor Agreement as determined in good faith by a Responsible Officer of Holdings and as certified by a Responsible Officer of Holdings;

provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness (or such short period as may be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrowers have determined in good faith that such terms and conditions satisfy clauses (3) and (4) above, as applicable, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrowers within such five (5) Business Day (or shorter) period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

Permitted Refinancing Indebtedness may not be incurred to Refinance Indebtedness that is secured by the Collateral on a junior basis to the Revolving Loans with Indebtedness that is secured by the Collateral on a pari passu basis with the Revolving Loans.

Indebtedness constituting Permitted Refinancing Indebtedness will not cease to constitute Permitted Refinancing Indebtedness as a result of the subsequent extension of the Maturity Date after the date of original incurrence thereof.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, unlimited liability company, limited liability company, government, individual or family trust, Governmental Authority or other entity of whatever nature.

“Petition Date” has the meaning assigned to such term in the recitals hereto.

“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is (1) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA; and (2) either (a) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, the Borrowers or any Subsidiary or any ERISA Affiliate or (b) in respect of which Holdings, the Borrowers or any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Effective Date” shall mean the “Effective Date” under and as defined in the Chapter 11 Confirmed Plan.

“PPSA” means the Personal Property Security Act (Ontario) and the Regulations and Orders made thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of Collateral Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws or such other applicable legislation (including the Civil Code of Québec) in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Principle Obligations” has the meaning assigned to such term in Section 9.03(1).

“Priority Payable Reserve” means reserves for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to or pari passu with the Collateral Agent’s or any other Lenders’ Liens and/or for amounts which may represent costs relating to the enforcement of the Administrative Agent’s Liens including, without limitation, any such amounts due and not paid for wages, vacation pay, severance pay, employee source deductions and contributions, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the ITA, all amounts collected but not remitted when due under the Excise Tax Act (Canada) or the Quebec Sales Tax Act, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or movable property), goods and services taxes, sales taxes, harmonized sales taxes, income taxes, workers’ compensation, unemployment insurance, or overdue rents and all unfunded wind-up or solvency deficiency amounts under, and all amounts currently or past due and not contributed, remitted or paid to or under, any Canadian Pension Plan or under the Canada Pension Plan, the Pension Benefits Act (Ontario) or any similar legislation in any applicable jurisdiction (other than amounts included in the Wage Earner Protection Act Reserve), pension plan or fund obligations (including pension plan deficits) or other statutory deemed trusts or any similar statutory or other claims that would have or would reasonably be expected to have priority over or rank pari passu with any Liens granted to the Administrative Agent now or in the future.

“Pro Forma Basis” or “Pro Forma” means, with respect to any calculation under any applicable provision of the Loan Documents, as of any date, that pro forma effect will be given to the Transactions, any Permitted Acquisition or Investment, any issuance, incurrence, assumption or permanent repayment of Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transaction and for which any such financial ratio or other calculation is being calculated), all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division or store and restructuring, strategic and other cost savings initiatives, in each case that have occurred during the four consecutive fiscal quarter period of Holdings being used to calculate such financial ratio (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Subsidiary after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period.

“Process Agent” has the meaning specified in Section 10.15.

“Projections” means all projections (including financial estimates, financial models, forecasts and other forward-looking information) furnished to the Lenders or the Administrative Agent by or on behalf of Holdings or any of the Subsidiaries on or prior to the Closing Date.

“Protective Advance” and “Protective Advances” has the meaning assigned to such term in Section 2.01(3).

“Public Lender” has the meaning assigned to such term in Section 9.04(1).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.17.

“Qualified Counterparty” means any counterparty to any Specified Hedge Agreement that, at the time such Specified Hedge Agreement was entered into or on the Closing Date, was an Agent, the Arranger, a Lender or an Affiliate of the foregoing, whether or not such Person subsequently ceases to be an Agent, the Arranger, a Lender or an Affiliate of the foregoing.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Stock.

“RBC” means Royal Bank of Canada.

“RBC Deposit Accounts” means the Deposit Accounts maintained by the Canadian Borrower at RBC ending in x8154 and x4827.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased, subleased or licensed by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership, lease, sublease or license thereof.

“Reasonable Credit Judgment” means reasonable credit judgment in accordance with customary business practices for comparable asset-based lending transactions; provided that, as it relates to the establishment of new Reserves (other than any defined Reserves that are expressly included in the definition thereof) or the adjustment or imposition of exclusionary criteria (other than those expressly set forth in the definitions of “Eligible Inventory” or “Eligible Accounts”), Reasonable Credit Judgment will require that:

(1)            the contributing factors to the imposition of any Reserve will not duplicate (a) the exclusionary criteria set forth in definitions of “Eligible Accounts” or “Eligible Inventory”, as applicable (and vice versa), or (b) any reserves deducted in computing book value; and

(2)            the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Borrowing Base or other risk or liability attributable to such contributing factors.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Refinance” has the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness”, and the terms “Refinanced” and “Refinancing” will have correlative meanings.

“Register” has the meaning assigned to such term in Section 10.04(3)(b).

“Regulation D” means Regulation D of the Federal Reserve Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Intellectual Property” means Intellectual Property Rights of the Loan Parties as are reasonably necessary or useful to permit the Administrative Agent to enforce its rights and remedies under this Agreement and the other Loan Documents with respect to the Collateral, or the disposition of which would otherwise adversely affect the Net Orderly Liquidation Value of the ABL Priority Collateral of the Borrowers.

“Related Parties” means, with respect to any specified Person, (1) such Person’s controlled Affiliates and the respective directors, officers, trustees, administrators, managers, partners and employees of such Person and such Persons’ controlled Affiliates and (2) the agents, advisors and other representatives of such Person and such Person’s controlled Affiliates in each case acting on behalf of, or at the express instructions of, such Person or such Person’s controlled Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating in, into, upon, onto or through the Environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Jurisdiction” means, in relation to a Loan Party:

(1)            the jurisdiction under whose laws that Loan Party is incorporated or organized as at the date of this Agreement or as at the date on which that Loan Party becomes party to this Agreement (as the case may be);

(2)            any jurisdiction where it conducts its business; and

(3)            any jurisdiction where any asset subject to or intended to be subject to the Liens to be created by it is situated.

“Rent Reserve” means, with respect to any leased store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located that is not subject to a Collateral Access Agreement or other documentation reasonably satisfactory to the Administrative Agent, a reserve equal to three (3) months’ rent and expenses at such store, warehouse distribution center, regional distribution center or depot.

“Report” means reports prepared by the Administrative Agent, the Collateral Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent or Collateral Agent has exercised its rights of inspection pursuant to this Agreement, which Report may be distributed to the Lenders by the Administrative Agent, subject to the provisions of Section 10.16.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Financial Statements” has the meaning assigned to such term in Section 5.04(2).

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) then holding at least fifty-one percent (51%) of the sum of the aggregate Commitments then in effect; provided, that if there are two (2) or more Lenders, then Required Lenders shall include at least two Lenders (Lenders that are Affiliates or Approved Funds of one another being considered as one Lender for purposes of this proviso).

“Reserve Account” has the meaning assigned to such term in Section 2.18(7)(b).

“Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves (including Accounts Reserves, Ad Valorem Tax Reserves, Inventory Reserves, Rent Reserves, Designated Cash Management Reserves, reserves for unpaid and accrued sales tax, reserves for banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts, Designated Hedging Reserves, reserves for self-insurance healthcare programs for employees, reserves for accrued and unpaid property taxes, reserves for Canadian priority rights for employee matters, reserves for uninsured, underinsured, unindemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, reserves for any judgment Liens, reserves for adjustments to costs, cost allocations and purchase price variances, and reserves for extended or extendible retention of title over Accounts, reserves for Taxes, fees, assessments, and other governmental charges, the Priority Payable Reserve, the Wage Earner Protection Act Reserve, the Dilution Reserve, the Hilco Reserve and other reserves against Eligible Accounts and Eligible Inventory) that the Administrative Agent from time to time determines in its Reasonable Credit Judgment as being appropriate to reflect:

(1)            the impediments to the Administrative Agent’s ability to realize upon any Collateral in accordance with the Loan Documents;

(2)            claims and liabilities that will need to be satisfied, or will dilute the amounts received by holders of Loans, in connection with the realization upon any Collateral;

(3)            criteria, events, conditions, contingencies or risks that adversely affect or may adversely affect (a) any component of the Borrowing Base, (b) any Collateral or its value, the validity or enforceability of the Loan Documents or any rights and remedies of the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender under the Loan Documents with respect to any Collateral or (c) the assets or business prospects of any Loan Party (including the Dilution Reserve);

(4)            the Administrative Agent’s good faith concern that any Collateral report or financial information furnished to it by or on behalf of any Loan Party is or may have been incomplete, inaccurate or misleading in any material respect;

(5)            any fact or circumstance which the Administrative Agent determines in good faith constitutes, or could reasonably be expected to constitute, a Default or an Event of Default; or

(6)            any other events or circumstances which the Administrative Agent determines in its Reasonable Credit Judgment make the establishment or revision of a reserve prudent.

The establishment or increase of any Reserve will be limited to the exercise by the Administrative Agent of Reasonable Credit Judgment, upon at least three (3) Business Days’ prior written notice to the Borrowers (which notice will include a reasonably detailed description of the Reserve being established); provided that:

(i) upon such notice, the Borrowers will not be permitted to borrow so as to exceed the applicable Borrowing Base after giving effect to such new or modified Reserves;

(ii) that no such prior notice shall be required (A) after the occurrence and continuation of an Event of Default, (B) for changes to any Reserves resulting by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously disclosed and utilized, (C) for any reduction or elimination of any Reserve, (D) for the Hilco Reserve, which shall be effective immediately upon the Closing Date in accordance with the terms in the definition thereof and (E) for any Designated Hedging Reserve or Designated Cash Management Reserve which in each case under this clause (E) shall be effective immediately upon written notice to the Borrowers.

The Administrative Agent will, if requested, discuss any such new or modified Reserve with the Borrowers, and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such new or modified Reserve no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary herein, (a) the amount of any such Reserve or change will have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change and (b) no Reserves or changes will be duplicative of other reserves or changes or items that are otherwise addressed, excluded or already accounted for through eligibility criteria (including collection/advance rates).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Loan Party or Holdings Limited, as applicable, the chief executive officer, president, vice president, statutory director, secretary, assistant secretary or any Financial Officer of such Person (or any other officer or director with equivalent duties) or any other individual designated in writing to the Administrative Agent by an existing Responsible Officer of such Person as an authorized signatory of any certificate or other document to be delivered hereunder, including any person authorized by a power of attorney. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party or Holdings Limited will be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Person and such Responsible Officer will be conclusively presumed to have acted on behalf of such Person. Unless the context requires otherwise, each reference herein and in any other Loan Document to a Responsible Officer of a Borrower means and is a reference to a Responsible Officer of Holdings.

“Restricted Cash Pooling Event” means Excess Availability at any time being less than the greater of (i) $10.0 million and (ii) 15.5% of the Line Cap (calculated without giving effect to any Reserves maintained against the Borrowing Base).

“Restricted Cash Pooling Period” means the period commencing upon the occurrence of a Restricted Cash Pooling Event and continuing until the date that Excess Availability is greater than or equal to the greater of (i) $10.0 million and (ii) 15.5% of the Line Cap (calculated without giving effect to any Reserves maintained against the Borrowing Base) for a period of at least five (5) consecutive Business Days.

“Restricted Payments” has the meaning assigned to such term in Section 6.06.

“Restructuring Transaction” means the transactions described in the Chapter 11 Confirmed Plan, as supplemented and as otherwise modified in accordance with the terms hereof.

“Revolving Facility” means the Revolving Facility Commitments (including any Incremental Commitments) and the extensions of credit made hereunder by the Revolving Lenders.

“Revolving Facility Claims” has the meaning assigned to the term “ABL Claims” in the Intercreditor Agreement.

“Revolving Facility Commitment” means, with respect to a Lender, the commitment of such Lender, if any, to make Revolving Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (1) reduced from time to time pursuant to Section 2.08, (2) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04 or (3) increased from time to time under Section 2.21. The amount of each Lender’s Revolving Facility Commitment on the Closing Date is set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender has assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Facility Commitments on the Closing Date is $100.0 million.

“Revolving Facility Credit Exposure” means, at any time, the sum of:

(1)            the aggregate principal amount of the Revolving Loans made to Borrowers outstanding at such time;

(2)            the Swingline Exposure with respect to Swingline Loans made to Borrowers at such time; and

(3)            the aggregate Letter of Credit Exposure for all Lenders with respect to Letters of Credit issued on behalf of Borrowers at such time at such time.

The Revolving Facility Credit Exposure of any Revolving Lender at any time will be, subject to adjustment as expressly provided in Section 2.23, the product of (a) such Revolving Lender’s Revolving Facility Percentage and (b) the Revolving Facility Credit Exposure of all Revolving Lenders, collectively, at such time.

“Revolving Facility Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment, provided, that if the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages will be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 10.04.

“Revolving Lender” means each Lender with a Revolving Facility Commitment or outstanding Letter of Credit Exposure.

“Revolving Loans” has the meaning assigned to such term in Section 2.01(1) and will include any Overadvances and Protective Advances.

“S&P” means Standard & Poor’s Ratings Services or any successor entity thereto.

“Sanctioned Country” means a country or territory which is itself the subject or target of a comprehensive economic or financial sanctions program maintained by any Sanctions Authority under any Anti-Terrorism Law, including, without limitation, as of the date of this Agreement, the so-called Donetsk People’s republic, the so-called Luhansk People’s Republic, the Crimea, the Zaporizhzhia and Kherson Regions of Ukraine, Cuba (except in respect of the Canadian Loan Parties), Iran, North Korea, and Syria.

“Sanctioned Person” means (1) any Person listed in any Executive Order issued by any Sanctions Authority or in sanctions list maintained by any Sanctions Authority, (2) a Canadian Blocked Person, (3) any Person operating, organized or resident in a Sanctioned Country, or (4) any Person owned or controlled by any such Person or Persons set forth in clauses (1), (2) or (3) above.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means the United States, Canada, the United Nations Security Council, the European Union (and its member states), the United Kingdom and the respective governmental institutions of any of the foregoing, including, without limitation, HM Treasury, OFAC, the U.S. Department of State, and any other agency of the U.S. or Canadian government.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Parties” means the collective reference to the Administrative Agent, the Collateral Agent, the Lenders, any Qualified Counterparty and any Cash Management Bank.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Account” means any deposit account (as defined in Article 9 of the UCC, and shall include the meaning given to the term “Securities Accounts” in any Canadian Security Document) held by any Loan Party.

“Security Documents” means the U.S. Security Documents and the Foreign Security Documents, as the context may require.

“Settlement Date” has the meaning assigned to such term in Section 2.18(2).

“Shrink” means Inventory that is lost, misplaced, stolen or otherwise unaccounted for.

“Shrink Reserve” means an amount reasonably estimated by the Administrative Agent to be equal to that amount which is required in order that the Shrink reflected in current stock ledger of the Borrowers would be reasonably equivalent to the Shrink calculated as part of the Borrowers’ most recent physical inventory (it being understood and agreed that no Shrink Reserve established by the Administrative Agent shall be duplicative of any Shrink as so reflected in the current stock ledger of the Borrowers or estimated by the Borrowers for purposes of computing any Borrowing Base other than at month’s end).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“Specified Event of Default” means any Event of Default under Section 5.04(9), 5.04(10), 8.01(2), 8.01(3) (solely with respect to payments of interest and Fees), 8.01(8) or 8.01(9).

“Specified Hedge Agreement” means any Hedge Agreement entered into or assumed between or among Holdings or any Subsidiary of Holdings and any Qualified Counterparty and designated by the Qualified Counterparty and Holdings in writing to the Administrative Agent as a “Specified Hedge Agreement” under this Agreement (but only if such Hedge Agreement has not been designated as a “Specified Hedge Agreement” under the Term Loan Credit Agreement) and it being understood that one notice of such designation with respect to a specified ISDA Master Agreement may designate all transactions thereunder as being a “Specified Hedge Agreement”, without the need for separate notices for each individual transaction thereunder.

“Specified Hedge Obligations” means all amounts owing to any Qualified Counterparty under any Specified Hedge Agreement.

“Specified Transaction” means any Investment (including any Limited Condition Acquisition), disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Facility that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis”; provided that any increase in the Commitments (including, for this purpose, any Incremental Commitment) above the amount of Commitments in effect on the Closing Date, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn; provided, further, that, at Holdings’ election, any such Specified Transaction (other than a Restricted Payment or a Cash Pooling Action) having an aggregate value of less than $1.0 million shall not be calculated on a “Pro Forma Basis.”

“Specified UK Plans” means the Tioxide Europe Ltd Pension Plan, the Huntsman Global Pension Scheme and the Tioxide Europe Ltd Non-Qualified Plan.

“Springing Maturity Date” has the meaning assigned such term in the definition of “Maturity Date”.

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which (1) Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership, limited liability company or other entity are at the time owned by such Person; or (2) more than 50.0% of the Equity Interests are at the time owned by such Person. Unless otherwise indicated in this Agreement, all references to Subsidiaries will mean (1) Subsidiaries of the Borrowers and (2) Holdings Limited.

“Subsidiary Loan Parties” means (1) the Borrowers, (2) each Wholly Owned Subsidiary of Holdings (other than the Borrowers and Holdings Limited) on the Closing Date (other than any Excluded Subsidiary); and (3) each Wholly Owned Subsidiary (other than any Excluded Subsidiary) of Holdings and the Borrowers that becomes, or is required to become, a party to the U.S. Collateral Agreement, the Canadian Collateral Agreement or any other Security Document after the Closing Date pursuant to Section 5.10.

“Supermajority Revolving Lenders” means, at any time, Lenders (other than Defaulting Lenders) then holding at least 66.67% of the sum of the aggregate Commitments then in effect; provided, that if there are two (2) or more Lenders, then Supermajority Lenders shall include at least two Lenders (Lenders that are Affiliates or Approved Funds of one another being considered as one Lender for purposes of this proviso).

“Supported QFC” has the meaning assigned to it in Section 10.17.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” means a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” means a request by Holdings, on behalf of the Borrowers, for a Swingline Loan, which shall be substantially in the form of Exhibit D.

“Swingline Commitment” means, with respect to the Swingline Lender, the commitment of the Swingline Lender to make Swingline Loans pursuant to Section 2.04(1)(x). The aggregate amount of the Swingline Commitments on the Closing Date is $20.0 million.

“Swingline Exposure” means, at any time, the aggregate principal amount of all outstanding Swingline Borrowings made to Borrowers at such time. The Swingline Exposure of any Revolving Lender at any time will mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means Eclipse Business Capital SPV, LLC in its capacity as a lender of Swingline Loans, including any of its successors or permitted assigns.

“Swingline Loans” means the swingline loans made to the Borrowers pursuant to Section 2.04(1)(x).

“Syndication Agent” means EBC in its capacity as Syndication Agent.

“Taxes” means any and all present or future taxes, levies, imposts, duties, charges, deductions and withholdings in the nature or on account of tax (including backup withholding) imposed by any Governmental Authority, including any penalty, interest, or additions to tax applicable thereto.

“Tax Deduction” means any deduction or withholding for or on account of any Taxes.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Benchmark Borrowing” means a Borrowing comprised of Term Benchmark Loans.

“Term Benchmark Loan” means any Loan bearing interest determined by reference to the Adjusted Term SOFR Rate.

“Term Loan Agent” means the “Term Loan Representative” as defined in the Intercreditor Agreement.

“Term Loan Credit Agreement” means the Term Loan Credit Agreement, dated as of the Closing Date, among, among others, Holdings, the other Loan Parties, Lux Parent, the lenders party thereto and the Term Loan Agent, in respect of $150.0 million of term loans made available on the Closing Date, as such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement.

“Term Loan Documents” means the Term Loan Credit Agreement and the other “Loan Documents” under and as defined in the Term Loan Credit Agreement, as each such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement.

“Term Loan Obligations” means the “Obligations” as defined in the Term Loan Credit Agreement.

“Term Loan Security Documents” means the “Security Documents” as defined in the Term Loan Credit Agreement, as each such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement.

“Term Loans” means the “Term Loans” as defined in the Term Loan Credit Agreement.

“Term Priority Collateral” means “Term Loan Priority Collateral” as defined in the Intercreditor Agreement.

“Term SOFR” means, for any calendar month, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the commencement of such calendar month, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for a tenor of one month has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for a tenor of one month as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for a tenor of one month was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Adjustment” means a percentage equal to 0.11448% (11.448 basis points).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” shall mean the date of payment in full of the Obligations pursuant to the last paragraph of Section 1.02 and termination of the Commitments.

“Threshold Amount” means (1) in respect of Holdings only, $20.0 million and (2) in respect of the Borrowers and the Subsidiaries, $5.0 million.

“Transaction Documents” means the Loan Documents and the Term Loan Documents.

“Transactions” means, collectively, the transactions contemplated to occur on the Closing Date pursuant to the Transaction Documents, including:

(1)            the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents and the initial Loans to be made hereunder on the Closing Date;

(2)            the execution and delivery of the Term Loan Documents, the creation of the Liens pursuant to the Term Loan Security Documents and the initial borrowings under the Term Loan Credit Agreement of at least $150.0 million in gross cash proceeds;

(3)            the repayment in full and cancellation and full discharge of the Existing Indebtedness Agreements, as applicable, in accordance with the Chapter 11 Reorganization Documents; and

(4)            the payment of all fees, costs and expenses owing in connection with the foregoing.

“Trust Account” means any accounts or trusts used solely to hold Trust Funds.

“Trust Funds” means, to the extent segregated from other assets of the Loan Parties in a segregated account that contains amounts comprised solely and exclusively of such Trust Funds, cash or Cash Equivalents:

(1)            funds used for payroll and payroll taxes and other employee benefit payments to or for the benefit of such Loan Party’s employees;

(2)            all current taxes required to be collected, remitted or withheld (including federal and state withholding taxes (including the employer’s share thereof));

(3)            (a) proceeds from the issuance of Indebtedness, (b) proceeds from the sale or disposition of assets (other than ABL Priority Collateral) and (c) proceeds of insurance and condemnation awards (and payments in lieu thereof) relating to any assets (other than ABL Priority Collateral) in each of clauses (a), (b) and (c), to the extent such cash or permitted investment is required to be deposited in an account pursuant to the documentation governing any indebtedness having a first priority lien on any such assets; and

(4)            any other funds which Holdings, the Borrowers or any Subsidiary holds in trust or as an escrow or fiduciary for another Person which is not a Subsidiary of Holdings.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.K. Security Documents” means the collective reference to those documents on Schedule 1.01(2) executed and delivered by Holdings and Holdings Limited, in their capacities as Limited Recourse Pledgors, and any other Person party thereto.

“U.K.” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Borrower” and “U.S. Borrowers” have the respective meanings assigned to such terms in the recitals hereto.

“U.S. Collateral Agreement” means the ABL U.S. Collateral Agreement dated as of the Closing Date, among the U.S. Loan Parties and the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.

“U.S. Excluded Assets” means “Excluded Assets” as defined in the U.S. Collateral Agreement.

“U.S. Excluded Equity Interests” means “Excluded Equity Interests” as defined in the U.S. Collateral Agreement.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Guarantors” means: (1) the U.S. Borrowers, (2) each Wholly Owned Subsidiary of Holdings and the Borrowers on the Closing Date that is a Domestic Subsidiary (other than any Excluded Subsidiary) and (3) each Wholly Owned Subsidiary (other than any Excluded Subsidiary) of Holdings and the Borrowers that is a Domestic Subsidiary and becomes, or is required to become, a party to the U.S. Collateral Agreement after the Closing Date pursuant to Section 5.10.

“U.S. Limited Recourse Pledge Agreement” means the Pledge Agreement dated as of the Closing Date, among Holdings and the Collateral Agent, pursuant to which Holdings shall pledge all of its Equity Interests in Venator Materials LLC to the Collateral Agent as more fully set forth therein, as amended, restated, supplemented or otherwise modified from time to time.

“U.S. Loan Parties” means the U.S. Borrowers and the U.S. Guarantors.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Pledged Collateral” means, collectively, (1) “Pledged Collateral” as defined in the U.S. Collateral Agreement and (2) any securities pledged under the U.S. Limited Recourse Pledge Agreement.

“U.S. Security Documents” means the collective reference to the U.S. Collateral Agreement and each of the security agreements and other instruments and documents executed and delivered by any U.S. Loan Party pursuant thereto or pursuant to Section 5.10.

“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 10.17.

“Voting Stock” means, as of any date, the Capital Stock of any Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Wage Earner Protection Act Reserve” means, on any date of determination, a reserve established from time to time by the Administrative Agent in such amount as the Administrative Agent determines reflects the amounts that may become due under the Wage Earner Protection Program Act (Canada) with respect to the employees of any Loan Party employed in Canada which would give rise to a Lien with priority under applicable law over the Lien of the Collateral Agent.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness as of any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal (excluding nominal amortization), including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest 1/12) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any Person, a subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Wholly Owned Subsidiaries will mean Wholly Owned Subsidiaries of the Borrowers.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02        Terms Generally. The definitions set forth or referred to in Section 1.01 will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. Unless the context requires otherwise:

(1)            the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation;”

(2)            in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including;”

(3)            the word “will” will be construed to have the same meaning and effect as the word “shall;”

(4)            the word “incur” will be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” will have correlative meanings);

(5)            any reference to any Person will be construed to include such Person’s legal successors and permitted assigns; and

(6)            the words “asset” and “property” will be construed to have the same meaning and effect.

All references herein to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or organizational document of the Loan Parties means such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means, unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time. Whenever this Agreement refers to the “knowledge” of any Loan Party, such reference will be construed to mean the knowledge of the chief executive officer, president, chief financial officer, treasurer or controller or other Financial Officer or Responsible Officer of such Person. For the avoidance of doubt, any reference to a Permitted Lien shall not serve to subordinate or postpone any Lien created by any Security Document to such Permitted Lien.

Any reference under this Agreement or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit and Cash Management Services (other than Hedge Agreements) and any other contingent Obligations, providing Letter of Credit Collateralization or other collateral as may be requested by the Administrative Agent) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements) other than (i) unasserted contingent indemnification Obligations, (ii) any Obligations relating to Cash Management Services (other than Hedge Agreements) that, at such time, are allowed by the Cash Management Bank to remain outstanding without being required to be repaid or cash collateralized or otherwise collateralized as may be requested by the Administrative Agent, and (iii) any Obligations relating to Hedge Agreements that, at such time, are allowed by the applicable provider of such Hedge Agreements to remain outstanding without being required to be repaid.

Section 1.03        Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature will be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein will be construed, and all financial computations pursuant hereto will be made, without giving effect to any election under Statement of Financial Accounting Standards Board Accounting Standards Codification 825-10 (or any other Statement of Financial Accounting Standards Board Accounting Standards Codification having a similar effect) to value any Indebtedness or other liabilities of Holdings or any Subsidiary at “fair value,” as defined therein. In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of Holdings, the Administrative Agent or the Required Lenders, Holdings, the Administrative Agent and the Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Holdings’ financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred; provided that (a) the Lenders shall have received at least fifteen (15) Business Days’ advance written notice of such Accounting Change, (b) provisions of this Agreement in effect on the date of such Accounting Change will remain in effect until the effective date of such amendment, (c) if requested by the Administrative Agent or any Lender, for any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Accounting Change, the Borrowers shall provide a reconciliation applying the Accounting Change to any such previous calculation or determination, (d) if the Accounting Change would affect the calculation of any covenant set forth herein, the Borrowers shall provide to the Administrative Agent and the Lenders, concurrently with the delivery of any financial statements or reports with respect to such covenant, statements setting forth a reconciliation between calculations of such covenant made before and after giving effect to such Accounting Change and (e) in connection with any Accounting Change, Holdings and the Borrowers shall use commercial reasonable efforts to respond to any questions from, and provide any information reasonably requested by, the Administrative Agent and the Lenders, and the Administrative Agent and the Lenders shall each be reasonably satisfied with such responses and information provided prior to the effectiveness of any Accounting Change. “Accounting Change” means subject to the immediately preceding sentence in this Section 1.03, (1) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, (2) any change in the application of GAAP by Holdings or (3) the adoption of IFRS by Holdings.

Section 1.04        Effectuation of Transfers. Each of the representations and warranties of Holdings and the Borrowers contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.05        Currencies.

(1)            Unless otherwise specifically set forth in this Agreement, monetary amounts are in Dollars. For purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, Lien, Asset Sale, or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in exchange rates occurring after the time such Indebtedness, Lien or Investment is incurred or Asset Sale or Restricted Payment is made.

(2)            Principal, interest, reimbursement obligations, cash collateral for reimbursement obligations, fees, and all other amounts payable to the Administrative Agent or Lenders under this Agreement and the other Loan Documents shall be payable (except as otherwise specifically provided herein) in Dollars.

Section 1.06        Required Financial Statements. With respect to the determination of any financial test under any other applicable provision of the Loan Documents (including the definition of “Immaterial Subsidiary”) made on or prior to the date on which Required Financial Statements have been delivered for the first fiscal quarter ending after the Closing Date, such calculation will be determined for the period of four consecutive fiscal quarters most recently ended prior to the Closing Date and calculated on a Pro Forma Basis. Notwithstanding anything to the contrary herein, for purposes of determining compliance with any financial test contained in this Agreement with respect to any period during which any Specified Transaction occurs, any financial test under any applicable provision of the Loan Documents (including the definition of “Immaterial Subsidiary”) shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

Section 1.07        Certain Calculations and Tests.

(1)            Notwithstanding anything in this Agreement or any Loan Document to the contrary, in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Acquisition, when:

(i)            [reserved];

(ii)           determining compliance with representations, warranties, defaults or Events of Default; and

(iii)          testing availability under baskets set forth in this agreement (including baskets measured as a percentage of Consolidated Total Assets);

(2)            the date of determination of whether any such action is permitted hereunder shall, at the option of Holdings (Holdings’ election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, Holdings could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions. If Holdings has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(3)            Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement under any covenant that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement under the same covenant as such Fixed Amount that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts being substantially concurrently incurred (other than in the case of any Fixed Amounts contained in Section 6.01 or Section 6.02, any refinancings of any Indebtedness that was previously incurred) and any substantially concurrent borrowings under the Revolving Facility (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Indebtedness and Liens constituting Fixed Amounts and any substantially concurrent borrowings under the Revolving Facility shall be taken into account for purposes of any Incurrence Based Amounts under any covenant other than Incurrence Based Amounts contained in Section 6.01 or Section 6.02.

Section 1.08        Disqualified Institutions. Notwithstanding anything in the Loan Documents to the contrary, the Administrative Agent shall not be responsible (or have any liability) for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions thereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (1) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (2) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution. The list of Disqualified Institutions shall be available to Lenders upon request but shall not otherwise be posted to the Lenders.

Section 1.09        Québec Related Provisions. (1) For all purposes of the interpretation or construction of this Agreement under the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the UCC or PPSA shall include publication under the Civil Code of Québec, (g) “financing statement”, “termination statement” or “continuation statement” shall include any corresponding form for registration with the Québec register of all personal and moveable real rights, (h) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (i) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (j) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (k) an “agent” shall include a “mandatary”, (l) “construction liens” shall include “legal hypothecs”, (m) “joint and several” shall include “solidary”, (n) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (o) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (p) “easement” shall include “servitude”, (q) “priority” shall include “prior claim”, (r) “survey” shall include “certificate of location and plan”, (s) “fee simple title” shall include “absolute ownership”, and (t) “ground lease” shall be deemed to include “emphyteutic lease.”

(2)            The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable).

(3)            Each party confirms that the essential stipulations of this Agreement were freely negotiated, that no essential stipulation hereof was imposed to it and that this Agreement is entered into by mutual agreement. Chaque partie confirme que les stipulations essentielles des présentes ont été négociées librement, qu’aucune stipulation essentielle des présentes ne lui a été imposée et que cet acte est conclu de gré à gré.

Section 1.10        Joint and Several Liability.

(1)            Each Borrower is jointly and severally liable under this Agreement for all Obligations, regardless of the manner or amount in which proceeds of Obligations are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such Obligations or other extensions of credit on its books and records. Each Borrower shall be liable for all amounts due to an Agent and/or any Lender from any of the Borrowers under this Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans and extensions of credit received or the manner in which such Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower’s Obligations with respect to Loans and other extensions of credit made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to, and Letters of Credit issued for the account of, the other Borrowers hereunder shall be separate and distinct obligations, but all such Obligations shall be primary obligations of each such Borrower. The Borrowers acknowledge and expressly agree with the Agents and each Lender that the joint and several liability of each Borrower with respect to the Obligations is required as a condition to, and is given as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers and is not required or given as a condition of extensions of credit to such Borrower.

(2)            Each Borrower’s Obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by an Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement executed as of the Closing Date or thereafter executed by any other Borrower and delivered to an Agent and/or any Lender, (iv) the failure by an Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower, (v) an Agent’s and/or any Lender’s election, in any proceeding instituted under Title 11 of the United States Code, as now constituted or hereafter amended, of the application of Section 1111(b)(2) of Title 11 of the United States Code, as now constituted or hereafter amended or as debtor-in-possession under any other Debtor Relief Law, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of Title 11 of the United States Code, as now constituted or hereafter amended or as debtor-in-possession under any other Debtor Relief Law, (vii) the disallowance of all or any portion of an Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of Title 11 of the United States Code, as now constituted or hereafter amended or under any other Debtor Relief Law, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower.

Section 1.11        Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.12        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

Section 1.13        Timing of Payment. Except as otherwise expressly provided herein, when the performance of any covenant to pay is stated to be due on a day which is not a Business Day the date of such performance shall extend to the immediately succeeding Business Day.

Section 1.14        [Reserved].

Section 1.15        [Reserved].

Section 1.16        [Reserved].

Section 1.17        Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the calculation, administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability and (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.18        Addition of Borrowers. From time to time on or after the Closing Date, Holdings may designate one or more Subsidiaries as a Borrower hereunder; provided that such designated Subsidiary shall not become a Borrower hereunder unless and until each of the following has occurred:

(1)            the Administrative Agent and the Lenders shall have received all documentation and other information that the Administrative Agent or any such Lender reasonably determines to be required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation, and such other documentation and information as the Administrative Agent or any Lender shall reasonably request regarding such Subsidiary;

(2)            such Subsidiary shall be a Domestic Subsidiary or a Canadian Subsidiary; provided that (a) any such Subsidiary that is a Domestic Subsidiary shall constitute a “U.S. Borrower” and (b) any such Canadian Subsidiary shall constitute a “Canadian Borrower”; and

(3)            if not already a Loan Party, such Subsidiary shall have become a Loan Party by satisfying the requirements of Section 5.10(1).

ARTICLE II

THE CREDITS

Section 2.01        Commitments. Subject to the terms and conditions set forth herein:

(1)            Revolving Loans. Each Revolving Lender with a Revolving Facility Commitment severally agrees to make loans in Dollars to the Borrowers (“Revolving Loans”) from time to time during the Availability Period in amounts not to exceed such Revolving Lender’s Revolving Facility Percentage, and in an aggregate principal amount that will not result in (i) such Revolving Lender’s Revolving Facility Credit Exposure exceeding such Revolving Lender’s Revolving Facility Commitment, (ii) the total Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments or (iii) the total Revolving Facility Credit Exposure exceeding the Line Cap. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

(2)            Overadvances. Notwithstanding any contrary provision of this Agreement (including, without limitation, Section 4.02), at the request of the Borrowers, the Administrative Agent may in its sole discretion (but without any obligation to do so) make Revolving Loans to the Borrowers, on behalf of the Lenders having Revolving Facility Commitments, at a time when the Revolving Facility Credit Exposure exceeds, or would exceed with the making of any such Revolving Loan, the Borrowing Base (any such Loan being herein referred to individually as an “Overadvance” and collectively as “Overadvances”). The Administrative Agent may in its sole discretion enter such Overadvances as debits in the Loan Account. All Overadvances will be repaid on demand, will be secured by the Collateral and will bear interest as provided in this Agreement for Revolving Loans generally. Overadvances may, in each case, be made in the sole, reasonable discretion of the Administrative Agent; provided that (i) the aggregate outstanding amount of Overadvances, together with the aggregate outstanding amount of Protective Advances shall not exceed 10.0% of the Line Cap and (ii) the Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Overadvances; provided, further, that no existing Overadvances will be subject to any such revocation and any such revocation must be in writing and will become effective prospectively upon the Administrative Agent’s receipt thereof. The foregoing notwithstanding, in no event, unless otherwise consented to by all Revolving Lenders will:

(a)            any Overadvances be outstanding for more than 30 consecutive days;

(b)            the Administrative Agent make any additional Overadvances unless 30 days or more have expired since the last date on which any Overadvances were outstanding; or

(c)            the Administrative Agent make Revolving Loans on behalf of Revolving Lenders under this Section 2.01(2) to the extent such Revolving Loans would cause a Revolving Lender’s share of the Revolving Facility Credit Exposure to exceed such Lender’s Revolving Facility Commitment or cause the Revolving Facility Credit Exposure to exceed the aggregate Revolving Facility Commitments.

Upon the making of any Overadvance in accordance with this Section 2.01(2), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Overadvance in proportion to its Revolving Facility Percentage. The Administrative Agent may, at any time, require the applicable Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Revolving Lender, such Revolving Lender’s Revolving Facility Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Overadvance. Each Revolving Lender acknowledges and agrees that (i) the Administrative Agent may elect to fund a Overadvance through one or more of its Affiliates on behalf of the Administrative Agent for administrative convenience and (ii) any such funding shall constitute a Overadvance as if made by the Administrative Agent subject to the terms and conditions of this Agreement.

(3)            Protective Advances. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, in its sole discretion, may make Revolving Loans to, or for the benefit of, the Borrowers, on behalf of the Revolving Lenders having Revolving Facility Commitments, if the Administrative Agent, in its Reasonable Credit Judgment, deems that such Revolving Loans are necessary or desirable to:

(a)            protect all or any portion of the Collateral;

(b)            enhance the likelihood or maximize the amount of repayment of the Loans and the other Obligations; or

(c)            pay any other amount chargeable to the Borrowers pursuant to this Agreement (any such Loan described in this Section 2.01(3) being herein referred to individually as an “Protective Advance” and collectively as “Protective Advances”);

provided that (i) the aggregate outstanding amount of Protective Advances, together with the aggregate outstanding amount of Overadvances shall not exceed 10.0% of the Line Cap and (ii) the Revolving Facility Credit Exposure shall not exceed the aggregate Revolving Facility Commitments, and (iii) the Required Lenders under the Revolving Facility may at any time revoke the Administrative Agent’s authorization to make future Protective Advances; provided, further, that no existing Protective Advances will be subject to any such revocation and any such revocation must be in writing and will become effective prospectively upon the Administrative Agent’s receipt thereof.

Upon the making of any Protective Advance in accordance with this Section 2.01(3), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Revolving Facility Percentage. The Administrative Agent may, at any time, require the applicable Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Revolving Lender, such Revolving Lender’s Revolving Facility Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance. Each Revolving Lender acknowledges and agrees that (i) the Administrative Agent may elect to fund a Protective Advance through one or more of its Affiliates on behalf of the Administrative Agent for administrative convenience and (ii) any such funding shall constitute a Protective Advance as if made by the Administrative Agent subject to the terms and conditions of this Agreement. All Protective Advances will be repaid by the Borrowers on demand, will be secured by the Collateral and will bear interest as provided in this Agreement for Revolving Loans generally. No Protective Advance may remain outstanding for more than forty-five (45) days without the consent of the Required Lenders.

(4)            [Reserved].

(5)            Reserves. The Administrative Agent may at any time and from time to time in the exercise of its Reasonable Credit Judgment establish and increase or decrease Reserves in accordance with the terms of the definition thereof.

Section 2.02        Loans and Borrowings; Minimum Revolving Outstanding Amount.

(1)            Each Loan will be made as part of a Borrowing consisting of Loans of the same Class made by the Lenders ratably in accordance with their respective Commitments (or, in the case of Swingline Loans, the Swingline Lender in accordance with its Swingline Commitments). The failure of any Lender to make any Loan required to be made by it will not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender will be responsible for any other Lender’s failure to make Loans as required.

(2)            Subject to Section 2.14, each Borrowing will be comprised entirely of Term Benchmark Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option will not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement and such Lender will not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(3)            Notwithstanding any other provision of this Agreement, no Borrower will be entitled to request any Borrowing if the Available Tenor applicable to such requested Loan would end after the Maturity Date.

(4)            Subject to Section 2.11, until the Maturity Date, the Borrowers (i) shall maintain an aggregate outstanding principal amount of Revolving Loans in a minimum principal amount equal to the Minimum Revolving Outstanding Amount at all times and (ii) shall not be permitted to voluntarily repay or prepay the Revolving Loans if any such payment would result in the aggregate outstanding principal amount of the Revolving Loans being less than the Minimum Revolving Outstanding Amount. Notwithstanding the foregoing sentence, however, the Borrowers shall be permitted and required to prepay the Revolving Loans if and to the extent such prepayment is required under Section 2.11, even if such payment would result in the outstanding principal amount of Revolving Facility Loans falling below the Minimum Revolving Outstanding Amount; provided, that the Borrowers shall promptly re-borrow an amount sufficient to comply with this paragraph (4) as soon as they may do so pursuant to Sections 2.01 and 4.01.

Section 2.03        Requests for Borrowings.

(1)            Each request for a Borrowing (other than Swingline Loans) shall be made pursuant to Holdings’ submission of a Borrowing Request not later than 10:00 a.m., Central time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing. Each Borrowing Request shall specify (a) the name of the applicable Borrower, (b) the requested date of the Borrowing (which shall be a Business Day), (c) the principal amount of the Term Benchmark Loans to be borrowed and (d) the location and number of the account to which the funds are to be disbursed. The Borrowers hereby acknowledge and agree that any request made through ABLSoft or any other electronic platform or electronic transmission system approved by the Administrative Agent shall be deemed made by a Responsible Officer of Holdings.

(2)            The Administrative Agent shall promptly notify each Lender of the amount of its share of the applicable Loans.

(3)            The Administrative Agent, without the request of any Borrower, may advance any interest, fee, service charge (including direct wire fees), expenses of the Loan Parties pursuant to Section 10.05 of this Agreement, or other payment to which any Agent or Lender is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to any Loan Account notwithstanding that an Overadvance may result thereby. The Administrative Agent shall advise Holdings of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under Section 2.11(1). Any amount which is charged to a Loan Account as provided in this Section 2.03(3) shall constitute Revolving Loans and shall bear interest at the interest rate then and thereafter applicable to Term Benchmark Loans.

Section 2.04        Swingline Loans.

(1)            Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Availability Period; provided, that no such Swingline Loan will be permitted if, after giving effect thereto, (a) the aggregate principal amount of outstanding Swingline Loans would exceed the Swingline Commitment; (b)  the Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments; (c) the Swingline Lender’s Revolving Facility Credit Exposure would exceed its Revolving Facility Commitment; or (d) the Revolving Facility Credit Exposure would exceed the Borrowing Base; provided; that the Swingline Lender will not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(2)            To request a Swingline Borrowing, Holdings will notify the Administrative Agent and the Swingline Lender of such request in writing by delivering a Swingline Borrowing Request not later than 1:00 p.m., Central time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request will be irrevocable and will specify the requested (a) date (which will be a Business Day) and (b) amount of the Swingline Borrowing. The Swingline Lender will consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender will not be obligated to make any Swingline Loan at any time when any Lender is at such time a Defaulting Lender, unless the Swingline Lender (i) is satisfied in its reasonable discretion that the related exposure will be 100% covered by the applicable Revolving Facility Commitments of the non-Defaulting Lenders pursuant to clause (3) below or (ii) has otherwise entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the Swingline Lender’s risk with respect to such Lender.

(3)            The Swingline Lender may by written notice given to the Administrative Agent on any Business Day require the Revolving Lenders with Revolving Facility Commitments to acquire participations by 1:00 p.m., Central time, on such Business Day (provided that if such notice is not provided to Lenders by 11:00 a.m., Central time, on such Business Day, such 1:00 p.m. deadline shall be extended by up to two hours to the extent necessary to provide the Revolving Lenders with Revolving Facility Commitments two hours from such notice to acquire such participations) in all or a portion of the outstanding Swingline Loans made by it. Such notice will specify the aggregate amount of such Swingline Loans in which the applicable Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Revolving Lender, specifying in such notice such Revolving Lender’s applicable Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and will not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or termination of the Commitments, and that each such payment will be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender with Revolving Facility Commitments will comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 will apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent will promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.

(4)            The Administrative Agent will notify Holdings of any participations in any Swingline Loan acquired pursuant to paragraph (3), and thereafter payments in respect of such Swingline Loan will be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or from any other Person on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein will be promptly remitted to the Administrative Agent and any such amounts received by the Administrative Agent will be promptly remitted by the Administrative Agent to the Revolving Lenders that made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted will be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to paragraph (3) will not relieve the Borrowers of any default in the payment thereof.

Section 2.05        Letters of Credit.

(1)            Subject to the terms and conditions of this Agreement, upon the request of any Borrower made in accordance herewith, and prior to the Maturity Date, the Administrative Agent agrees to arrange for the Issuing Bank to issue standby Letters of Credit or a sight commercial Letter of Credit for any lawful purpose of any Loan Party. Pursuant to the foregoing, and subject to the terms and conditions contained herein, Lenders shall make Letters of Credit available to the Borrowers by causing other financial institutions to issue such Letters of Credit supported by Lenders’ guaranty or indemnification. By submitting a request to the Administrative Agent for the issuance of a Letter of Credit, the Borrowers shall be deemed to have requested that the Administrative Agent cause the issuance of the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by a Responsible Officer of the Borrowers, (ii) delivered to the Administrative Agent via telefacsimile or other electronic method of transmission reasonably acceptable to the Administrative Agent and reasonably in advance of the requested date of issuance, amendment, renewal, or extension, and (iii) subject to the Administrative Agent’s and, as applicable, Issuing Bank’s, authentication procedures with results satisfactory to such Persons. Each such request shall be in form and substance reasonably satisfactory to the Administrative Agent and Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as the Administrative Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. The Administrative Agent’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, the Administrative Agent may, but shall not be obligated to, cause the issuance of a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property, or (y) an employment contract.

(2)            The Administrative Agent shall have no obligation to cause the issuance, amendment, renewal or extension of a Letter of Credit if any of the following would result after giving effect to the requested issuance, amendment, renewal or extension:

(a)            the Letter of Credit Usage would exceed the Letter of Credit Sublimit, or

(b)            the Revolving Facility Credit Exposure would exceed the Line Cap, or

(c)            the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans (inclusive of Swingline Loans) at such time.

(3)            In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Administrative Agent shall not be required to arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.23, or (ii) the Administrative Agent has not otherwise entered into arrangements reasonably satisfactory to it and the Borrowers to eliminate the Administrative Agent’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include the Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with such Section 2.23. Additionally, the Administrative Agent shall have no obligation to cause the issuance or extension of a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit (or the Administrative Agent from causing same to be issued), or any law applicable to the Administrative Agent or Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Administrative Agent or Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular (or, in either case, the Administrative Agent from causing same to be issued), (B) the issuance of such Letter of Credit would violate one or more policies of either the Administrative Agent or Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will not or may not be in Dollars.

(4)            Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank and the Administrative Agent, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank or the Administrative Agent makes a payment under, or pursuant to, a Letter of Credit, the Borrowers shall pay to the Administrative Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made. In the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4.02) and, initially, shall bear interest at the rate then applicable to Revolving Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph (4), the Administrative Agent shall distribute such payment to the Revolving Lenders to the extent such Revolving Lenders have made payments pursuant to paragraph (5) of this Section 2.05 to reimburse the Administrative Agent, then to such Revolving Lenders as their interests may appear.

(5)            Promptly following receipt of a notice of a Letter of Credit Disbursement in respect of a Letter of Credit pursuant to paragraph (4) of this Section 2.05, each Revolving Lender agrees to fund its Revolving Facility Percentage of any Revolving Loan deemed made pursuant to paragraph (4) of this Section 2.05 on the same terms and conditions as if the Borrowers had requested the amount thereof as a Revolving Loan and the Administrative Agent shall promptly pay to the Administrative Agent the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of any such Letter of Credit) and without any further action on the part of the Administrative Agent or the Revolving Lenders, the Administrative Agent shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each such Letter of Credit caused by the Administrative Agent to be issued, in an amount equal to its Revolving Facility Percentage of such Letter of Credit, and each such Revolving Lender agrees to pay to the Administrative Agent such Revolving Lender’s Revolving Facility Percentage of any Letter of Credit Disbursement made by Administrative Agent under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent such Revolving Lender’s Revolving Facility Percentage of each Letter of Credit Disbursement in respect of a Letter of Credit made by Administrative Agent and not reimbursed by the Borrowers on the date due as provided paragraph (4) of this Section 2.05, or of any reimbursement payment that is required to be refunded (or that the Administrative Agent elects, based upon the advice of counsel, to refund) to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to the Administrative Agent an amount equal to its respective Revolving Facility Percentage of each Letter of Credit Disbursement in respect of a Letter of Credit pursuant to this paragraph (5) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 4.02. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement in respect of a Letter of Credit as provided in this Section 2.05, such Revolving Lender shall be deemed to be a Defaulting Lender and the Administrative Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(6)            Each Borrower agrees to indemnify, defend and hold harmless the Administrative Agent, the Lenders (including Issuing Bank and the Swingline Lender) and each such Person’s respective directors, officers, employees, attorneys and agents (each, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes that are governed by Section 2.17) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(a)            any Letter of Credit or any pre-advice of its issuance;

(b)            any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(c)            any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(d)            any independent undertakings issued by the beneficiary of any Letter of Credit;

(e)            any unauthorized instruction or request made to Administrative Agent or Issuing Bank in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;

(f)            an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(g)            any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(h)            the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(i)            any prohibition on payment or delay in payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, anti-money laundering rules and regulations, or Sanctions;

(j)            Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;

(k)            any foreign language translation provided to Issuing Bank in connection with any Letter of Credit;

(l)            any foreign law or usage as it relates to Issuing Bank’s issuance of a Letter of Credit in support of a foreign guaranty including the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Issuing Bank in connection therewith; or

(m)            the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (a) through (m) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence, bad faith or willful misconduct of, or the material breach of this Agreement or any other Loan Document by, the Letter of Credit Related Person claiming indemnity. Each Borrower hereby agrees to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this paragraph (6). If and to the extent that the obligations of any Borrower under this paragraph (6) are unenforceable for any reason, such Borrower agrees to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(7)            The liability of the Administrative Agent (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrowers that are caused directly by such Person’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. Each Borrower’s aggregate remedies against the Administrative Agent and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by such Borrower to the Administrative Agent in respect of the honored presentation in connection with such Letter of Credit under paragraph (4) of this Section 2.05, plus interest at the rate then applicable to Revolving Loans hereunder. Each Borrower shall take action to avoid and mitigate the amount of any damages claimed against the Administrative Agent or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by any Borrower under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by such Borrower as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had such Borrower taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the Administrative Agent and Issuing Bank to effect a cure.

(a)            Each Borrower is responsible for the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance the Administrative Agent or Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by such Borrower. Each Borrower understands that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Administrative Agent and Issuing Bank, and each Borrower hereby consents to such revisions and changes not materially different from the application executed in connection therewith. Each Borrower is solely responsible for the suitability of the Letter of Credit for such Borrower’s purposes. If any Borrower requests the Administrative Agent to cause the issuance of a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against the Administrative Agent; (ii) the Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among the Administrative Agent and/or Issuing Bank and the Borrowers. Each Borrower will examine the copy of the Letter of Credit and any other documents sent by the Administrative Agent on behalf of Issuing Bank in connection therewith and shall promptly notify the Administrative Agent (not later than three (3) Business Days following such Borrower’s receipt of documents from the Administrative Agent) of any non-compliance with such Borrower’s instructions and of any discrepancy in any document under any presentment or other irregularity. Each Borrower understands and agrees that neither the Administrative Agent nor Issuing Bank is required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if the applicable Borrower does not at any time want the then current expiration date of such Letter of Credit to be extended, such Borrower will so notify Issuing Bank (with a copy to the Administrative Agent) at least 30 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(8)            Each Borrower’s reimbursement and payment obligations under this Section 2.05 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(a)            any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement, or any Loan Document, or any term or provision therein or herein;

(b)            payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(c)            the Administrative Agent, Issuing Bank or any of its respective branches or Affiliates being the beneficiary of any Letter of Credit;

(d)            Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(e)            the existence of any claim, set-off, defense or other right that any Loan Party or its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, the Administrative Agent, Issuing Bank or any other Person;

(f)            Issuing Bank or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Issuing Bank’s counters or are different from the electronic presentation;

(g)            any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this paragraph (8), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Loan Party or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the Administrative Agent, the beneficiary or any other Person; or

(h)            the fact that any Default or Event of Default shall have occurred and be continuing;

provided, that subject to paragraph (7) of this Section 2.05, the foregoing shall not release the Administrative Agent or Issuing Bank from such liability to any Borrower as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against the Administrative Agent or Issuing Bank, as applicable, following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of any Borrower to the Administrative Agent and Issuing Bank arising under, or in connection with, this Section 2.05 or any Letter of Credit.

(9)            Without limiting any other provision of this Agreement, the Administrative Agent and each other Letter of Credit Related Person (if applicable) shall not be responsible to any Borrower for, and the Administrative Agent’s rights and remedies against any Borrower and the obligation of any Borrower to reimburse the Administrative Agent for each drawing under each Letter of Credit shall not be impaired by:

(a)            honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(b)            honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(c)            acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(d)            the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(e)            acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(f)            any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;

(g)            any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(h)            assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(i)            payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(j)            acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(k)            honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(l)            dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(m)            honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(10)            The Borrowers shall pay immediately upon demand to Administrative Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the terms of this Agreement shall be deemed to constitute a demand for payment thereof for the purposes of this paragraph (10)) any and all customary commissions, fees and charges then in effect imposed by, and any and all documented expenses incurred by the Administrative Agent relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(11)            If by reason of (x) any Change in Law, or (y) compliance by the Administrative Agent, the Lenders or Issuing Bank with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D:

(a)            any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or

(b)            there shall be imposed on the Administrative Agent, any Lender or Issuing Bank any other condition regarding any Letter of Credit, Loans, or obligations to make Loans hereunder (other than Taxes that are governed by Section 2.17), and the result of the foregoing is to increase, directly or indirectly, the cost to the Administrative Agent, any Lender or Issuing Bank of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, the Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Borrowers, and the Borrowers shall pay within 30 days after demand therefor, such amounts as the Administrative Agent may specify to be necessary to compensate the Administrative Agent, any such Lender or Issuing Bank for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Revolving Loans hereunder; provided, that (A) the Borrowers shall not be required to provide any compensation pursuant to this paragraph (11) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to the Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by the Administrative Agent of any amount due pursuant to this paragraph (11), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(12)            Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five (5) Business Days prior to the Maturity Date.

(13)            If (i) any Event of Default occurs and is continuing or (ii) Excess Availability is less than zero, then on the Business Day following the date on which the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Revolving Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter Credit Exposure) demanding Letter of Credit Collateralization pursuant to this paragraph (13), the Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage; provided that, in each case, upon the occurrence of any Event of Default described in Section 8.01(8) or (9), the obligation to provide Letter of Credit Collateralization will become effective immediately, and any deposit of cash collateral required pursuant to the terms set forth in the Letter of Credit Collateralization definition will become immediately due and payable, without demand or other notice of any kind. If the Borrowers fail to provide Letter of Credit Collateralization as required by this paragraph (13), the Revolving Lenders may (and, upon direction of the Administrative Agent, shall) advance, as Revolving Loans the amount of the cash collateral required pursuant to the terms of the Letter of Credit Collateralization definition so that the then existing Letter of Credit Usage is cash collateralized in accordance with the terms of the Letter of Credit Collateralization definition (whether or not the Revolving Facility Commitments have terminated, an Overadvance exists or the conditions in Section 4.02 are satisfied).

(14)            Unless otherwise expressly agreed by the Administrative Agent, Issuing Bank and the Borrowers, when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(15)            The Administrative Agent and Issuing Bank shall each be deemed to have acted with due diligence and reasonable care if such Person’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(16)            In the event of a direct conflict between the provisions of this Section 2.05 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.05 shall control and govern.

(17)            The provisions of this Section 2.05 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(18)            At the Borrowers’ cost and expense, the Borrowers shall execute and deliver to the Administrative Agent such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by the Administrative Agent or Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce Issuing Banks’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. The Borrowers irrevocably appoint the Administrative Agent as its attorney-in-fact and authorizes the Administrative Agent, without notice to the Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business  that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

(19)            For the avoidance of doubt, the Borrowers hereby acknowledge and agree that none of the Existing Letters of Credit shall constitute Letters of Credit under this Agreement, nor constitute apart of the Obligations.

Section 2.06        Funding of Borrowings.

(1)            Each Lender will make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., Central time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that same-day Base Rate Loans will be made by each Lender on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Central time; provided, further that Swingline Loans will be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrowers by promptly crediting the amounts so received, in like funds, to an account of such Borrowers as specified in the applicable Borrowing Request; provided that Base Rate Revolving Loans and Swingline Borrowings made to finance the reimbursement of a Letter of Credit Disbursement and any other reimbursements owing to any Issuing Bank, in each case, as provided in Section 2.05(5), will be remitted by the Administrative Agent to the applicable Issuing Bank.

(2)            Unless the Administrative Agent has received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (1) of this Section 2.06 and may, in reliance upon such assumption, make available to the applicable Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrowers severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrowers to but excluding the date of payment to the Administrative Agent at (a) in the case of such Lender, the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (b) in the case of Borrowers, the interest rate applicable to Base Rate Loans at such time. If such Lender pays such amount to the Administrative Agent then such amount will constitute such Lender’s Loan included in such Borrowing.

(3)            The foregoing notwithstanding, the Administrative Agent, in its sole discretion, may from its own funds make the applicable Loan on behalf of any such Lender (including by means of Swingline Loans to the applicable Borrowers). In such event, the Lender, on behalf of whom Administrative Agent made the Loan, will reimburse the Administrative Agent for all or any portion of such Loan made on its behalf upon written notice given to such Lender not later than 11:00 a.m., Central time, on the Business Day such reimbursement is requested. On each such settlement date, the Administrative Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Loan for the period from and including the date on which such Loan is made on such Lender’s behalf, to but excluding the date the Administrative Agent is reimbursed in respect of such Loan by such Lender, will be paid to the Administrative Agent for its own account.

Section 2.07        [Reserved].

Section 2.08        Termination of Commitments.

(1)            Unless previously terminated, the Revolving Facility Commitments will terminate on the Maturity Date.

(2)            Subject to the payment of the Early Termination Fee (if applicable), the Borrowers may at any time terminate the Revolving Facility Commitments in full; provided that the Borrowers will not terminate the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, either the Revolving Facility Credit Exposure would exceed the Line Cap.

(3)            The Borrowers will notify the Administrative Agent of any election to terminate the Revolving Facility Commitments under paragraph (2) of this Section 2.08 at least three (3) Business Days prior to the date of such termination, specifying such election and the date thereof. Promptly following receipt of any notice, the Administrative Agent will advise the Lenders of the contents thereof. Each notice delivered by Borrowers pursuant to this Section 2.08 will be irrevocable; provided that such notice of termination of the Revolving Facility Commitments delivered by Borrowers may state that such notice is revocable or conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked or extended by Borrowers (by notice to the Administrative Agent on or prior to the specified closing date of such other credit facilities). Any termination of the Revolving Facility Commitments will be permanent.

Section 2.09        Promise to Pay; Evidence of Debt.

(1)            The Borrowers hereby unconditionally promise to pay in full all of the Obligations on the Maturity Date or, if earlier, on the date on which the Obligations become due and payable pursuant to the terms of this Agreement and the other Loan Documents.

(2)            Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the applicable Borrowers will prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to Borrowers. Thereafter, the Loans evidenced by such Note and interest thereon at all times (including after assignment pursuant to Section 10.04) will be represented by one or more Notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

(3)            The Administrative Agent will maintain accounts in which it will record (a) the amount of each Loan to the applicable Borrowers made hereunder and the Class thereof, (b) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrowers to each Lender hereunder and (c) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph (3) will be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Administrative Agent to maintain such accounts or any error therein will not in any manner affect the obligations of the applicable Borrowers to repay the Obligations in accordance with the terms of this Agreement.

Section 2.10        Optional Repayment of Loans.

(1)            The Borrowers will have the right at any time and from time to time to repay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16).

(2)            Prior to any repayment of any Loans, the Borrowers will select the Borrowing or Borrowings to be repaid and will notify the Administrative Agent in writing (including by hand delivery or e-mail) of such selection not later than 1:00 p.m., Central time, (a) in the case of a Base Rate Loan, one (1) Business Day before the anticipated date of such repayment and (b) in the case of a Term Benchmark Loan, three (3) Business Days before the anticipated date of such repayment. Each repayment of a Borrowing will be applied to the Loans included in the repaid Borrowing such that each Lender receives its ratable share of such repayment. Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Loan hereunder, the applicable Borrowers will select the Borrowing or Borrowings to be repaid and will notify the Administrative Agent in writing (including by hand delivery or e-mail) of such selection not later than 1:00 p.m., Central time, on the scheduled date of such repayment. All voluntary repayments of Loans will be accompanied by accrued interest on the amount repaid, together with the Early Termination Fee (if applicable) and any amounts due under Section 2.16 (if applicable).

Section 2.11        Mandatory Repayment of Loans.

(1)            In the event (a) the aggregate amount of the Revolving Facility Credit Exposure exceeds the Line Cap at such time, then the Borrowers will on such Business Day repay outstanding Revolving Loans and Swingline Loans, and, if there remains an excess after paying all such Revolving Loans and Swingline Loans, cash collateralize Letters of Credit issued on behalf of the Borrowers (in accordance with the terms of the Letter of Credit Collateralization definition and Section 2.05(13)) in an aggregate amount equal to such excess.

(2)            [Reserved].

(3)            In the event and on such occasion as the Letter of Credit Exposure exceeds the Letter of Credit Sublimit, the Borrowers will deposit cash collateral (in accordance with the terms of the Letter of Credit Collateralization definition and Section 2.05(13)) in an amount equal to such excess.

(4)            Upon the occurrence and during the continuance of a Cash Dominion Period, all amounts in each Blocked Account in excess of $5,000 shall be applied by the Administrative Agent to prepay Revolving Loans (with no reduction in commitments).

(5)            Notwithstanding the foregoing, at all times when no Cash Dominion Period is in effect:

(a)            the Administrative Agent may instruct any Blocked Account Bank maintaining a Dominion Account (or, in the case of the RBC Deposit Accounts, instruct the Loans Parties to direct RBC) to transfer the then contents or then entire ledger balance of such Dominion Account in excess of $5,000 (or, in the case of the RBC Deposit Accounts, $1.0 million individually and $2.0 million in the aggregate) that have been collected therein as of the end of each Business Day (the “Applied Balance”) for application to reduce the outstanding Revolving Loans (with no reduction in commitments) on such Business Day; and

(b)            upon receipt of the Applied Balance by the Administrative Agent, each such application by the Administrative Agent of such Applied Balance to the Obligations shall be deemed to be delivery by the Borrowers of a Borrowing Request in an amount equal to such Applied Balance and, as a result thereof, the Administrative Agent shall make a Revolving Loan on such Business Day to the Borrowers in an amount equal to such Applied Balance, subject to the Borrowers' satisfaction of the conditions precedent set forth in Section 4.01.

(6)            All mandatory repayments of Loans will be accompanied by accrued interest on the amount repaid, together with the Early Termination Fee (if applicable) and any amounts due under Section 2.16 (if applicable).

Section 2.12        Fees.

(1)            The Borrowers (or Holdings on behalf of the Borrowers) agree to pay to the Administrative Agent, for the ratable account of the Revolving Lenders (other than any Defaulting Lender), a commitment fee (a “Commitment Fee”) on the average daily amount of the Available Unused Commitment of such Lender during the preceding calendar month (or, in the case of the first full calendar month, the period commencing on the Closing Date and ending on the last day of the first full calendar month thereafter) at a rate equal to the Commitment Fee Percentage, which Commitment Fee shall be fully earned as it accrues and shall be due and payable, in arrears, on the first day of each calendar month until the Obligations are paid in full in cash. All Commitment Fees will be computed on the basis of the actual number of days elapsed in a year of 360 days and in Dollars.

(2)            The Borrowers agree to pay Agent, for the ratable benefit of the Revolving Lenders, a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.05) that shall accrue:

(a)            at all times when the Letter of Credit Sublimit is equal to $10.0 million, a per annum rate equal to 4.75%, times the average amount of the Letter of Credit Usage during the immediately preceding calendar month (or portion thereof) and

(b)            at all times when the Letter of Credit Sublimit is equal to $20.0 million, a per annum rate equal to 6.00%, times the average amount of the Letter of Credit Usage during the immediately preceding calendar month (or portion thereof).

(3)            The Borrowers (or Holdings on behalf of the Borrowers) shall pay (or shall cause to be paid) the fees specified in the Fee Letter in the amounts, at the times, on the terms and to the Persons specified therein.

(4)            Unless otherwise specified, all Fees will be paid on the dates due, in immediately available funds, to Administrative Agent’s Bank for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees will be refundable under any circumstances.

Section 2.13        Interest.

(1)            Each Base Rate Loan will bear interest at the Base Rate plus the Applicable Margin.

(2)            Each Term Benchmark Loan (including, for the avoidance of doubt, Overadvances and Protective Advances) will bear interest at the Adjusted Term SOFR Rate plus the Applicable Margin.

(3)            Solely for purposes of calculating interest pursuant to this Section 2.13, if on any day the aggregate outstanding principal balance of the Revolving Loans is less than the Minimum Revolving Outstanding Amount on such day, then interest for such day shall be calculated and accrue as if the aggregate outstanding principal balance of the Revolving Loans on such day is equal to the Minimum Revolving Outstanding Amount.

(4)            Following (x) the occurrence and during the continuation of a Specified Event of Default and (y) with respect to any other Event of Default, receipt by the Borrowers of written notice from the Administrative Agent of the occurrence and continuation of such Event of Default, in each case, the Borrowers will pay interest on all outstanding Obligations hereunder at a rate per annum equal to 2.00% plus the rate otherwise applicable thereto.

(5)            Accrued interest on each Loan will be payable by the Borrowers, in arrears on each Interest Payment Date for such Loan; provided that:

(i)            interest accrued pursuant to paragraph (3) of this Section 2.13 will be payable on demand;

(ii)            unless otherwise specified herein, in the event of any repayment of any Loan (other than a repayment of a Base Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid will be payable on the date of such repayment; and

(iii)            in the event of any conversion of any Term Benchmark Loan pursuant to Section 2.14 prior to the end of the current Available Tenor therefor, accrued interest on such Loan will be payable on the effective date of such conversion.

(6)            All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the prime rate will be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, will be payable for the actual number of days elapsed. The applicable Base Rate, Adjusted Term SOFR Rate and Term SOFR will be determined by the Administrative Agent, and such determination will be conclusive absent manifest error.

(7)            For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or any other period of time that is less than a calendar year, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or any other period, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends and (z) divided by 360, or such other period of time that is less than the calendar year, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(8)            If any provision of this Agreement would oblige any Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Lender of “interest” at a “criminal rate”.

Section 2.14        Certain Provisions Regarding Term Benchmark Loans

(1)            Inadequate or Unfair Basis. If the Administrative Agent or any Lender reasonably determines (which determination shall be binding and conclusive on the Borrowers) that, by reason of circumstances affecting the interbank market or otherwise, adequate and reasonable means do not exist for ascertaining the applicable Adjusted Term SOFR Rate, then the Administrative Agent or such Lender shall promptly notify the Borrowers (and the Administrative Agent, if applicable) thereof and, so long as such circumstances shall continue, (a) the Administrative Agent and/or such Lender shall be under no obligation to make any Term Benchmark Loans and (b) on the last day of the current calendar month, each Term Benchmark Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan and shall bear interest at the Base Rate plus the Applicable Margin.

(2)            Change in Law. If, after the Closing Date, any Change in Law occurs that would make it (or in the good faith judgment of the Administrative Agent or the applicable Lender cause a substantial question as to whether it is) unlawful for the Administrative Agent or such Lender to make, maintain or fund Term Benchmark Loans, then the Administrative Agent or such Lender shall promptly notify the Borrowers and, so long as such circumstances shall continue, (a) the Administrative Agent or such Lender shall have no obligation to make any Term Benchmark Loan and (b) on the last day of the current calendar month for each Term Benchmark Loan (or, in any event, on such earlier date as may be required by the relevant Change in Law), such Term Benchmark Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan and shall bear interest at the Base Rate plus the Applicable Margin.

(3)            Benchmark Replacement Setting.

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrowers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.14(3) will occur prior to the applicable Benchmark Transition Start Date.

(b)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Borrowers, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (1) the implementation of any Benchmark Replacement and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrowers of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(3)(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, the Borrowers or any Lender (or group of Lenders) pursuant to this Section 2.14(3), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12(3).

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent, in consultation with the Borrowers, in its reasonable discretion or (II) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Term SOFR” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative and (2) if a tenor that was removed pursuant to clause (1) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Term SOFR” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, (1) the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (2) any outstanding affected Term Benchmark Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable calendar month. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an available tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(4)            No Requirement of Matched Funding. Notwithstanding Anything to the contrary contained herein, neither the Administrative Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at the Adjusted Term SOFR Rate or the Term SOFR Reference Rate.

(5)            Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right, in consultation with the Borrowers, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrowers and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.15        Increased Costs.

(1)            If any Change in Law:

(a)            imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;

(b)            imposes on any Lender or Administrative Agent (in connection with arranging Letters of Credit) any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein; or

(c)            subjects any Recipient to any Taxes (other than (a) Indemnified Taxes, (b) Taxes described in clauses (2) through (4) of the definition of Excluded Taxes and (c) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender of making, continuing, converting or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the applicable Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(2)            If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the applicable Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(3)            A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (1) or (2) of this Section 2.15 will be delivered to the Borrowers and will be conclusive absent manifest error. The applicable Borrowers will pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(4)            Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender will notify the Borrowers thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 will not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers will not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above will be extended to include the period of retroactive effect thereof.

Section 2.16        Break Funding Payments. Except as otherwise set forth herein, the applicable Borrowers will compensate each Lender for the actual out-of-pocket loss, cost and expense (excluding loss of anticipated profits) attributable to the following events:

(1)            the payment of any principal of any Term Benchmark Loan other than on the last day of the Available Tenor applicable thereto (including as a result of an Event of Default);

(2)            the conversion of any Term Benchmark Loan other than on the last day of the Available Tenor applicable thereto;

(3)            the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto;

(4)            the assignment of any Term Benchmark Loan other than on the last day of the Available Tenor applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19; or

(5)            the failure by the Borrowers to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) on its scheduled due date.

A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 will be delivered to the Borrowers and will be conclusive absent manifest error. The applicable Borrowers will pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.17        Taxes.

(1)            Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without any Tax Deduction, except as required by applicable law; provided that if any Tax Deductions are to be made under any applicable law from such payments (as determined in the good faith discretion of the applicable withholding agent), then (a) such withholding agent will be entitled to make such deductions; (b) such withholding agent will timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; and (c) if such Tax is an Indemnified Tax, the sum payable by the Loan Parties will be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.17) the Recipient receives an amount equal to the amount it would have received had no such Tax Deductions been made.

(2)            [Reserved].

(3)            In addition, the Loan Parties will timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent timely reimburse it for the payment of such Other Taxes.

(4)            The Loan Parties will indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, will be conclusive absent manifest error.

(5)            As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(6)        (a)        Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document will deliver to a U.S. Borrower and the Administrative Agent, at the time or times reasonably requested by a U.S. Borrower or the Administrative Agent, such properly completed and executed documentation requested by a U.S. Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a U.S. Borrower or the Administrative Agent, will deliver such other documentation prescribed by applicable law or reasonably requested by a U.S. Borrower or the Administrative Agent as will enable the U.S. Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (b), (c)(i), (c)(ii), (c)(iii), and (c)(iv) of this Section 2.17(6)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b)            Without limiting the effect of Section 2.17(6)(a) above, each Lender that is a U.S. Person will deliver to a U.S. Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of a U.S. Borrower or the Administrative Agent), copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(c)            Without limiting the effect of Section 2.17(6)(a) above, each Foreign Lender will, to the extent it is legally entitled to do so, deliver to a U.S. Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of a U.S. Borrower or the Administrative Agent), copies of whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii)            duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto);

(iii)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) a certificate substantially in the form of the applicable Exhibit E to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code; (2) a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) or Section 881(c)(3)(B) of the Code; or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any subsequent versions thereof or successors thereto);

(iv)            duly completed copies of Internal Revenue Service Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and any additional Form W-8IMYs) and, if applicable Internal Revenue Service Form W-9, as may be required; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the benefits of the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of the applicable Exhibit E on behalf of each such direct and indirect partner; or

(v)            any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the U.S. Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(7)            If the Administrative Agent is a U.S. Person, it shall deliver to the Borrowers on or prior to the date on which it becomes the Administrative Agent under this Agreement with two duly completed copies of Form W-9. If the Administrative Agent is not a U.S. Person, it shall provide to the Borrowers on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers): (A) two executed copies of Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account, and (B) two executed copies of Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrowers to be treated as a U.S. Person with respect to such payments (and the Borrowers and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).

(8)            If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender will deliver to a U.S. Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by a U.S. Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by a U.S. Borrower or the Administrative Agent as may be necessary for each U.S. Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (8), “FATCA” will include any amendments made to FATCA after the date of this Agreement.

(9)            Each Recipient agrees that if any form or certification it previously delivered pursuant to Section 2.17(6), Section 2.17(7) or Section 2.17(8) expires or becomes obsolete or inaccurate in any respect, the Lender shall, following written request by the relevant U.S. Borrower or the Administrative Agent at least 30 days before such an expiration, obsolescence or inaccuracy occurs, update such form or certification or promptly notify the U.S. Borrowers and the Administrative Agent in writing of its legal inability to do so.

(10)            If the Administrative Agent or any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it will pay over promptly an amount equal to such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party pursuant to this Section 2.17(10) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(10), in no event will the Administrative Agent or any Lender be required to pay any amount to any Loan Party pursuant to this Section 2.17(10) the payment of which would place the Administrative Agent or Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(10) will not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems, in good faith, to be confidential) to the Loan Parties or any other Person or to interfere with its right to arrange its tax affairs in such a manner as it may see fit.

(11)            Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(5) relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(11).

(12)            [Reserved].

(13)            Each party’s obligations under this Section 2.17 will survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(14)            For purposes of this Section 2.17, the term “applicable law” includes FATCA and the term “Lender” includes any Issuing Bank.

Section 2.18        Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(1)            Unless otherwise specified, (a) the Borrowers will make each payment required to be made by them hereunder (whether of principal, interest, fees, reimbursement of Letter of Disbursements or otherwise) prior to 2:00 p.m., Central time, to Administrative Agent’s Bank, except payments to be made directly to any Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.05 will be made directly to the Persons entitled thereto; and (b) each such payment will be made, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim; provided, that, (a) for purposes of determining the Borrowing Base, such amounts will be credited to the Loan Account and the Collateral balances to which they relate upon the Administrative Agent's receipt of an advice from Administrative Agent's Bank that such items have been credited to Administrative Agent's Bank, in each case subject to final payment and collection and (b) for purposes of computing interest thereon, such amounts shall be deemed applied by the Administrative Agent two (2) Business Days after the Administrative Agent’s receipt of advice of deposit thereof to Administrative Agent’s Bank. The Administrative Agent will distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof and will make settlements with the Lenders with respect to other payments at the times and in the manner provided in this Agreement. Except as otherwise provided herein, if any payment hereunder is due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon will be payable for the period of such extension. Unless otherwise specified herein, any payment required to be made by the Administrative Agent hereunder will be deemed to have been made by the time required if the Administrative Agent, at or before such time, has taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(2)            The amount of each Lender’s Revolving Facility Percentage of outstanding Revolving Loans (including outstanding Swingline Loans) received by the Administrative Agent as of 4:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent. The Administrative Agent will deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (a) the Administrative Agent will transfer to each Lender its applicable Revolving Facility Percentage of repayments and (b) each Lender will transfer to the Administrative Agent (as provided below) or the Administrative Agent will transfer to each Lender such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of each Class of Revolving Loans made by each Lender will be equal to such Lender’s applicable Revolving Facility Percentage of all Revolving Loans outstanding in such Class as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 2:00 p.m. on a Business Day, such transfers will be made in immediately available funds no later than 5:00 p.m. that day and, if received after 2:00 p.m., then no later than 4:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender has not so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

(3)            Waterfall.

(a)            Except as otherwise provided in this Agreement, after the occurrence of an Event of Default and the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become due and payable in the case of an Event of Default described in Section 8.01(8) or Section 8.01(9)) or the sale or other disposition of the Collateral through an exercise of rights and remedies hereunder, all amounts received by the Administrative Agent for distribution hereunder or under the Loan Documents shall, subject to the terms of the Intercreditor Agreement, be distributed in the following order and, if to Lenders, according to each Lender’s pro rata share with respect to each category set forth below:

(i)             first, toward payment of any expenses, fees and indemnities due to the Agents hereunder;

(ii)            second, toward payment of interest and fees then due hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties;

(iii)           third, toward payment of principal of unreimbursed Letter of Credit Disbursements, Swingline Loans, Protective Advances and Overadvances then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed Letter of Credit Disbursements, Protective Advances and Overadvances then due to such parties;

(iv)           fourth, on a pro rata basis, (w) toward payment of other principal then due hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties, (x) toward the payment of any outstanding obligations owed to the Qualified Counterparties under any Designated Hedging Agreements to which the Borrowers or Guarantors are a party in an aggregate amount not to exceed the Designated Hedging Reserve ratably among the parties entitled thereto in accordance with the amounts of obligations under such Designated Hedging Agreements then due to such parties and (y) toward payment of any outstanding obligations owed to Cash Management Banks under any Designated Cash Management Obligations of the Borrowers or Guarantors are a party in an aggregate amount not to exceed the Designated Cash Management Reserve ratably among the parties entitled thereto in accordance with the amounts of such Designated Cash Management Obligations then due to such parties;

(v)            fifth, if an Event of Default has occurred and is continuing, to cash collateralize Letters of Credit issued for the account of the Borrowers in accordance with the terms of the Letter of Credit Collateralization definition and Section 2.05(13);

(vi)           sixth, to pay any other Obligations (excluding Obligations as described in items (2) and (4) of the definition of “Obligations” contained herein) ratably among the parties thereto in accordance with such amounts so owed them;

(vii)         seventh, to payment of obligations pursuant to Specified Hedge Agreements then due from the Borrowers or Guarantors party to such Specified Hedge Agreements, ratably among the parties entitled thereto in accordance with the amounts of obligations under such Specified Hedge Agreements then due to such parties;

(viii)         eighth, to payment of Cash Management Obligations then due from the Borrowers or Guarantors, ratably among the parties entitled thereto in accordance with the amounts of such Cash Management Obligations then due to such parties;

(ix)           ninth, to payment of all other Obligations then due and payable, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties; and

(x)            tenth, the remainder shall be returned to the Loan Parties.

provided that the application of such proceeds at all times will be subject to the application of proceeds provisions contained in the Intercreditor Agreement;

provided, further that the Administrative Agent shall have no obligation to calculate the amount of any Designated Cash Management Obligation and may request a reasonably detailed calculation thereof from the applicable Cash Management Bank. If the Cash Management Bank fails to deliver the calculation within five (5) Business Days following request, the Administrative Agent may assume the amount is zero.

(4)            Subject to express priorities set forth in Section 2.18(3) above, if any Lender, by exercising any right of set-off or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of its Loans or participations in Letter of Credit Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of such Loans or participations in Letter of Credit Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion will purchase (for cash at face value) participations in the Loans or participations in Letter of Credit Disbursements or Swingline Loans, as applicable, of other Lenders to the extent necessary so that the benefit of all such payments will be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Letter of Credit Disbursements and Swingline Loans; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations will be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this paragraph (4) will not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in Letter of Credit Disbursements to any assignee or participant, other than to any Borrower or any other Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (4) apply). Each Borrower consents to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(5)            Unless the Administrative Agent has received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the applicable Borrowers will not make such payment, the Administrative Agent may assume that the applicable Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the applicable Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(6)            If any Lender fails to make any payment required to be made by it pursuant to Section 2.04(3), 2.05(4) or (5), 2.06(1), or 2.18(4) then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19        Mitigation Obligations; Replacement of Lenders.

(1)            If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender will, in consultation with the relevant Loan Party, take all reasonable steps to mitigate any such consequences, including (but not limited to, designate a different Lending Office for funding or booking its Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or Affiliates if such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (b) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(2)            If any Lender requests compensation under Section 2.15 or is a Defaulting Lender, or if any Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that assumes such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) the Borrowers shall have received the prior written consent of the Administrative Agent and the Swingline Lender, which consent shall not unreasonably be withheld, to the extent the consent of such Person would be required under Section 10.04 for an assignment of Loans to such assignee, (b) such Lender has received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letter of Credit Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (c) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter. Nothing in this Section 2.19 will be deemed to prejudice any rights that any Borrower may have against any Lender that is a Defaulting Lender.

(3)            If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which, pursuant to the terms of Section 10.08, requires the consent of such Lender with respect to which the Required Lenders have granted their consent, then each Borrower will have the right (unless such Non-Consenting Lender grants such consent) at its sole expense, to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent and the Swingline Lender to the extent the consent of such Person would be required under Section 10.04; provided that (a) all Obligations of the Borrowers owing to such Non-Consenting Lender (including accrued Fees and any amounts due under Section 2.15, 2.16 or 2.17) being removed or replaced will be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender will purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender will be necessary in connection with such removal or assignment, which will be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrowers, the Administrative Agent, such Non-Consenting Lender and the replacement Lender will otherwise comply with Section 10.04; provided that if such Non-Consenting Lender does not comply with Section 10.04 within three Business Days after the Borrowers’ request therefor, compliance with Section 10.04 will not be required to effect such assignment.

Section 2.20        [Reserved].

Section 2.21        Incremental Revolving Facility Increases.

(1)            Notice. At any time and from time to time, on one or more occasions, subject to the terms and conditions set forth herein, the Borrowers may, by notice to the Administrative Agent, request an increase to the Revolving Facility Commitments (each such increase, an “Incremental Revolving Facility Increase” and such additional Revolving Facility Commitments, the “Incremental Commitments”).

(2)            Ranking. Any Incremental Commitments will (a) rank pari passu in right of payment with the Revolving Facility Claims and (b) be secured by the Collateral on a pari passu basis with the Revolving Facility Claims pursuant to the Intercreditor Agreement.

(3)            Size. The principal amount of all commitments in respect of Incremental Revolving Facility Increases received pursuant to this Section 2.21, in the aggregate for all Incremental Revolving Facility Increases, shall not exceed $100.0 million.

(4)            Minimum Amounts. Each Incremental Revolving Facility Increase received pursuant to this Section 2.21 will be in an integral multiple of $1.0 million and in a minimum aggregate principal amount of $10.0 million (or such lesser minimum amount approved by the Administrative Agent).

(5)            Incremental Lenders. Incremental Revolving Facility Increases may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to provide any Incremental Revolving Facility Increase), or any Additional Lender (collectively, the “Incremental Lenders”); provided that the Administrative Agent and the Swingline Lender shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to any Additional Lender’s provision of such Incremental Revolving Facility Increase if such consent by such Persons would be required under Section 10.04 for an assignment of Commitments or Loans to such Additional Lender.

(6)            Incremental Facility Amendments.

(a)            Each Incremental Revolving Facility Increase will become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrowers, the applicable Incremental Lenders and the Administrative Agent. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Facility Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility Amendment, this Agreement and the other Loan Documents, as applicable, will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Facility Increase evidenced thereby.

(b)            Upon each Incremental Revolving Facility Increase of the Revolving Facility Commitments in accordance with this Section 2.21:

(i)            each Incremental Lender in respect of such increase will automatically and without further act be deemed to have assumed a portion of each Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Lender (including each such Incremental Lender) will equal the percentage of the aggregate Revolving Facility Commitments of all Lenders represented by such Lender’s Revolving Facility Commitment; and

(ii)            the Administrative Agent may, in consultation with the Borrowers, take any and all actions as may be reasonably necessary to ensure that, after giving effect to such Lender’s Incremental Commitments, the percentage of the aggregate Revolving Facility Commitments held by each Lender (including each such Incremental Lender) will equal the percentage of the aggregate Revolving Facility Commitments of all Lenders represented by such Lender’s Revolving Facility Commitment, which may be accomplished, at the discretion of the Administrative Agent following consultation with the Borrowers, by:

(A)            requiring the outstanding Revolving Loans to be prepaid with the proceeds of a new Borrowing;

(B)            causing non-increasing Lenders to assign portions of their outstanding Revolving Loans to Incremental Lenders; or

(C)            a combination of the foregoing.

(7)            Conditions. The initial availability of any Incremental Revolving Facility Increase will be subject solely to the following conditions:

(a)            no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Incremental Revolving Facility Increase on the date such Incremental Revolving Facility Increase is incurred (or commitments in respect thereof are provided); provided, that if the Incremental Revolving Facility Increase is being incurred in connection with a Limited Condition Acquisition, (i) the date of determination of such condition shall be the LCA Test Date and (ii) on the date such Incremental Revolving Facility Increase is incurred (or commitments in respect thereof are provided), no Event of Default shall have occurred and be continuing or would exist immediately after giving effect thereto;

(b)            the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be accurate in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Revolving Facility Increase (or the date on which commitments in respect thereof are provided); provided, that if the Incremental Revolving Facility Increase is being incurred in connection with a Limited Condition Acquisition, the date of determination of such condition shall be the LCA Test Date; and

(c)            such other conditions (if any) (including payment of any applicable commitment fees) as may be required by the Administrative Agent and the Incremental Lenders providing such Incremental Revolving Facility Increase, unless such other conditions are waived by the Administrative Agent and such Incremental Lenders.

(8)            Terms. Any Incremental Revolving Facility Increase will be on terms identical to (and shall form part of) the Revolving Facility Commitments, except with respect to any arrangement, upfront, structuring or similar fees that may be agreed to by and among the Borrowers, the Administrative Agent and the Incremental Lenders.

Section 2.22        [Reserved].

Section 2.23        Defaulting Lenders.

(1)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement is restricted as set forth in Section 10.08.

(b)            Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), will be applied at such time or times as may be reasonably determined by the Administrative Agent as follows:

(i)              first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(ii)             second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder;

(iii)            third, if so determined by the Administrative Agent or requested by the Issuing Bank or Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swingline Loan or Letter of Credit;

(iv)            fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(v)             fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Revolving Loans under this Agreement;

(vi)            sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(vii)          seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(viii)         eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if such payment is a payment of the principal amount of any Loans or Letter of Credit Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment will be applied solely to pay the Loans of, and Letter of Credit Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Disbursements owed to, such Defaulting Lender. Any payments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.23(1)(b) will be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)            Certain Fees. Such Defaulting Lender (i) will not be entitled to receive any Commitment Fee pursuant to Section 2.12(1) for any period during which that Lender is a Defaulting Lender (and the Borrowers will be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender), (ii) will not be entitled to receive any Letter of Credit Fee pursuant to Section 2.12(2) for any period during which that Lender is a Defaulting Lender (although the Borrowers will be required to pay any such Letter of Credit Fee that otherwise would have been required to have been paid to such Defaulting Lender to the non-Defaulting Lenders or Issuing Bank, in accordance with any reallocation of Fronting Exposure to non-Defaulting Lenders) and (iii) will not be entitled to receive any other Fees set forth in the Fee Letter pursuant to Section 2.12(3) (including, for the avoidance of doubt, the Early Termination Fee (if applicable)) for any period during which that Lender is a Defaulting Lender (and the Borrowers will be required to pay any such Fee that otherwise would have been required to have been paid to such Defaulting Lender).

(d)            Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.04 and 2.05, the “Revolving Facility Percentage” of each non-Defaulting Lender will be computed without giving effect to the Commitment of such Defaulting Lender; provided, that, each such reallocation will be given effect only to the extent such that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans will not exceed the positive difference, if any, of the Revolving Facility Commitment of such non-Defaulting Lender minus the aggregate outstanding amount of the Revolving Loans of such Defaulting Lender.

(e)            So long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, in each case, in excess of (x) the applicable aggregate Revolving Facility Commitment minus (y) the applicable Revolving Facility Commitment of the Defaulting Lender.

(2)            Elimination of Remaining Fronting Exposure. At any time that there exists a Defaulting Lender with a Revolving Facility Commitment, immediately upon the request of the Administrative Agent, the Borrowers will deliver to the Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure of the Letter of Credit Exposure (after giving effect to Section 2.23(1)(d)) which will be held as security for the reimbursement obligations of the Borrowers with respect to the Letter of Credit Exposure and (ii) immediately upon request of the Administrative Agent or the Swingline Lender, the Borrowers will repay an amount of Swingline Loans that were made to the Borrowers sufficient to eliminate the Fronting Exposure of the Swingline Lender.

(3)            Defaulting Lender Cure. If the Borrowers, the Administrative Agent and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Facility Percentages (without giving effect to Section 2.23(1)(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

Each Borrower with respect to itself, and each of the Subsidiaries, and Holdings, represent and warrant to each Agent and to each of the Lenders that:

Section 3.01        Organization; Powers. Each of Holdings, the Borrowers, and each Subsidiary:

(1)            is a partnership, unlimited liability company, limited liability company, corporation, trust or an exempted company duly organized, validly existing or incorporated and in good standing under the laws of the jurisdiction of its organization or incorporation (to the extent such status or an analogous concept applies to such an organization);

(2)            has all requisite power and authority to own its property and assets and to carry on its business as now conducted;

(3)            is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect; and

(4)            has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party and, in the case of the Borrowers, to borrow and otherwise obtain credit hereunder.

Section 3.02        Authorization. The execution, delivery and performance by the Loan Parties and Limited Recourse Pledgor of each of the Loan Documents to which it is a party, the Borrowings hereunder and the Transactions to be consummated on the Closing Date:

(1)            have been duly authorized by all corporate, stockholder, partnership, limited liability company or other applicable action required to be taken by such Person; and

(2)            will not:

(a)            violate:

(i)              any provision (A) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, of law, statute, rule or regulation, or (B) of the certificate or articles of incorporation or association or other constitutive documents (including any partnership, limited liability company or operating agreement or by-laws) of any such Person;

(ii)             (A) the Chapter 11 Confirmation Order, or (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any other applicable order of any court or any rule, regulation or order of any Governmental Authority; or

(b)            (x) any provision of any Term Loan Document to which any such Person is a party or by which any of them or any of their property is or may be bound and (y) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any provision of any other indenture, certificate of designation for preferred stock, agreement or other instrument to which any such Person, is a party or by which any of them or any of their property is or may be bound;

(c)            except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, be in conflict with, result in a breach of, constitute (alone or with notice or lapse of time or both) a default under, or give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any such indenture, certificate of designation for preferred stock, agreement or other instrument; or

(d)            except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, result in the creation or imposition of any Lien upon any property or assets of any such Person, other than the Liens created by the Loan Documents and Permitted Liens;

Section 3.03        Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrowers and constitutes, and each other Loan Document when executed and delivered by each Loan Party and Limited Recourse Pledgor that is party thereto will constitute, a legal, valid and binding obligation of such Person enforceable against each such Person in accordance with its terms, subject to any applicable Legal Reservations and any other perfection requirements specifically set out in the Security Documents.

Section 3.04        Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents, the perfection or maintenance of the Liens created under the Security Documents or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for:

(1)            the filings referred to in Section 3.15 and in the Security Documents, as the case may be;

(2)            filings as may be required under the Exchange Act, the securities laws of Canada (or any province or territory thereof), or any other foreign jurisdiction and applicable stock exchange rules in connection therewith;

(3)            such as have been made or obtained and are in full force and effect;

(4)            such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect; or

(5)            filings or other actions listed on Schedule 3.04.

Section 3.05        Borrowing Base Certificate. At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criteria that requires the approval or satisfaction of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, each Account reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Account and the Inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory.

Section 3.06        Title to Properties; Possession Under Leases.

(1)            Each of Holdings, the Borrowers and the Subsidiary Loan Parties has good and valid fee simple title to, or valid leasehold interests in, or easements or licenses or other limited property interests in, all of its Real Properties and valid title to its personal property and assets, in each case, except for Permitted Liens or defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, in each case, except where the failure to have such title interest, easement, license or right would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(2)            Neither Holdings, the Borrowers nor any of the Subsidiaries has defaulted under any lease to which it is a party, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of Holdings’, the Borrowers’ and the Subsidiaries’ leases is in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.06(2), on the Closing Date, Holdings, the Borrowers and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.07        Subsidiaries.

(1)            Schedule 3.07(1) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of Holdings, each Borrower and each Subsidiary and, as to each Subsidiary, the percentage of each class of Equity Interests owned by Holdings, any Borrower or any other Subsidiary of Holdings.

(2)            As of the Closing Date, except as set forth on Schedule 3.07(2), there are no outstanding subscriptions, options, warrants, calls, or similar rights, agreements or commitments relating to any Equity Interests owned or held by Holdings, the Borrowers or any Subsidiary.

Section 3.08        Litigation; Compliance with Laws.

(1)            There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Holdings or any Borrower, threatened in writing against or affecting Holdings, any Borrower or any Subsidiary or any business, property or rights of any such Person, in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or which purport to affect the Transactions or the Loan Documents.

(2)            To the knowledge of Holdings and the Borrowers, none of Holdings, the Borrowers or the Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval, or any building permit) or any restriction of record or agreement affecting any property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.09        Federal Reserve Regulations.

(1)            None of Holdings, any Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(2)            No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Federal Reserve Board, including Regulation T, Regulation U or Regulation X.

Section 3.10        Investment Company Act. None of Holdings, any Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.11        Use of Proceeds. The Borrowers shall use the proceeds of the Revolving Loans and Swingline Loans, and may request the issuance of Letters of Credit, for general corporate purposes, to repay in full the Existing Indebtedness and for other transactions permitted by the Loan Documents (including for the Transactions to be consummated on the Closing Date, for capital expenditures, Permitted Acquisitions, the repayment or refinancing of Indebtedness and the making of Investments and Restricted Payments, in each case to the extent not prohibited hereunder).

Section 3.12        Tax Returns. Except as set forth on Schedule 3.12:

(1)            each of Holdings, the Borrowers and the Borrowers’ Subsidiaries has filed or caused to be filed all material federal, state, provincial, territorial local and non-U.S. Tax returns required to have been filed by it; and

(2)            except as otherwise set forth in the Chapter 11 Reorganization Documents, each of Holdings, the Borrowers and the Borrowers’ Subsidiaries has timely paid or caused to be timely paid all material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable with respect to all periods or portions thereof ending on or before the Closing Date; provided that such payment and discharge will not be required with respect to any Tax for so long as (a) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted and (b) Holdings, any affected Borrower or any affected Subsidiary of the Borrowers, as applicable, has set aside on its books reserves in accordance with GAAP (or in the case of any such Subsidiary that is a Canadian Subsidiary, in accordance with generally accepted accounting principles in effect from time to time in such Subsidiary’s jurisdiction of organization) with respect thereto.

Section 3.13        No Material Misstatements.

(1)            All written factual information and written factual data (other than the Projections, estimates and information of a general economic or industry specific nature) concerning Holdings, any Borrower or any Subsidiary that has been made available to the Administrative Agent or the Lenders, directly or indirectly, by or on behalf of Holdings, any Borrower or any Subsidiary in connection with the Transactions, when taken as a whole and after giving effect to all supplements and updates provided thereto, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.

(2)            The Projections that have been made available to the Administrative Agent or the Lenders by or on behalf of Holdings or the Borrowers in connection with the Transactions, when taken as a whole, have been prepared in good faith based upon assumptions that are believed by Holdings or the Borrowers to be reasonable at the time made and at the time delivered to the Administrative Agent or the Lenders, it being understood by the Administrative Agent and the Lenders that:

(a)            the Projections are merely a prediction as to future events and are not to be viewed as facts;

(b)            the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings, the Borrowers or the Subsidiaries;

(c)            no assurance can be given that any particular Projections will be realized; and

(d)            actual results may differ and such differences may be material.

Section 3.14        Environmental Matters. Except as set forth on Schedule 3.14 or as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(1)            each of Holdings, the Borrowers and the Subsidiaries is in compliance with all, and has not violated any, Environmental Laws (including having obtained and complied with all permits, licenses, authorizations and other approvals required under any Environmental Law for the operation of its business);

(2)            none of Holdings, the Borrowers or any Subsidiary has received notice of or is subject to any pending, or to Holdings’ or any Borrower’s knowledge, threatened action, suit or proceeding alleging a violation of, or liability under, any Environmental Law or regarding Hazardous Materials that remains outstanding or unresolved;

(3)            no Hazardous Material is located at, on or under any property currently or, to Holdings’ or any Borrower’s knowledge, formerly owned, operated or leased by Holdings, any Borrower or any Subsidiary and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by Holdings, any Borrower or any Subsidiary or transported to or Released at any location which, in each case, described in this clause (3), is in violation of Environmental Laws or would reasonably be expected to result in liability to Holdings, any Borrower or any Subsidiary; and

(4)            there are no agreements in which Holdings, any Borrower or any Subsidiary has assumed or undertaken responsibility for any known or reasonably anticipated liability or obligation of any other Person arising under or relating to Environmental Laws or relating to Hazardous Materials.

Section 3.15        Security Documents.

(1)            The U.S. Collateral Agreement and each other Security Document are effective upon the execution thereof to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal and valid Liens on the Collateral described therein, subject to the Legal Reservations and perfection requirements and with respect to (i) each Limited Recourse Pledgor, registration of particulars of each Security Document granted by such Persons at Companies House in England and Wales in accordance with Part 25 (Company Charges) of the Companies Act 2006 (UK) or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Act 2006 (UK) and payment of associated fees; and (ii) the U.S. Loan Parties and the Canadian Loan Parties when UCC and PPSA financing statements in appropriate form are filed in the offices specified on Schedule III to the U.S. Collateral Agreement and on Schedule III to the Canadian Collateral Agreement, a Intellectual Property Security Agreement (as such term is defined in the U.S. Collateral Agreement and the Canadian Collateral Agreement) is properly filed in the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office, as applicable, and the U.S. Pledged Collateral and the Canadian Pledged Collateral, together with duly executed and prepared stock powers, the Liens on the U.S. Collateral granted pursuant to the U.S. Security Documents and the Liens on the Canadian Collateral granted pursuant to the Canadian Security Documents will constitute fully perfected Liens on all right, title and interest of the U.S. Loan Parties and Canadian Loan Parties, as applicable, in such U.S. Collateral and Canadian Collateral in which (and to the extent) a security interest can be perfected under Article 9 of the Uniform Commercial Code, the PPSA and the United States Copyright Act, as applicable, in each case prior to and superior in right of the Lien of any other Person (except for Permitted Liens) (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office, may be necessary to perfect a Lien on U.S. registered trademarks and patents, trademark and patent applications and registered copyrights, and will be necessary to perfect a Lien on U.S. registered copyrights, in each case, acquired by the U.S. Loan Parties and Canadian Loan Parties (as applicable) after the Closing Date).

(2)            Notwithstanding anything herein (including this Section 3.15) or in any other Loan Document to the contrary, other than with respect to Equity Interests of (i) a Canadian Subsidiary and (ii) a Limited Recourse Pledgor, in each case with respect to which security interest has been granted pursuant to a Security Document, none of Holdings, the Borrowers, any other Loan Party or any Limited Recourse Pledgor makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Canadian Subsidiary or Limited Recourse Pledgor, as applicable, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

Section 3.16        Location of Real Property. As of the Closing Date, the Loan Parties own in fee all the Real Property set forth on Schedule 3.16.

Section 3.17        Solvency. On the Closing Date, after giving effect to the consummation of the Transactions contemplated by this Agreement and the other Loan Documents:

(1)            the Fair Value of the assets of Holdings, the Borrowers and the Subsidiaries, taken as a whole, exceeds their Liabilities;

(2)            the Present Fair Salable Value of the assets of Holdings, the Borrowers and the Subsidiaries, taken as a whole, exceeds their Liabilities;

(3)            Holdings, the Borrowers and the Subsidiaries, taken as a whole, do not have Unreasonably Small Capital; and

(4)            Holdings, the Borrowers and the Subsidiaries, taken as a whole, will be able to pay their Liabilities as they mature.

For purposes of this Section 3.17, (a) “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Holdings, the Borrowers and the Subsidiaries, taken as a whole, would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act; (b) “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Holdings, the Borrowers and the Subsidiaries, taken as a whole, are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated; (c) “Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Holdings, the Borrowers and the Subsidiaries, taken as a whole, as of the Closing Date after giving effect to the consummation of the Transactions contemplated by this Agreement, determined in accordance with GAAP consistently applied; (d) “will be able to pay their Liabilities as they mature” means for the period from the Closing Date through the Maturity Date, Holdings, the Borrowers and the Subsidiaries, taken as a whole, will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by Holdings, the Borrowers and the Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity; and (e) “do not have Unreasonably Small Capital” means Holdings, the Borrowers and the Subsidiaries, taken as a whole, after consummation of the Transactions contemplated by this Agreement is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern.

Section 3.18        No Material Adverse Effect. Since the Plan Effective Date, there has been no event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.19        Insurance. Schedule 3.19 sets forth a true, complete and correct description of all material insurance required to be maintained by or on behalf of Holdings, the Borrowers and the Subsidiaries as of the Closing Date pursuant to Section 5.02 of this Agreement. As of such date, such insurance is in full force and effect.

Section 3.20        USA PATRIOT Act; FCPA; OFAC; Anti-Terrorism.

(1)            To the extent applicable, each of Holdings, the Borrowers and the Subsidiaries is in compliance, in all material respects, with the USA PATRIOT Act, FCPA and all applicable Anti-Terrorism Laws that are applicable to such Person.

(2)            None of (a) the Loan Parties or any director, officer, or employee of the Loan Parties, or (b) to the knowledge of any Loan Party, any agent that will act in any capacity in connection with or benefit from the Revolving Facility established hereby of the Loan Parties is a Person that is: (i) a Sanctioned Person; or (ii) located, organized or resident in a Sanctioned Country.

(3)            No part of the proceeds of the Loans or drawings under Letters of Credit will be used by Holdings, any Borrower or any of their respective Subsidiaries, directly or, to the knowledge of Holdings, any Borrower, or any of their respective Subsidiaries, indirectly, (a) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (“FCPA”), (b) to fund any activities or business of or with any Sanctioned Person or in any Sanctioned Country, or (c) in any manner that would result in a violation of any applicable Anti-Terrorism Law or Sanctions by Holdings, the Borrowers or their respective Subsidiaries or any Secured Party.

(4)            (i) Holdings, the Borrowers, and their respective Subsidiaries, have implemented and maintain in effect policies and procedures designed to reasonably ensure compliance by Holdings, the Borrowers and their respective Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions in all material respects, (ii) Holdings, the Borrowers and their respective Subsidiaries and their respective officers and directors and to the knowledge of Holdings, its employees and agents, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person and (iii) none of (a) Holdings the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Holdings, any agent of Holdings, the Borrowers or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

Section 3.21        Intellectual Property; Licenses, Etc. Except as set forth on Schedule 3.21:

(1)            Holdings, each Borrower and each Subsidiary owns, or possesses the right to use, all material Intellectual Property Rights that are used in or reasonably necessary for the operation of their respective businesses, free and clear of all Liens except for Permitted Liens, and without conflict with the rights of any other Person;

(2)            except as would not reasonably be expected to have a Material Adverse Effect, neither the operation of the respective businesses of Holdings, any Borrower nor any Subsidiary nor their use of any Intellectual Property Rights, product, process, method, substance, part or other material now held for use, employed, sold or offered by Holdings, any Borrower or any Subsidiary is infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any Person;

(3)            except as would not reasonably be expected to have a Material Adverse Effect, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of Holdings or any Borrower, threatened; and

(4)            except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of Holdings and the Borrowers, no Person is infringing the Intellectual Property Rights owned by Holdings, the Borrowers nor any of the Subsidiaries.

Section 3.22        Employee Benefit Plans. Except as could not reasonably be expected to, individually or in the aggregate, result in a material liability to Holdings, any Borrower or any Subsidiary, each Plan is in compliance in all material respects with its terms and the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or, to the knowledge of Holdings and the Borrowers or any of their ERISA Affiliates, is reasonably expected to occur that could reasonably be expected to result in a material liability to Holdings, any Borrower or any Subsidiary. The present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

Section 3.23        Affected Financial Institution. No Loan Party is an Affected Financial Institution.

Section 3.24        Pensions.

(1)            To the knowledge of Holdings and the Borrowers, any pension schemes operated by or maintained for the benefit of Holdings, the Borrowers and the Subsidiaries and/or any of their employees are to the extent required by applicable law fully funded if failure to do so would reasonably be expected to have a Material Adverse Effect.

(2)            The Canadian Subsidiaries are in compliance with the requirements of the Pension Benefits Act (Ontario) and other federal or provincial laws with respect to each Canadian Pension Plan, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan. As of the Closing Date, none of the Canadian Subsidiaries maintain, administer, contribute or have any liability in respect of any Canadian Defined Benefit Plans or, in the last five (5) years, have ever contributed, maintained or administered any Canadian Defined Benefit Plan governed by the Pension Benefits Act (Ontario). No lien has arisen, choate or inchoate, in respect of any Canadian Borrower, Canadian Guarantor or their Subsidiaries or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

(3)            Except with respect to the Specified UK Plans, none of the Limited Recourse Pledgor: (a) is or has at any time been an employer (as defined for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme that which is not a money purchase scheme (both terms as defined in the Pensions Scheme Act 1993); or (b) is or has at any time been “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004) of such an employer and none of the Limited Recourse Pledgor has been issued with a Financial Support Direction or Contribution Notice in respect of any UK defined benefit pension plan.

Section 3.25        Chapter 11 Confirmed Plan. The Chapter 11 Confirmed Plan has been confirmed by an order that is in full force and effect and has not been reversed, modified, amended, stayed or vacated absent the written consent of the Administrative Agent.

Section 3.26        Beneficial Ownership. The information included in the Beneficial Ownership Certification most recently provided to Lenders, if applicable, is true and correct.

Section 3.27        Centre of Main Interests and Establishments. In the case of any Limited Recourse Pledgor, its COMI is, for the purposes of the EU Insolvency Regulation, situated in its jurisdiction of organization and it has no “establishment” (as that term is used in Article 2(10) of the EU Insolvency Regulation) in any other jurisdiction.

ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) the Administrative Agent to arrange for the issuance, amendment or extension of Letters of Credit with the Issuing Bank hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

Section 4.01        All Credit Events After the Closing Date. On the date of each Credit Event, other than Credit Events on the Closing Date:

(1)            The Administrative Agent shall have received, in the case of a Term Benchmark Borrowing, a Borrowing Request as required by Section 2.03, or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit (and if requested by such Issuing Bank, a letter of credit application and other customary Issuer Documents) as required by Section 2.05(1).

(2)            Except with respect to any Borrowing pursuant to Section 2.11(5) and Section 2.21 (solely when the proviso in Section 2.21(7)(b) is applicable and then only to the extent required thereby), the representations and warranties set forth in the Loan Documents will be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such date, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

(3)            At the time of and immediately after any Borrowing (other than a Borrowing pursuant to Section 2.21 (solely when the proviso in Section 2.21(7)(a) is applicable)) or issuance, amendment, extension or renewal of a Letter of Credit, as applicable, (i) with respect to a Borrowing pursuant to Section 2.11(5), no Specified Event of Default shall have occurred and be continuing or would result therefrom and (ii) with respect to all other Borrowings, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(4)            At the time after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit, as applicable, the sum of, without duplication, Revolving Loans (including Swingline Loans), unreimbursed drawings under Letters of Credit and the undrawn amount of outstanding Letters of Credit does not exceed the Line Cap.

Each such Credit Event occurring after the Closing Date will be deemed to constitute a representation and warranty by each Borrower on the date of such Credit Event as to the matters specified in paragraphs (2), (3) and (4) of this Section 4.01.

There are no conditions, implied or otherwise, to the making of Loans after the Closing Date other than as set forth in the preceding clauses (1) through (4) of this Section 4.01 and upon satisfaction or waiver of such conditions Loans will be made by the Lenders and any applicable Letters of Credit will be issued, amended, extended or renewed as and to the extent required hereunder.

Section 4.02        Conditions On the Closing Date. The obligations of each Lender to make its initial Loans or cause Letters of Credit to be issued hereunder on the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (except to the extent any of the following conditions are permitted to be satisfied after the Closing Date in accordance with Section 5.16) in a manner reasonably acceptable to the Administrative Agent and, as applicable, pursuant to documentation which in each case is in form and substance reasonably acceptable to the Administrative Agent):

(1)            Loan Documents. The Administrative Agent shall have received the following:

(a)            this Agreement, dated as of the Closing Date, duly executed and delivered by Holdings and each Borrower; and

(b)            the U.S. Collateral Agreement, the Canadian Collateral Agreement, the Limited Recourse Pledgor Guaranty, the U.S. Limited Recourse Pledge Agreement, the Canadian Limited Recourse Pledge Agreement, the Blocked Account Agreements, the Intercreditor Agreement and each other Loan Document, in each case, dated as of the Closing Date, duly executed and delivered by each of the Persons party thereto.

(2)            Borrowing Request. On or prior to the Closing Date, the Administrative Agent shall have received one or more Borrowing Requests for the initial Revolving Loans to be made hereunder on the Closing Date.

(3)            Financial Statements. The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income and cash flows of Holdings and its Subsidiaries for the fiscal year ended December 31, 2022 and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of Holdings and its Subsidiaries for the fiscal quarter ended June 30, 2023.

(4)            Fees. Payment of (a) all fees required to be paid pursuant to the Fee Letter, it being understood that such fees may be netted against the proceeds of the initial Revolving Loans in the Administrative Agent’s sole discretion, and (b) all reasonable and documented out-of-pocket expenses required to be paid on the Closing Date, in each case to the extent invoiced at least one (1) Business Day prior to the Closing Date (or such later date as Holdings may reasonably agree).

(5)            Officer Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party and Limited Recourse Pledgor, in each case dated as of the Closing Date and certifying:

(a)            that attached thereto is (i) a true and complete copy of the charter, certificate of incorporation, certificate of incorporation on change of name or other similar organizational or constitutional document of such Person, and each amendment thereto, certified (as of a date reasonably near the Closing Date and only where customary in the applicable jurisdiction) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which such Person is organized and (ii) a true and correct copy of its bylaws, memorandum and articles of association or operating, management, partnership or similar agreement (to the extent applicable) and that such documents or agreements have not been amended or superseded since the date of the last amendment thereto;

(b)            that attached thereto is a certificate of good standing (or subsistence) with respect to such Loan Party from the Secretary of State or other applicable Governmental Authority of the jurisdiction in which such Loan Party is organized (to the extent customarily provided and available in the jurisdiction of organization of such Loan Party);

(c)            that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent body in the relevant jurisdiction of such Person including if required by law in any applicable jurisdiction, a copy of the resolutions of its Shareholders Meeting) of such Person authorizing the execution, delivery and performance of the Loan Documents to which it is a party or any other document delivered in connection herewith on the Closing Date and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect; and

(d)            as to the incumbency and specimen signature of each Responsible Officer executing this Agreement and each other applicable Loan Document (together with a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to this Section 4.02(5)).

(6)            Legal Opinions. The Administrative Agent shall have received customary legal opinions of (a) Kirkland & Ellis LLP, special New York and Delaware counsel to the Loan Parties and (b) each other counsel set forth on Schedule 4.02(11).

(7)            Know Your Customer and Other Required Information. The Administrative Agent shall have received at least five (5) Business Days prior to the Closing Date all documentation and other information about the Loan Parties and Limited Recourse Pledgors as has been reasonably requested in writing at least seven (7) days prior to the Closing Date by the Administrative Agent that it reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Proceeds of Crime Act.

(8)            Solvency Certificate. The Administrative Agent shall have received a solvency certificate substantially in the form attached hereto as Exhibit C.

(9)            Transactions. The Transactions shall have been consummated (or will be consummated substantially concurrently) with the making of the initial Revolving Loans on the Closing Date, and in connection therewith, the Administrative Agent shall have received:

(a)            the Term Loan Documents required by the terms of the Term Loan Credit Agreement to be executed on or prior to the Closing Date, in each case, dated as of the Closing Date and duly executed and delivered by each of the Persons party thereto; and

(b)            payoff letters with respect to Existing Indebtedness, in each case, duly executed by each of the Persons party thereto, together with UCC-3 and all other appropriate releases and termination statements, terminating and discharging in full such Existing Indebtedness and all commitments to extend credit under the Existing Indebtedness Agreements applicable thereto, and releasing all Liens in connection therewith, all in accordance with the Chapter 11 Reorganization Documents, and other evidence reasonably satisfactory to the Administrative Agent that such Existing Indebtedness has been (or substantially concurrently with the making of the initial Revolving Loans will be) satisfied; provided that, with regard to the Pre-Petition Unsecured Notes, the Chapter 11 Reorganization Documents are sufficient for compliance with this clause.

(10)            Pledged Equity Interests; Pledged Notes. To the extent included in the Collateral and required to be pledged pursuant to the Security Documents on the Closing Date, the Administrative Agent shall have received the certificates representing the Equity Interests (if such Equity Interests are certificated) of the Loan Parties and the other outstanding Equity Interests (if such Equity Interests are certificated) owned by each Loan Party and each Limited Recourse Pledgor, in each case together with an undated stock power or stock transfer form for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, to the extent applicable.

(11)            Perfection Certificate. The Administrative Agent shall have received a completed Perfection Certificate with respect to each of the Loan Parties and Limited Recourse Pledgors dated as of the Closing Date and signed by a Responsible Officer of each such Person.

(12)            No Material Adverse Effect. Since the Plan Effective Date, there have not been any changes, circumstances, events or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

(13)            Initial Borrowing Base Certificate. The Administrative Agent shall have received an executed Borrowing Base Certificate prior to the Closing Date (or such later date as the Administrative Agent may agree in its discretion), in form and substance reasonably satisfactory to the Administrative Agent.

(14)            Minimum Excess Availability. After giving effect to the funding of initial Revolving Loans on the Closing Date and the other transactions contemplated by this Agreement, Excess Availability shall not be less than $20.0 million and the Loan Parties shall have paid all accounts payable over 60 days past due.

(15)            Insurance. The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents have been obtained and are in effect.

(16)            Lien Searches. The Administrative Agent shall have received results of customary Lien searches with respect to each of the Loan Parties and Limited Recourse Pledgors, and customary intellectual property searches with respect to each of the Loan Parties, in each case, the results of which shall be reasonably satisfactory to the Administrative Agent.

(17)            Diligence; Field Examination; Appraisal. The Administrative Agent (a) shall have completed its business and legal due diligence pertaining to Holdings, the Borrowers and the Subsidiaries and their respective businesses and assets, with results thereof satisfactory to the Administrative Agent in its reasonable discretion and (b) shall have received a satisfactory field examination and inventory appraisal, each in form and substance reasonably satisfactory to the Administrative Agent, and material customer agreements and joint venture agreements of Holdings, the Borrowers and the Subsidiaries.

(18)            Representations and Warranties; No Default. After giving effect to the Transactions consummated on the Closing Date, (a) the representations and warranties set forth in the Loan Documents will be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date) and (b) no Default or Event of Default has occurred and is continuing as of such date or would result from the Transactions consummated on such date.

(19)            Chapter 11 Confirmation Order; Required Consenting Creditors.

(a)            The Chapter 11 Confirmation Order is in full force and effect and has not been reversed, modified, amended, stayed or vacated.

(b)            The Required Consenting Creditors (as defined in the Chapter 11 Reorganization Documents) shall have consented to the consummation of the Revolver Facility and the other Transactions to be consummated on the Closing Date, as required pursuant to the Chapter 11 Reorganization Documents, and the Administrative Agent shall have received satisfactory evidence of the same.

(20)            UCC Financing Statements. The Loan Parties and the Limited Recourse Pledgors shall have delivered UCC financing statements (or, where available, local equivalent), in suitable form for filing, and shall have made arrangements for the filing thereof that are reasonably acceptable to the Administrative Agent.

(21)            Officer’s Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrowers on behalf of the Loan Parties certifying that (x) the conditions in Sections 4.01 and 4.02 have been satisfied; (y) the representations and warranties in Article III hereof shall be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct in all respects after giving effect to such qualification); and (z) either (i) all authorizations or approvals of any Governmental Authority and approvals or consents of any other Person, required in connection with the Loan Documents shall have been obtained, or (ii) that no such authorizations, approvals, and consents are so required; provided that, such certificate and certifications required under this Section 4.02(22) may be included as part of the Closing Date Borrowing Request.

For purposes of determining whether the conditions specified in this Section 4.02 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

ARTICLE V

Affirmative Covenants

Holdings and each Borrower covenants and agrees with each Lender that, until the occurrence of the Termination Date, Holdings and such Borrower will, and will cause Holdings Limited and each Subsidiary of the Borrowers, to:

Section 5.01        Existence; Businesses and Properties.

(1)            Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except:

(a)            in the case of a Subsidiary (other than a Borrower, a Guarantor or a Limited Recourse Pledgor), where the failure to do so would not reasonably be expected to have a Material Adverse Effect; or

(b)            in connection with a transaction permitted under Section 6.05.

(2)            (a) Do or cause to be done all things necessary to lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property Rights, licenses and rights with respect thereto necessary to the normal conduct of its business and (b) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear and casualty and condemnation excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times, in each case, except:

(i)            in the case of the preceding clauses (a) and (b), as expressly permitted by this Agreement;

(ii)            solely in the case of the preceding clause (a), such registered Intellectual Property Rights as may expire, lapse or be abandoned, at the end of the applicable statutory term, or in the ordinary course of business to the extent such Intellectual Property Rights are no longer economically desirable in the normal conduct of its business (as determined in good faith by it) and the expiration, lapse or the abandonment of such Intellectual Property Rights would not reasonably be expected to adversely affect the interests of the Lenders; or

(iii)            solely in the case of the preceding clause (b), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02        Insurance.

(1)            Maintain, with insurance companies reasonably believed to be financially sound and reputable, or through self-insurance (other than insurance of property loss, damage, and business interruption), insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and cause the Collateral Agent to be listed as a co-loss payee on property policies (including for casualty losses) and as an additional insured on liability policies, in each case, with respect to jurisdictions outside of the United States, to the extent available and customary in such jurisdictions. Holdings will furnish to the Administrative Agent or Collateral Agent, upon reasonable request, information in reasonable detail as to the insurance so maintained.

(2)            Use commercially reasonable efforts to: (a) if insurance is procured from insurance companies, obtain certificates and endorsements reasonably acceptable to the Administrative Agent with respect to property and casualty insurance; (b) cause each insurance policy referred to in this Section 5.02 and procured from an insurance company to provide that it shall not be cancelled (x) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent; and (c) deliver to the Administrative Agent, prior to the cancellation of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence reasonably satisfactory to the Administrative Agent of payment of the premium therefor.

Section 5.03        Taxes. Except as otherwise set forth in the Chapter 11 Reorganization Documents, pay and discharge promptly when due all material Taxes imposed upon it or its income or profits or in respect of its property, before the same becomes delinquent or in default; provided that such payment and discharge will not be required with respect to any Tax for so long as (1) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted and (2) Holdings, any affected Borrower or any affected Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP (or in the case of any such Subsidiary that is a Canadian Subsidiary, in accordance with generally accepted accounting principles in effect from time to time in such Subsidiary’s jurisdiction of organization) with respect thereto.

Section 5.04        Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(1)            within ninety (90) days following the end of each fiscal year (or within one hundred twenty (120) days following the end of the fiscal year ending December 31, 2023):

(a)            a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Holdings and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such fiscal year setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheets and related statements of operations, cash flows and owners’ equity will be audited by independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date under the Term Loan Credit Agreement or the Revolving Facility occurring within one year from the time such opinion is delivered)) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP; and

(b)            unaudited consolidating balance sheets and related statements of operations and cash flows showing the financial position of the Borrowers as of the close of such fiscal year and the consolidating results of their operations during such fiscal year, which consolidating balance sheets and related statements of operations and cash flows will be certified by a Responsible Officer of Holdings on behalf of the Borrowers as fairly presenting, in all material respects, the financial position and results of operations of the Borrowers on a consolidating basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes (the applicable financial statements delivered pursuant to this clause (1)(a) and (b) being the “Annual Financial Statements”);

(2)            beginning with the fiscal month ending October 31, 2023 and within thirty (30) days following the end of each fiscal month thereafter (for the avoidance of doubt, including the last month of the fiscal year) (or, in the case of the fiscal month ending (a) October 31, 2023, no later than December 31, 2023, (b) November 30, 2023, no later than January 31, 2024, (c) December 30, 2023, no later than February 15, 2024 and (d) January 31, 2024, no later than March 15, 2024), unaudited consolidating balance sheets and related statements of operations and cash flows showing the financial position of each Borrower as of the close of such fiscal month and the consolidating results of its operations during such fiscal month and, in each case, the then-elapsed portion of the fiscal year and, commencing on November 30, 2024 setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal month, which consolidating balance sheets and related statements of operations and cash flows will be certified by a Responsible Officer of Holdings on behalf of the Borrowers as fairly presenting, in all material respects, the financial position and results of operations of the Borrowers on a consolidating basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes (the applicable financial statements delivered pursuant to this clause (2) being the “Monthly Financial Statements” and, together with the Annual Financial Statements, the “Required Financial Statements”);

(3)            concurrently with any delivery of Required Financial Statements, a Compliance Certificate signed by a Financial Officer of Holdings:

(a)            certifying that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(b)            setting forth in reasonable detail calculations of Capital Expenditures for the most recent period of four consecutive fiscal quarters as of the close of the fiscal year;

(c)            attaching and certifying to a list of all Immaterial Subsidiaries of the Borrowers, that each Subsidiary of the Borrowers set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (2) of the definition of the term “Immaterial Subsidiary”; and

(d)            in the case of Annual Financial Statements only, attaching and certifying to a list identifying each application for the registration of any Intellectual Property Rights (including any “intent to use” trademark application for which registration has issued) filed by any Loan Party with the U.S. Patent and Trademark Office, the U.S. Copyright Office or the Canadian Intellectual Property Office which has not previously been disclosed to the Administrative Agent;

(4)            promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation;

(5)            within ninety (90) days following the end of each fiscal year ended:

(a) (i) consolidated annual budgets for Holdings and its Subsidiaries for such fiscal year and (ii) the projected revenue, gross profit, operating expenses, Loan balance and EBITDA (calculated as earnings before interest, taxes, depreciation and amortization in a manner either (A) consistent with the manner provided to the Administrative Agent prior to the Closing Date or (B) reasonably acceptable to the Administrative Agent), in each case of the Borrowers on a monthly basis for such fiscal year, in the form customarily prepared by Holdings (each, a “Budget”) and

(b) projected Excess Availability on a monthly basis (showing the daily average within such month) in such fiscal year, which Budget and projected Excess Availability will in each case be accompanied by the statement of a Financial Officer of Holdings on behalf of Holdings to the effect that the Budget and projected Excess Availability are based on assumptions believed by Holdings to be reasonable as of the date of delivery thereof;

(6)            upon the reasonable request of the Collateral Agent, concurrently with the delivery of the Annual Financial Statements, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information), or in the case of any non-U.S. Loan Party, updated information relating to the Collateral consistent with such information provided on the Closing Date, in each case, reflecting all changes since the date of the information most recently received pursuant to this paragraph (6) or Section 5.10;

(7)            promptly, from time to time, such other information regarding the operations, business affairs, pension profile and financial condition of Holdings, any Borrower or any Subsidiary, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(8)            promptly upon the reasonable request of the Administrative Agent (so long as the following are obtainable using commercially reasonable efforts), copies of any documents described in Section 101(k)(1) of ERISA that Holdings or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if Holdings or any of its ERISA Affiliates has not requested such documents from the administrator or sponsor of the applicable Multiemployer Plan, Holdings or the applicable ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof from the applicable administrator or sponsor of the applicable Multiemployer Plan; and

(9)            [reserved]; and

(10)            Holdings shall deliver to the Administrative Agent a Borrowing Base Certificate and each of the financial and collateral reports described on Schedule 5.04(10), in each case at the times and frequency set forth in such Schedule.

Anything to the contrary notwithstanding, the obligations in clauses (1) and (2) of this Section 5.04 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing (1) the applicable financial statements of any other Parent Entity or (2)  Holdings’ (or any such other Parent Entity’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that:

(i) with respect to each of the foregoing clauses (1) and (2), (a) to the extent such information relates to another Parent Entity, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to Holdings and its Subsidiaries on a standalone basis, on the other hand, and (b) to the extent such information is in lieu of information required to be provided under Section 5.04(1), such materials are accompanied by a report and opinion of independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date under the Term Loan Credit Agreement or the Revolving Facility occurring within one year from the time such opinion is delivered)) (it being understood and agreed that if, in compliance with this paragraph, (x) Holdings provide audited financial statements of any other Parent Entity and related report and opinion of accountants with respect thereto in lieu of information required to be provided under Section 5.04(1), no such audited financial information, opinion or report shall be required with respect to Holdings, (y) Holdings provide unaudited financial statements of such other Parent Entity in lieu of information required to be provided under Section 5.04(2)), no such unaudited financial information shall be required with respect to Holdings and (z) Holdings provide a Budget of such Parent Entity in lieu of information required to be provided under Section 5.04(5), no such Budget shall be required with respect to Holdings; and

(ii) for the avoidance of doubt, with respect to the foregoing clauses (x), (y) and (z), (i) to the extent such information relates to such Parent Entity, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to Holdings and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 5.04(1), such materials are accompanied by a report and opinion of independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date under the Term Loan Credit Agreement or the Revolving Facility occurring within one year from the time such opinion is delivered)). The obligations in clauses (1) and (2) of this Section 5.04 may be satisfied by delivery of financial information of Holdings and its Subsidiaries so long as such financial statements include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of Holdings and its Subsidiaries.

Documents required to be delivered pursuant to this Section 5.04 may be delivered electronically in accordance with Section 10.01(5).

Section 5.05       Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings obtains actual knowledge thereof:

(1)            any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(2)            the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, any Borrower or any Subsidiary as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(3)            the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(4)            any material change in accounting policies or financial reporting practices by any Loan Party with respect to the Borrowers’ Accounts and Inventory or which otherwise could reasonably be expected to affect the calculation of the Borrowing Base or Reserves;

(5)            of any breach or default under the Term Loan Documents or any documents governing any other Material Indebtedness;

(6)            of the filing of any Lien for unpaid Taxes against Holdings, any Borrower or any Subsidiary in excess of the Threshold Amount; and

(7)            of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed.

Section 5.06       Compliance with Laws. Comply with all material laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA, FCPA, OFAC, the Proceeds of Crime Act and the PATRIOT Act); provided that this Section 5.06 will not apply to laws related to payment of Taxes, which are the subject of Section 5.03. The Borrowers will maintain in effect and enforce policies and procedures designed to reasonably ensure compliance by the Borrowers, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions in all material respects.

Section 5.07       Maintaining Records; Access to Properties and Inspections; Appraisals.

(1)            (a) Keep proper books of record and account in which full, true and correct entries (in all material respects) are made of all dealings and transactions in relation to its business and activities and (b) permit any Persons designated by the Administrative Agent to visit and inspect the financial records and the properties of Holdings, any Borrower or any Subsidiary at reasonable times, upon reasonable prior notice to Holdings or such Borrower, and as often as reasonably requested, to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent, upon reasonable prior notice to such Borrower, to discuss the affairs, finances and condition of Holdings, any Borrower or any Subsidiary with the officers thereof and independent accountants therefor (subject to such accountant’s policies and procedures); provided that the Administrative Agent may not exercise such rights more often than one time during any calendar year unless an Event of Default is continuing; and provided, further, that when an Event of Default is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Holdings at any time during normal business hours and upon reasonable advance notice.

(2)            The Loan Parties will, upon the Administrative Agent’s request, permit any Persons designated by the Administrative Agent to conduct (a) up to two field examinations per 12-month period at the Loan Parties’ expense and (b) such additional field examinations if an Event of Default has occurred and is continuing, at the expense of the Loan Parties, in each case at reasonable business times and upon reasonable prior notice to the Borrowers. The Loan Parties will reasonably cooperate with the Administrative Agent and such Persons in the conduct of such field examinations; provided that, with respect to the first field examination that will be completed after the Closing Date, the Administrative Agent shall begin such field examination on or before October 23, 2023 (or such later date determined by the Administrative Agent in its sole discretion and notified to the Borrowers). The Administrative Agent shall provide a copy of any field examination to any Lender upon such Lender’s request.

(3)            The Loan Parties will, upon the Administrative Agent’s request, permit any Acceptable Appraiser to conduct (a) up to two appraisals of the Collateral per 12-month period at the Loan Parties’ expense and (b) such additional appraisals if an Event of Default has occurred and is continuing, at the expense of the Loan Parties, in each case at reasonable business times and upon reasonable prior notice to the Borrowers. The Loan Parties will reasonably cooperate with the Administrative Agent and such Acceptable Appraiser in the conduct of such appraisals. Such appraisals will be prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, such appraisals to include, without limitation, information required by applicable law and by the internal policies of the Lenders. With respect to each appraisal made pursuant to this Section 5.07(3) after the Closing Date, (i) the Administrative Agent will be given a reasonable amount of time to review and comment on a draft form of the appraisal prior to its finalization and (ii) any adjustments to the Net Orderly Liquidation Value or any Borrowing Base hereunder as a result of such appraisal shall be reflected in the Borrowing Base Certificate delivered immediately succeeding such appraisal. The Administrative Agent shall provide a copy of any appraisal to any Lender upon such Lender’s request.

(4)            The Borrowers will, upon the Administrative Agent’s request conduct (a) up to one physical count of the Inventory per 12-month period at the Loan Parties’ expense and (b) such additional physical counts (x) as the Administrative Agent deems necessary in its Reasonable Credit Judgment, at its own expense and (y) if an Event of Default has occurred and is continuing, at the expense of the Loan Parties, provided that, the Borrowers, at their own expense, shall deliver to the Administrative Agent the results of each physical verification that the Borrowers have made, or have caused any other Person to make on its behalf, of all or any portion of its Inventory.

(5)            Notwithstanding anything to the contrary in this Agreement (including Sections 5.04(7), 5.05, 5.07(1) through (4) and 5.12) or any other Loan Document, none of the Loan Parties or any of the Borrowers’ Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, (a) any document, information or other matter with any competitor to the Loan Parties or any of the Borrowers’ Subsidiaries or (b) any document, information or other matter that:

(i)             constitutes non-financial trade secrets or non-financial proprietary information;

(ii)            in respect of which disclosure is prohibited by law or any binding agreement;

(iii)           is subject to attorney-client or similar privilege or constitutes attorney work product; provided that in the event that any information is not provided in reliance on this clause (iii), Holdings shall provide notice to the Administrative Agent that such information is being withheld and Holdings shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable agreement or risk waiver of such privilege; or

(iv)           creates an unreasonably excessive expense or burden on the Loan Parties or any of the Borrowers’ Subsidiaries.

Section 5.08      Use of Proceeds. Use the proceeds of the Swingline Loans and request Loans and issuance of Letters of Credit solely for general corporate purposes (including to finance the Transactions, for capital expenditures, Permitted Acquisitions, the repayment or refinancing of Indebtedness and the making of Investments and Restricted Payments, in each case to the extent not prohibited hereunder).

Section 5.09      Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other Persons occupying any Real Property to comply, with all Environmental Laws applicable to the operations or the Real Property, and obtain, renew and comply with, and make reasonable efforts to cause all lessees and other Persons occupying any Real Property to obtain, renew and comply with, all authorizations, permits, licenses and other approvals required pursuant to Environmental Law for the operations or Real Property, except, in each case, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10      Further Assurances; Additional Security.

(1)            If a Subsidiary (other than an Excluded Subsidiary) of Holdings or any Borrower is formed or acquired after the Closing Date, or if a Subsidiary ceases to be an Excluded Subsidiary, as applicable, promptly after the date such Subsidiary is formed or acquired or ceases to be an Excluded Subsidiary, as applicable, notify the Administrative Agent thereof and, if such Subsidiary is organized under the laws of the United States or Canada, then within sixty (60) days after the date such Subsidiary is formed or acquired or ceased to be an Excluded Subsidiary, as applicable (or such longer period as the Administrative Agent may agree in its sole discretion), Holdings and the Borrowers will or will cause such Subsidiary to:

(i)            (a) subject to any relevant guarantee limitation, deliver a joinder to the Guaranty, substantially in the form specified therein, duly executed on behalf of such Subsidiary and (b) if such Subsidiary is a Subsidiary of Holdings and not a Subsidiary of a Borrower (or if Holdings designates such Subsidiary as an additional Borrower pursuant to Section 1.18), such Subsidiary shall join the Revolver Facility as a “Borrower” and deliver a joinder to this Credit Agreement, in form and substance reasonably satisfactory to the Administrative Agent;

(ii)           with respect to a Domestic Subsidiary, deliver a joinder to the U.S. Collateral Agreement substantially in the form specified therein, and with respect to any Canadian Subsidiary, deliver a joinder to the Canadian Collateral Agreement substantially in the form specified therein and, in each case, such other appropriate Security Documents (or amendments, supplements or joinders to appropriate Security Documents) substantially similar to other Loan Parties organized in the same jurisdiction, in each case, duly executed on behalf of such Subsidiary;

(iii)          to the extent required by and subject to the exceptions set forth in the applicable Security Documents (including, with respect to the U.S. Loan Parties, U.S. Excluded Equity Interests and, with respect to the Canadian Loan Parties, Canadian Excluded Interests), pledge the outstanding Equity Interests (other than U.S. Excluded Equity Interests and Canadian Excluded Equity Interests) owned by such Subsidiary, and cause each Person owning any Equity Interests issued by such Subsidiary to pledge such outstanding Equity Interests, and deliver all certificates (if any); provided, that notwithstanding the foregoing or in any Loan Document to the contrary, no actions will be required under the laws of any jurisdiction other than the United States or Canada in order to create or perfect any security interest in any Equity Interests except in respect of the U.K. Security Documents.

(iv)          To the extent required by and subject to the exceptions set forth in this Section 5.10 or the Security Documents, deliver to the Collateral Agent (or a designated bailee or agent thereof) UCC or equivalent financing statements in Canada with respect to such Subsidiary and such other documents reasonably requested by the Collateral Agent to create the Liens intended to be created under the Security Documents and perfect such Liens to the extent required by the Security Documents; and

(v)           except as otherwise contemplated by this Section 5.10 or any Security Document, obtain all consents and approvals required to be obtained by it in connection with (A) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (B) the performance of its obligations thereunder.

(2)            [Reserved].

(3)            Furnish to the Collateral Agent fifteen (15) days prior written notice of any change in any Loan Party’s or Limited Recourse Pledgor:

(a)           Corporate, company or organization name;

(b)           organizational structure (including jurisdiction of incorporation);

(c)           location (determined as provided in UCC Section 9-307) (where applicable), registered office address or location of chief executive office; or

(d)           organizational or company identification number (or equivalent) or, solely if required for perfecting a security interest in the applicable jurisdiction, Federal Taxpayer Identification Number.

Holdings and the Borrowers will not effect or permit any such change unless all filings have been made, or will be made within any statutory period, under the Uniform Commercial Code, the PPSA or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest, for the benefit of the applicable Secured Parties, in all Collateral held by such Loan Party.

(4)            Execute any and all other documents, financing statements, agreements and instruments, and take all such other actions (including the filing and recording of financing statements and other documents), not described in the preceding clauses (1) through (3) and that may be required under any applicable law, or that the Collateral Agent may reasonably request, to satisfy the requirements set forth in this Section 5.10 and in the Security Documents with respect to the creation and perfection of the Liens on the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, contemplated herein and in the Security Documents and to cause such requirement to be and remain satisfied, all at the expense of the Borrowers, and provide to the Collateral Agent, from time to time upon reasonable request, evidence as to the perfection and priority of the Liens created by the Security Documents.

(5)            Notwithstanding anything to the contrary:

(a)           the other provisions of this Section 5.10 need not be satisfied with respect to any (i) U.S. Excluded Assets or U.S. Excluded Equity Interests or any exclusions and carve-outs from the perfection requirements set forth in the U.S. Collateral Agreement, (ii) Canadian Excluded Assets or Canadian Excluded Equity Interests or any exclusions and carve-outs from the perfection requirements set forth in the Canadian Collateral Agreement and (iii) any assets or other exclusions and carve-outs from grant of guarantees and security and perfection requirements set forth in the Security Documents;

(b)           neither Holdings nor the other Loan Parties will be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by Holdings and the Administrative Agent; and

(c)           except in respect of the U.K. Security Documents, no actions will be required outside of the United States or Canada in order to create or perfect any security interest in any assets located outside of the United States or Canada and no security or pledge agreements, mortgages or deeds governed by the laws of any jurisdiction other than the United States or Canada, or any Intellectual Property Rights filings or searches in any jurisdiction other than the United States or Canada will be required.

Section 5.11      Cash Management Systems; Maintenance of Dominion Accounts; Blocked Account Agreements.

(1)            On or prior to the Closing Date, each Loan Party (other than Holdings) shall enter into a Blocked Account Agreement, in form and substance reasonably satisfactory to the Administrative Agent, with the Collateral Agent and BMO Bank N.A. with respect to each of the BMO Deposit Accounts.

(2)            (a)          In respect of each Blocked Account, during the existence of a Cash Dominion Period, the Collateral Agent may give notice to any Blocked Account Bank (or, in the case of the RBC Deposit Accounts, to Holdings) that it is exercising sole dominion over the Blocked Account that is maintained by such Blocked Account Bank or RBC, as applicable (it being agreed that, except in the case of Dominion Accounts, if no Cash Dominion Period exists, Collateral Agent shall not give such notice and each Loan Party may direct the utilization of funds in each of its Deposit Accounts, Securities Accounts, investment accounts, other bank accounts and commodities accounts) and each Loan Party agrees that, upon the giving of such notice, during the existence of a Cash Dominion Period, the Collateral Agent shall have (or, in the case of the RBC Deposit Accounts, shall be deemed to have) sole dominion over such account. At the direction of the Collateral Agent, after giving the notice specified above, all available cash balances and cash receipts in excess of $5,000 in each such Blocked Account, including the then contents or then entire ledger balance of each such Blocked Account, shall be transferred by the end of each Business Day by ACH or wire transfer into an account (as notified by the Administrative Agent to Holdings contemporaneously with such direction) maintained by the Administrative Agent and applied to the Obligations pursuant to Section 2.11(4) (it being understood and agreed that, in the case of the RBC Deposit Accounts, the Loan Parties agree to direct RBC to cause such transfer to an account maintained by the Administrative Agent).

(b)            Upon a Cash Dominion Period ceasing to exist, the Administrative Agent shall (a) in respect of the RBC Deposit Accounts, provide Holdings notice that the Loan Parties may direct the utilization of funds in such accounts (but subject in all cases to Section 2.11(5) and Section 5.11(4)) and (b) in respect of each other Blocked Account for which the Collateral Agent notified the applicable Blocked Account Bank of its exercise of control, provide such Blocked Account Bank notice that it has ceased to exercise control pursuant to the applicable Blocked Account Agreement.

(3)            For purposes of determining the Borrowing Base, amounts applied under this Section 5.11, will be credited to the Loan Account and, during a Cash Dominion Period, reduce gross Accounts in the calculation of the Borrowing Base, in each case upon the Administrative Agent's receipt of an advice from the Administrative Agent's bank that such items have been credited to the Administrative Agent's account at the Administrative Agent's Bank (or upon the Administrative Agent's deposit thereof at the Administrative Agent's Bank in the case of payments received by the Administrative Agent in kind), in each case subject to final payment and collection. However, for purposes of computing interest on the Obligations, regardless of whether a Cash Dominion Period is then in effect, such items shall be deemed applied by the Administrative Agent following two (2) Business Days after the Administrative Agent’s receipt of advice of deposit thereof to Administrative Agent’s Bank.

(4)            The Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to the Administrative Agent. The Administrative Agent and the Lenders assume no responsibility to the Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any check, draft or other item of payment payable to a Borrower (including those constituting proceeds of Collateral) accepted by any bank. The Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to ABL Priority Collateral are made directly to a Dominion Account subject to a Blocked Account Agreement (except in the case of the RBC Deposit Accounts) (or a lockbox relating to a Dominion Account). If any Borrower receives cash or any check, draft or other item of payment payable to a Borrower with respect to any Collateral, it shall hold the same in trust for the Administrative Agent and promptly deposit the same into any such Dominion Account or lockbox relating to a Dominion Account.

(5)            After the Closing Date, no Loan Party (other than Holdings) shall open a new Deposit Account or Securities Account (other than an Excluded Account) containing funds deposited or otherwise collected therein unless such Loan Party has entered into a Blocked Account Agreement, in form and substance reasonably satisfactory to the Administrative Agent, with the Collateral Agent and the depositary bank or securities intermediary with which such Loan Party maintains such Deposit Account or Securities Account, as applicable.

Section 5.12      Lender Calls. Participate in quarterly conference calls, such calls to be held at such time as may be agreed to by Holdings and the Administrative Agent within a reasonable period of time following such request, with such calls including members of senior management of Holdings as Holdings deems appropriate, to discuss the state of Holdings’ business, including, but not limited to, recent performance, cash and liquidity management, operational activities, current business and market conditions and material performance changes; provided that in no event shall more than one such call be requested by the Administrative Agent in any fiscal quarter.

Section 5.13      Pensions.

(1)            Ensure that any pension schemes operated by or maintained for the benefit of Holdings, the Borrowers and the Subsidiaries and/or any of their employees are fully funded to the extent required by applicable law where failure to do so would reasonably be expected to have a Material Adverse Effect.

(2)            Ensure that none of the Canadian Subsidiaries shall maintain, administer, contribute or have any liability in respect of any Canadian Defined Benefit Plan; provided that nothing in this clause (2) shall restrict Holdings, any Borrower or any Subsidiary from acquiring an interest in any Person in a transaction otherwise permitted hereunder notwithstanding that such Person sponsors, maintains, administers or contributes to, or has any liability in respect of, any Canadian Defined Benefit Plan governed by the Pension Benefits Act (Ontario).

(3)            Except with respect to the Specified UK Plans, ensure that, where required by applicable law, all pension schemes operated by or maintained for its benefit and/or any of the employees of any Limited Recourse Pledgor are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 or have a recovery plan in place with the intention of reaching fully funded status (and will make such contributions in full as they fall due under such recovery plan), and that no action or omission is taken by any Limited Recourse Pledgor in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or a Limited Recourse Pledgor ceasing to employ any member of such a pension scheme).

(4)            Deliver to the Administrative Agent: (i) at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the Limited Recourse Pledgors) and (ii) at any other time if the Administrative Agent reasonably believes that any relevant statutory or auditing requirements are not being complied with, actuarial reports in relation to all pension schemes mentioned in paragraph (3) above.

(5)            Promptly notify the Administrative Agent of any material change in the rate of contributions to any pension scheme mentioned in paragraph (3) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

Section 5.14      Centre of Main Interests and Establishment. In the case of any Limited Recourse Pledgor, ensure that its COMI is, at all times, situated in its jurisdiction of organization or incorporation and that it does not have an “establishment” (as that term is used in Article 2(10) of the EU Insolvency Regulation) in any other jurisdiction and it shall not, and it shall ensure that none of its Subsidiaries will, do anything to change the location of its COMI.

Section 5.15      [Reserved].

Section 5.16       Post-Closing Matters. Deliver to Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.16 hereof on or before the dates specified with respect to such items on Schedule 5.16 (or, in each case, such later date as may be agreed to in writing by Administrative Agent in its sole discretion (and, with respect to matters relating solely to Term Priority Collateral, such later date as may be agreed to by Administrative Agent in writing in its reasonable discretion in consultation with the Term Loan Agent)).

Section 5.17      Compliance with Chapter 11 Confirmed Plan. Holdings and each Borrower shall, and shall cause its respective Subsidiaries to, comply with any terms contained within the Chapter 11 Confirmed Plan that are expressly deemed to survive the Plan Effective Date and which shall remain in effect in accordance with the terms of the Chapter 11 Confirmed Plan.

ARTICLE VI

Negative Covenants

Holdings and each Borrower covenants and agrees with each Lender that, so long as this Agreement is in effect and until the Termination Date, it will not and will not permit Holdings Limited or any Subsidiary of the Borrowers to:

Section 6.01      Indebtedness. Issue, incur, permit to exist or assume any Indebtedness other than the following (collectively, “Permitted Debt”):

(1)            Indebtedness created under the Loan Documents (including Indebtedness created under Incremental Revolving Facility Increases) together with any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (1);

(2)            (a) Indebtedness incurred pursuant to the Term Loan Credit Agreement (including all Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans and Extended Term Loans, in each case, as defined in the Term Loan Credit Agreement); (b) [reserved]; and (c) Credit Agreement Refinancing Indebtedness (as defined in the Term Loan Credit Agreement); provided that:

(a)            the aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (2) (and any successive Permitted Refinancing Indebtedness), as of the date any such Indebtedness is incurred, does not exceed (x) $324.0 million plus (y) other obligations not constituting principal; and

(b)            such Indebtedness shall at all times be subject to the Intercreditor Agreement;

(3)            customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(4)            Indebtedness existing on the Closing Date (other than any Indebtedness that otherwise qualifies as Permitted Debt under this Section 6.01) and set forth on Schedule 6.01(4);

(5)            Capital Lease Obligations, Indebtedness with respect to mortgage financings and purchase money Indebtedness to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets and Indebtedness arising from the conversion of the obligations of Holdings, the Borrowers or any Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of Holdings, the Borrowers or such Subsidiary, in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (5) (and any successive Permitted Refinancing Indebtedness), not to exceed $15.0 million as of the date any such Indebtedness is incurred; provided that such Indebtedness is incurred within 270 days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness;

(6)            Indebtedness owed to (including obligations in respect of letters of credit or bank Guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former employees) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance; provided that upon the incurrence of any Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 45 days following such incurrence;

(7)            Indebtedness arising from agreements of Holdings, any Borrower or any Subsidiary providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions, any Permitted Acquisition or other acquisition permitted hereunder or the disposition of any business, assets or Subsidiaries not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiaries for the purpose of financing any such Permitted Acquisition;

(8)            Indebtedness of any Loan Party to any other Loan Party (other than Holdings) and any other intercompany Indebtedness among the Loan Parties and Subsidiaries arising from Permitted Investments described in Section 6.04(5)(d);

(9)            Indebtedness pursuant to Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

(10)          Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion Guarantees and similar obligations, in each case, provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(11)          Guarantees of Indebtedness of Holdings, any Borrower or the Subsidiaries with respect to Indebtedness otherwise permitted to be incurred under this Agreement to the extent such Guarantees are not prohibited by the provisions of Section 6.04 (other than Section 6.04(20));

(12)          Indebtedness incurred or assumed in connection with a Permitted Acquisition and Indebtedness of any Person that becomes a Subsidiary if such Indebtedness was not created in anticipation or contemplation of such Permitted Acquisition or such Person becoming a Subsidiary; provided that, in each case:

(i)            no Event of Default is continuing immediately before such Permitted Acquisition or would result therefrom;

(ii)          the target of such Permitted Acquisition has earnings before interest, taxes, depreciation and amortization (determined by Holdings in good faith) greater than $0;

(iii)         the total leverage ratio (determined by Holdings in good faith) on a Pro Forma Basis after giving effect to such Permitted Acquisition is greater than the total leverage ratio immediately prior to giving effect to such Permitted Acquisition;

(iv)         the aggregate principal amount of any such Indebtedness incurred pursuant to this clause (12) by Subsidiaries that are not Borrowers, together with any Permitted Refinancing Indebtedness incurred by Subsidiaries that are not Borrowers to Refinance any Indebtedness originally incurred pursuant to this clause (12) (and any successive Permitted Refinancing Indebtedness), may not exceed $20.0 million; and

(v)           such Indebtedness is otherwise permitted to be incurred under the Term Loan Credit Agreement.

(13)         [reserved];

(14)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness (other than credit or purchase cards) is extinguished within ten (10) Business Days after notification received by Holdings of its incurrence;

(15)          Indebtedness supported by each Existing Letter of Credit, in each case in a principal amount not in excess of 103% (or, in the case of each Existing Letter of Credit issued by Citibank, 105%) of the stated amount of such Existing Letter of Credit as set forth on Schedule 1.01(1) as in effect on the Closing Date (without giving effect to any extensions, renewals or modifications thereto);

(16)          Indebtedness in an aggregate outstanding principal amount not to exceed an amount equal to 100% of the net proceeds received by Holdings from the issuance or sale of its Equity Interests or as a contribution to its capital after the Closing Date, other than (a) proceeds from the issuance or sale of Holdings’ Disqualified Stock, (b) Excluded Contributions, (c) [reserved] and (d) any such proceeds that are used prior to the date of incurrence to make a Restricted Payment under Section 6.06(1) or Section 6.06(2)(b) (any such Indebtedness, “Contribution Indebtedness”);

(17)          Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(18)          [reserved];

(19)          Cash Management Obligations, obligations owed by Holdings, any Borrower or any Subsidiary in respect of or in connection with any treasury, depository, pooling, netting, overdraft, stored value card, purchase card (including so called “procurement card” or “P card”), debit card, credit card, cash management, supply chain finance services (including, without limitation, trade payable services and supplier accounts receivables purchases) and similar services and any automated clearing house transfer of funds, and other Indebtedness in respect thereof entered into in the ordinary course of business;

(20)          Indebtedness issued to future, current or former officers, directors, managers, and employees, consultants and independent contractors of Holdings, any Borrower or any Subsidiary or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of any Parent Entity permitted by Section 6.06;

(21)          Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, Joint Ventures existing on Closing Date; provided that the aggregate outstanding principal amount of such Indebtedness, together with any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (21) (and any successive Permitted Refinancing Indebtedness), may not exceed $5.0 million as of the date any such Indebtedness is incurred;

(22)          [reserved];

(23)          (i) unsecured Indebtedness in respect of short-term obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in the ordinary course of business and not in connection with the borrowing of money and (ii) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(24)          Indebtedness representing deferred compensation or other similar arrangements incurred by Holdings, any Borrower or any Subsidiary (a) in the ordinary course of business or (b) in connection with the Transactions or any Permitted Investment;

(25)          any Permitted Refinancing Indebtedness incurred to Refinance Indebtedness incurred under clauses (4), (5), (16), (28) or (29) of this Section 6.01 and any successive Permitted Refinancing Indebtedness;

(26)          [reserved];

(27)          Indebtedness incurred by Holdings, any Borrower or any Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(28)          additional Indebtedness of Holdings or Holdings Limited in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (28) (and any successive Permitted Refinancing Indebtedness), not to exceed $65.0 million; and

(29)          letters of credit issued (i) in favor of any Borrower or any Subsidiary (other than Holdings Limited) in an aggregate principal amount not to exceed $30.0 million and (ii) in favor of Holdings and Holdings Limited;

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, original issue discount, defeasance costs, fees, commissions and expenses in connection therewith).

Section 6.02      Liens. Create, incur, assume or permit to exist any Lien that secures obligations under any Indebtedness on any property or assets at the time owned by it, except the following (collectively, “Permitted Liens”):

(1)            Liens securing Indebtedness incurred in accordance with Sections 6.01(1) or 6.01(2); provided that, in the case of Indebtedness incurred in accordance with Section 6.01(2), the applicable Liens are at all times subject to the Intercreditor Agreement or other intercreditor agreement(s) in form and substance reasonably acceptable to the Administrative Agent;

(2)            Liens securing Indebtedness existing on the Closing Date (other than Liens that otherwise qualify as Permitted Liens under this Section 6.02) and set forth on Schedule 6.02(2); provided that such Liens only secure the obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and do not apply to any other property or assets of Holdings, any Borrower or any Subsidiary other than replacements, extensions, additions, accessions and improvements thereto;

(3)            Liens securing Indebtedness incurred in accordance with Section 6.01(5); provided that such Liens only extend to the assets financed with such Indebtedness (and any replacements, additions, accessions and improvements thereto);

(4)            [reserved];

(5)            [reserved];

(6)            Liens securing Permitted Refinancing Indebtedness incurred in accordance with Section 6.01(25); provided that the Liens securing such Permitted Refinancing Indebtedness are limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus any replacements, additions, accessions and improvements thereto);

(7)            (a) Liens on property or Equity Interests of a Person at the time such Person becomes a Subsidiary if such Liens were not created in connection with, or in contemplation of, such other Person becoming a Subsidiary and (b) Liens on property at the time Holdings, a Borrower or a Subsidiary acquired such property, including any acquisition by means of a merger, amalgamation or consolidation with or into Holdings, any Borrower or any Subsidiary, if such Liens were not created in connection with, or in contemplation of, such acquisition;

(8)            Liens securing Permitted Debt (other than Permitted Debt for borrowed money) on property or assets of any Subsidiary that is not a Loan Party (other than Holdings Limited);

(9)            Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(10)          Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(11)          Liens securing judgments that do not constitute an Event of Default under Section 8.01(10) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and in respect of which Holdings, any affected Borrower or any affected Subsidiary has set aside on its books reserves in accordance with GAAP with respect thereto;

(12)          Liens imposed by law, including landlord’s, carriers’, builders’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings, a Borrower or a Subsidiary has set aside on its books reserves in accordance with GAAP;

(13)          (a) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other similar laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, (b) Liens on cash collateral securing liability for reimbursement or indemnification obligations in respect of the Existing Letters of Credit permitted under Section 6.01(15) and not to exceed the amount set forth therein, and (c) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, any Borrower or any Subsidiaries in the ordinary course of business so long as such obligations in each case under this clause (c) are permitted under Section 6.01(29);

(14)          deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), incurred by Holdings, any Borrower or any Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(15)          survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business in each case that are of a minor nature and that, individually and in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Holdings, any Borrower or any Subsidiary;

(16)          any interest or title of a lessor or sublessor under any leases or subleases entered into by Holdings, any Borrower or any Subsidiary in the ordinary course of business;

(17)          Liens that are contractual rights of set-off (a) relating to pooled deposit or sweep accounts of Holdings, any Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, any Borrower or any Subsidiary or (b) relating to purchase orders and other agreements entered into with customers of Holdings, any Borrower or any Subsidiary in the ordinary course of business;

(18)          Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(19)          non-exclusive licenses or sublicenses (including with respect to Intellectual Property Rights and software) granted to others in the ordinary course of business that do not interfere in any material respect with the business of Holdings, the Borrowers and the Subsidiaries, taken as a whole;

(20)          Liens solely on any cash earnest money deposits made by Holdings, any Borrower or any Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment;

(21)          the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(22)          Liens arising from precautionary Uniform Commercial Code or PPSA financing statements or equivalent statements in any other jurisdiction;

(23)          Liens on Equity Interests of any Joint Venture (a) securing obligations of such Joint Venture or (b) pursuant to the relevant joint venture agreement or arrangement; provided that Liens on Equity Interests of any U.S. or Canadian Joint Venture shall be subject to the provisions set forth in Section 3.02(5) of the U.S. Collateral Agreement and Section 3.2(5) of the Canadian Collateral Agreement, as applicable;

(24)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(25)          Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(26)          Liens on insurance premiums securing insurance premium financing arrangements;

(27)          [reserved];

(28)          Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such Indebtedness and defeasance or satisfaction and discharge thereof are not prohibited by this Agreement;

(29)          so long as entered into in the ordinary course of business and not securing debt for borrowed money, Liens:

(a)           of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection;

(b)           attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or

(c)           in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry);

(30)          Liens on specific items of IT hardware and software and proceeds of any Person securing such Person’s obligations entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase of such IT hardware and software;

(31)          Liens on cash collateral securing obligations of Holdings, any Borrower or any Subsidiary under Section 6.01(29) in the form of a letter of credit issued thereto, in each case in a principal amount not to exceed 105% (or such higher percentage agreed to in writing by the Administrative Agent in its sole discretion) of the stated amount of such letter of credit;

(32)          [reserved];

(33)          Liens securing additional obligations of Holdings or Holdings Limited in an aggregate outstanding principal amount not to exceed $65.0 million;

(34)          Liens securing (a) Specified Hedge Obligations and Cash Management Obligations, which amounts are secured under the Loan Documents, and (b) amounts owing to any Qualified Counterparty (as defined in the Term Loan Credit Agreement) under any Specified Hedge Agreement (as defined in the Term Loan Credit Agreement), which amounts are secured under the Term Loan Documents; provided that, in each case, the applicable Liens are subject to the Intercreditor Agreement or other intercreditor agreement(s) in form and substance reasonably satisfactory to the Administrative Agent;

(35)          [reserved];

(36)          [reserved]; and

(37)          Liens arising out of conditional sale, title retention (including retention of title), consignment or similar arrangements for the sale of goods.

Section 6.03      [Reserved].

Section 6.04      Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with, or as a Division Successor pursuant to the Division of, a Person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation, amalgamation or Division) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, a “Investment”), any other Person, except the following (collectively, “Permitted Investments”):

(1)            the Transactions;

(2)            loans and advances to officers, directors, employees or consultants of any Parent Entity, the Borrowers or any Subsidiary in an aggregate principal amount not to exceed $3.0 million;

(3)            [reserved];

(4)            [reserved];

(5)            Investments:

(a)            by any Loan Party in or to another Loan Party (other than Holdings);

(b)	by any Subsidiary that is not a Loan Party in or to any other Subsidiary that is not a Loan Party;

(c)            by any Subsidiary that is not a Loan Party in or to a Loan Party; and

(d)	by Holdings in or to (i) any other Loan Party; provided that, if any such Investment under this clause (ii) constitutes Indebtedness, such Indebtedness shall at all times be subject to the Global Intercompany Note or (ii) any non-Loan Party Subsidiary;

(e)	by any Loan Party (other than Holdings) in or to Holdings or any non-Loan Party Subsidiary, (i) in the case of any Investment up to $2.0 million in the aggregate so long as no Event of Default exists or would result therefrom, (ii) in the case of any Investment in excess of $2.0 million in the aggregate so long as immediately after giving effect thereto, the Payment Conditions are satisfied and (iii), if any such Investment under this clause (e) constitutes Indebtedness, such Indebtedness shall at all times be subject to the Global Intercompany Note;

(6)            Investments in (a) Louisiana Pigment Company, LP (and any successor thereof) that are contractually required to be made in accordance with its Joint Venture Agreement, dated as of October 18, 1993 (as in effect on the Closing Date) and (b) other Joint Ventures existing on the Closing Date in an amount not to exceed $5.0 million as of the date any such Investment is made;

(7)            Cash Equivalents and, to the extent not made for speculative purposes, Investment Grade Securities or Investments that were Cash Equivalents or Investment Grade Securities when made;

(8)            Investments arising out of the receipt by Holdings, any Borrower or any of the Subsidiaries of non-cash consideration in connection with any sale of assets permitted under Section 6.05;

(9)            accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such Account Debtors and others, in each case in the ordinary course of business;

(10)          Investments acquired as a result of a foreclosure by Holdings, any Borrower or any Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(11)          Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

(12)          Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any replacements, refinancings, refunds, extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (12) is not increased at any time above the amount of such Investments existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(13)          Investments resulting from pledges and deposits that are Permitted Liens;

(14)          intercompany loans among non-Loan Party Subsidiaries and Guarantees by non-Loan Party Subsidiaries permitted by Section 6.01(22);

(15)          acquisitions of obligations of one or more officers or other employees of any Parent Entity or any Subsidiary of Holdings in connection with such officer’s or employee’s acquisition of Equity Interests of any Parent Entity, so long as no cash is actually advanced by Holdings, any Borrower or any Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(16)          Guarantees of operating leases (for the avoidance of doubt, excluding Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by Holdings, any Borrower or any Subsidiary in the ordinary course of business;

(17)          Investments to the extent that payment for such Investments is made with Equity Interests of any Parent Entity;

(18)          Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(19)          Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(20)          Guarantees permitted under Section 6.01;

(21)          advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Holdings, any Borrower or any Subsidiary;

(22)          Investments, including loans and advances, to any Parent Entity so long as Holdings or any Subsidiary would otherwise be permitted to make a Restricted Payment in such amount; provided that the amount of any such Investment will be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement;

(23)          purchases or acquisitions of inventory, supplies, materials and equipment or purchases or acquisitions of contract rights or Intellectual Property Rights in each case in the ordinary course of business;

(24)          [reserved];

(25)          [reserved];

(26)          [reserved];

(27)          Investments that are made with Excluded Contributions;

(28)          [reserved];

(29)          Investments for the establishment and maintenance (including the establishment and maintenance of required reserves in an amount not to exceed the reserves reasonably determined by an independent actuary and in any event not less than any amount that may be required from time to time in accordance with applicable statutes or other applicable Requirements of Law) of a captive insurance program that is reasonable and customary for companies engaged in the same or similar businesses;

(30)          [reserved];

(31)          [reserved];

(32)          [reserved];

(33)          [reserved];

(34)          [reserved];

(35)          [reserved];

(36)          [reserved]; and

(37)          additional Investments (including Permitted Acquisitions); provided that both immediately before such Investment is made and immediately after giving effect to such Investment, the Payment Conditions are satisfied;

provided, that, notwithstanding anything herein to the contrary, the Loan Parties may only make an Investment in the form of Related Intellectual Property to any Person (other than another Loan Party) if such Investment is subject to a non-exclusive royalty-free license of such Related Intellectual Property in favor of the Administrative Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Loan Documents in respect of the Collateral, which license shall be substantially similar to the license described in Section 5.01 of each of the U.S. Collateral Agreement and the Canadian Collateral Agreement, as applicable (or otherwise reasonably satisfactory to the Administrative Agent).

Section 6.05       Mergers, Consolidations, Amalgamations, Sales of Assets and Acquisitions. Merge into, or consolidate or amalgamate with, any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, license, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets, or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person or any division, unit or business of any other Person, except that this Section 6.05 will not prohibit:

(1)            if at the time thereof and immediately after giving effect thereto no Event of Default has occurred and is continuing or would result therefrom:

(a)           the merger, consolidation, amalgamation or Division of any Subsidiary into (or with) any Borrower; provided that (i) such Borrower shall be the survivor or (ii) if the Person formed by or surviving any such merger, consolidation, amalgamation or Division is not a Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or Canada or any province thereof and (B) the Successor Borrower shall expressly assume all the obligations of the Borrowers under this Agreement and the other Loan Documents to which the Borrowers are a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent; provided, further, that, prior to any Person becoming a Successor Borrower, the Administrative Agent and the Lenders shall have received all documentation and other information that has been reasonably requested in writing by the Administrative Agent and the Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Proceeds of Crime Act;

(b)           the merger, consolidation, amalgamation or Division of any Subsidiary into (or with) any Subsidiary Loan Party or Holdings Limited in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party or Holdings Limited;

and, in the case of each of the foregoing clauses (a) and (b), no Person other than any Borrower or a Subsidiary Loan Party receives any consideration;

(c)           the merger, consolidation, amalgamation or Division of any Subsidiary that is not a Loan Party into (or with) any other Subsidiary that is not a Loan Party, provided that, in the case of any such merger, consolidation, amalgamation or Division of Holdings Limited into (or with) any other Subsidiary that is not a Loan Party, Holdings Limited shall be the survivor;

(d)           any transfer of Inventory or other property or assets between the Borrowers;

(e)           the liquidation or dissolution or change in form of entity of any Subsidiary (other than Holdings Limited) if a Responsible Officer of Holdings determines in good faith that such liquidation, dissolution or change in form is in the best interests of Holdings and is not materially disadvantageous to the Lenders;

(f)            [reserved];

(2)            any sale, transfer or other disposition of assets that do not constitute ABL Priority Collateral if:

(a)           at least 75% of the consideration therefor is in the form of cash and Cash Equivalents; and

(b)           such sale, transfer or disposition is made for fair market value (as determined by a Responsible Officer of Holdings in good faith);

provided that each of the following items will be deemed to be cash for purposes of this Section 6.05(2):

(i)            any liabilities of Holdings, any Borrower or any Subsidiary (as shown on the most recent Required Financial Statements or in the notes thereto), other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which Holdings, such Borrower or such Subsidiary has been validly released by all applicable creditors in writing; and

(ii)            any securities received by Holdings or any of its Subsidiaries from such transferee that are converted by Holdings or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable disposition;

(3)            (a) the purchase and sale of Inventory in the ordinary course of business, (b) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business, (c) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business or (d) the disposition of Cash Equivalents;

(4)            [reserved];

(5)            Investments permitted by Section 6.04 ; provided, that, following any such merger, consolidation, amalgamation or Division involving Holdings or any Borrower, Holdings, a Successor Holdings, such Borrower or a Successor Borrower is the surviving Person;

(6)            Permitted Liens;

(7)            Restricted Payments permitted by Section 6.06;

(8)            the sale or discount, in each case without recourse, of defaulted accounts receivable (other than Eligible Accounts) arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(9)            leases, non-exclusive licenses, or subleases or sublicenses of any real or personal property (including Intellectual Property Rights) in the ordinary course of business that do not interfere in any material respect with the business of Holdings, the Borrowers and the Subsidiaries, taken as a whole;

(10)          [reserved];

(11)          [reserved];

(12)          [reserved];

(13)          any sale, transfer or other disposition, in a single transaction or a series of related transactions, of any asset or assets that do not constitute ABL Priority Collateral having a fair market value, as determined by a Responsible Officer of Holdings in good faith, of not more than $3.5 million;

(14)          the lapse, abandonment or discontinuance of the use or maintenance of any Intellectual Property Rights if previously determined by any Borrower or any Subsidiary in its reasonable business judgment that such lapse, abandonment or discontinuance is desirable in the conduct of its business; and

(15)          the Transactions;

provided, however, that notwithstanding anything herein to the contrary, Holdings and each Borrower covenants and agrees it will not, and will not permit any of its Subsidiaries to, sell, transfer or otherwise dispose of, directly or indirectly, any Equity Interests now or hereafter owned by Holdings and such Borrower in any U.S. or Canadian Joint Venture (including, without limitation, Viance, LLC);

provided, that, notwithstanding anything herein to the contrary, the Loan Parties may only sell, transfer, license, lease or otherwise dispose of Related Intellectual Property to any Person (other than another Loan Party) if such sale, transfer, license, lease or other disposition is subject to a non-exclusive royalty-free license of such Related Intellectual Property in favor of the Administrative Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Loan Documents in respect of the Collateral, which license shall be substantially similar to the license described in Section 5.01 of each of the U.S. Collateral Agreement and the Canadian Collateral Agreement, as applicable (or otherwise reasonably satisfactory to the Administrative Agent).

To the extent any Collateral is disposed of in a transaction expressly permitted by this Section 6.05 to any Person other than Holdings, any Borrower or any Guarantor, such Collateral will be free and clear of the Liens created by the Loan Documents, and the Administrative Agent will take, and each Lender hereby authorizes the Administrative Agent to take, any actions reasonably requested by Holdings in order to evidence the foregoing, in each case, in accordance with Section 10.18.

Section 6.06      Restricted Payments. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), directly or indirectly, whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”) other than:

(1)            the making of any Restricted Payment in exchange for, or out of or with the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings) of, Equity Interests of Holdings (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Holdings, other than (a) Excluded Contributions, (b) [reserved] and (c) any such proceeds that are used prior to the date of determination to (i) make a Restricted Payment under Section 6.06(2)(b) or (ii) incur Contribution Indebtedness;

(2)            Restricted Payments to any Parent Entity the proceeds of which are used to purchase, retire, redeem or otherwise acquire, or to any Parent Entity for the purpose of paying to any other Parent Entity to purchase, retire, redeem or otherwise acquire, the Equity Interests of such Parent Entity (including related stock appreciation rights or similar securities) held directly or indirectly by then present or former directors, consultants, officers, employees, managers or independent contractors of Holdings, any Borrower or any of the Subsidiaries or any Parent Entity or their estates, heirs, family members, spouses or former spouses (including for all purposes of this clause (2), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided that the aggregate amount of such purchases or redemptions may not exceed:

(a)           the amount of Net Cash Proceeds contributed to Holdings that were received by any Parent Entity since the Closing Date from sales of Equity Interests of any Parent Entity to directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, Holdings, any Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements, other than (a) Excluded Contributions, (b) [reserved] and (c) any such proceeds that are used prior to the date of determination to (1) make a Restricted Payment under Section 6.06(1) or (2) incur Contribution Indebtedness; plus

(b)           [reserved]; plus

(c)           the amount of any bona fide cash bonuses otherwise payable to directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, Holdings, any Borrower or any Subsidiary that are foregone in return for the receipt of Equity Interests, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year;

(3)            [reserved];

(4)            [reserved];

(5)            Restricted Payments in the form of cash distributions with respect to any taxable period in which any U.S. Loan Party is treated as an entity disregarded as separate from Holdings or as a partnership for U.S. federal income tax purposes or is a member of a consolidated, combined, unitary or similar tax group with respect to Holdings, from any such U.S. Loan Party to Holdings to enable Holdings to pay any U.S. federal, state or local income Taxes attributable solely to the income, operations and ownership of such U.S. Loan Parties on an IRS Form 1120-F (or similar state or local tax return); provided that, such payments by any such U.S. Loan Parties shall not exceed the income tax liabilities that would have been payable by such U.S. Loan Parties if such U.S. Loan Parties had been treated as C corporations for U.S. federal income tax purposes and filed as stand-along taxpayer; provided, further, that, to the extent that any U.S. Loan Party receives a cash distribution from any Subsidiary that is not a Loan Party on account of an income Tax liability payable by Holdings in respect of such Subsidiary, the U.S. Loan Parties may pay such cash distribution received from such Subsidiary to Holdings;

(6)            Restricted Payments to permit any Parent Entity to:

(a)           pay operating, overhead, legal, accounting and other professional fees and expenses (including directors’ fees and expenses and administrative, legal, accounting, filings and similar expenses), in each case to the extent related to its separate existence as a holding company or to its ownership of Holdings, the Borrowers and the Subsidiaries;

(b)           pay fees and expenses related to any public offering or private placement of debt or equity securities of, or incurrence of any Indebtedness by, any Parent Entity or any Permitted Investment, whether or not consummated;

(c)           pay franchise taxes and other similar taxes and expenses, in each case, in connection with the maintenance of its legal existence;

(d)           make payments under transactions permitted under Section 6.07 (other than Section 6.07(8)), in each case to the extent such payments are due at the time of such Restricted Payment; or

(e)           pay customary salary, bonus and other compensation or benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of any Parent Entity to the extent related to its ownership of Holdings, the Borrowers and the Subsidiaries in an aggregate amount not to exceed $5.0 million in any fiscal year so long as no Event of Default exists or would result therefrom;

(7)            non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8)            Restricted Payments to allow any Parent Entity to make, or to any Parent Entity for the purpose of paying to any other Parent Entity to make, payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such Person, in connection with any merger, consolidation, amalgamation, Division or other business combination, or in connection with any dividend, distribution or split of Equity Interests;

(9)            [reserved];

(10)          Restricted Payments to Holdings, the Borrowers or any Subsidiary (or, in the case of non-Wholly Owned Subsidiaries, to Holdings, and to each other owner of Equity Interests of such Borrower or such Subsidiary) on a pro rata basis (or more favorable basis from the perspective of Holdings, such Borrower or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a Person that is not Holdings, a Borrower or a Subsidiary is permitted under Section 6.04);

(11)          Restricted Payments to any Parent Entity to finance, or to any Parent Entity for the purpose of paying to any other Parent Entity to finance, any Permitted Investment; provided that (a) such Restricted Payment is made substantially concurrently with the closing of such Investment and (b) promptly following the closing thereof, such Parent Entity causes (i) all property acquired (whether assets or Equity Interests) to be contributed to Holdings, the Borrowers or any Subsidiary or (ii) the merger, consolidation, amalgamation or Division (to the extent permitted by Section 6.05) of the Person formed or acquired into Holdings, the Borrowers or any Subsidiary in order to consummate such Permitted Investment, in each case, in accordance with the requirements of Section 5.10;

(12)          [reserved];

(13)          the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings, the Borrowers or any Subsidiary of the Borrowers by, one or more other Subsidiaries (other than Subsidiaries the primary assets of which are cash or Cash Equivalents);

(14)          [reserved];

(15)          additional Restricted Payments; provided that both immediately before any such Restricted Payment is made and immediately after giving effect to such Restricted Payment, the Payment Conditions are satisfied;

(16)          [reserved];

(17)          [reserved]; and

(18)          Restricted Payments in connection with the issuance of Equity Interests to management or employees pursuant to and in accordance with compensation agreements with such management or employees of Holdings and its Subsidiaries in such reasonably estimated amounts as are necessary to satisfy the tax obligations of such management or employees (including estimated tax payments) as a result of the issuance of such Equity Interests;

provided, that, notwithstanding anything herein to the contrary, the Loan Parties may only make a Restricted Payment in the form of Related Intellectual Property to any Person (other than another Loan Party) if such Restricted Payment is subject to a non-exclusive royalty-free license of such Related Intellectual Property in favor of the Administrative Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Loan Documents in respect of the Collateral, which license shall be substantially similar to the license described in Section 5.01 of each of the U.S. Collateral Agreement and the Canadian Collateral Agreement, as applicable (or otherwise reasonably satisfactory to the Administrative Agent).

Section 6.07      Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates in a transaction, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to Holdings, the Borrowers and the Borrowers Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, except that this Section 6.07 will not prohibit:

(1)            transactions between or among (a) the Loan Parties (other than Holdings), (b) Subsidiaries of the Borrowers that are not Loan Parties, (c) Holdings, on the one hand, and the Borrowers and the Borrowers’ Subsidiaries, on the other hand, if, immediately after giving effect to such transaction, the Payment Conditions are satisfied or (d) Holdings and any Person that becomes a Subsidiary as a result of such transaction (including by way of a merger, consolidation, amalgamation or Division in which a Borrower (or, if no Borrower is involved, such other Loan Party) is the surviving entity);

(2)            [reserved];

(3)            any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Holdings or any other Parent Entity in good faith;

(4)            loans or advances to employees or consultants of any Parent Entity, any Borrower or any Subsidiary in accordance with Section 6.04(2);

(5)            the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity, Holdings, any Borrower or any Subsidiary in the ordinary course of business (limited, in the case of any Parent Entity (other than Holdings), to the portion of such fees and expenses that are allocable to Holdings and the Subsidiaries (which shall be 100% for so long as such Parent Entity owns no assets other than the Equity Interests in Holdings and assets incidental to the ownership of Holdings, the Borrowers and the Subsidiaries));

(6)            [reserved];

(7)            (a) any employment agreements entered into by Holdings, any Borrower or any Subsidiary in the ordinary course of business, (b) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors and (c) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(8)            Restricted Payments permitted under Section 6.06 (other than Section 6.06(d)), including payments to any Parent Entity;

(9)            any purchase by any Parent Entity (other than Holdings) of the Equity Interests of Holdings and the purchase by Holdings of Equity Interests in any Borrower or any Subsidiary;

(10)          [reserved];

(11)          [reserved];

(12)          any transaction in respect of which Holdings delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of Holdings from an accounting, appraisal or investment banking firm, in each case, of nationally recognized standing that is (a) in the good faith determination of Holdings qualified to render such letter and (b) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to Holdings or, if involving any Borrower or Subsidiary, such Borrower or Subsidiary, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;

(13)          [reserved];

(14)          the issuance, sale or transfer of Equity Interests of Holdings to any Parent Entity (other than Holdings) and capital contributions by any Parent Entity (other than Holdings) to Holdings;

(15)          the issuance of Equity Interests to the management of Holdings, any Borrower or any Subsidiary in connection with the Transactions;

(16)          payments by Holdings, any Borrower or any Subsidiary pursuant to tax sharing agreements among Holdings, any Borrower and any Subsidiary, provided that any such payments to Subsidiaries that are not Loan Parties shall only be permitted pursuant to this Section 6.07(16) to the extent that such payments would not otherwise be restricted by any other provision of this Agreement;

(17)          payments or loans (or cancellation of loans) to employees or consultants that are otherwise permitted under this Agreement;

(18)          [reserved];

(19)          transactions between or among Holdings and the Subsidiaries and any Person, a director of which is also a director of Holdings or any other Parent Entity, so long as (a) such director abstains from voting as a director of Holdings or such Parent Entity, as the case may be, on any matter involving such other Person and (b) such Person is not an Affiliate of Holdings for any reason other than such director’s acting in such capacity;

(20)          [reserved];

(21)          the existence of, or the performance by any Loan Party of its obligations under the terms of, any customary registration rights agreement to which a Loan Party or any Parent Entity is a party or becomes a party in the future;

(22)          [reserved]; and

(23)          central services (including, without limitation, management information systems, pension and profit sharing plans, and human resources) provided by the Loan Parties to affiliates at the Loan Parties’ cost.

Section 6.08      Business of Holdings, the Borrowers and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by Holdings, the Borrowers and the Subsidiaries on the Closing Date (after giving effect to the Transactions) and any similar, corollary, related, ancillary, incidental or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto.

Section 6.09      Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc.

(1)            amend or modify in any manner materially adverse to the Lenders the articles or certificate of incorporation (or similar document), by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of Holdings, any Borrower or any Subsidiary;

(2)            make any cash payment or other distribution in cash in respect of, or subject to the additional provisions of Section 6.09(4), amend or modify, or permit the amendment or modification of, any provision of, any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposits, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing, except in the case of this clause (2):

(a)           [reserved];

(b)           (i) any payments in respect of Junior Financings in an amount not to exceed $1.0 million so long as no Event of Default then exists or would result therefrom and (ii) any payments in respect of Junior Financings in an amount in excess of $1.0 million so long as both immediately before and after giving effect to such payment, the Payment Conditions are satisfied;

(c)           [reserved];

(d)           (i) the conversion or exchange of any Junior Financing into or for Equity Interests of any Parent Entity or other Junior Financing and (ii) any payment that is intended to prevent any Junior Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(e)           the incurrence of Permitted Refinancing Indebtedness in respect thereof;

(f)            (i) payments of regularly scheduled principal and interest; (ii) mandatory offers to repay, repurchase or redeem (including in connection with the Net Cash Proceeds of Asset Sales); (iii) mandatory prepayments of principal, premium and interest; and (iv) payments of fees, expenses and indemnification obligations, in each case, with respect to such Junior Financing;

(g)           payments or distributions in respect of all or any portion of such Junior Financing with the proceeds contributed directly or indirectly to Holdings by any Parent Entity (other than Holdings) from the issuance, sale or exchange by any such Parent Entity of Equity Interests;

(h)           [reserved]; and

(i)            the Transactions;

(3)            [reserved]:

(4)            notwithstanding anything to the contrary in this Section 6.09 or any Loan Document, unless the Required Lenders and the Administrative Agent otherwise consent in writing, amend, modify, replace, refinance or permit the amendment or modification of, any provision of:

(a)            the Term Loan Credit Agreement or any other Term Loan Document in a manner which would be materially adverse to the Lenders or violate the Intercreditor Agreement (provided that any amendment or modification to: (i) Section 6.09 of the Term Loan Credit Agreement as it relates to the Loan Documents, (ii) Section 6.01(2) of the Term Loan Agreement, (iii) Section 6.02(1) of the Term Loan Credit Agreement as it relates to the Loan Documents or (iv) any other provisions that specifically relate to the Loan Documents shall be deemed materially adverse to the Lenders; or

(b)            any other Material Indebtedness for borrowed money or evidenced by bonds, debentures, notes or similar instruments of Holdings, any Borrower or any Subsidiary in a manner which would be materially adverse to the Lenders.

Section 6.10      Minimum Excess Availability; Capital Expenditure Limitation.

(1)            The Borrowers shall not permit Excess Availability, at any time, to be less than the greater of (i) $10.0 million and (ii) 10.0% of the Line Cap (calculated without giving effect to any Reserves maintained against the Borrowing Base).

(2)            The Borrowers shall not make or permit to be made any Capital Expenditures if, after giving effect to such Capital Expenditures, the aggregate amount of all Capital Expenditures would exceed, during any fiscal year, an amount equal to $3.0 million; provided that:

(a)            with regard to the fiscal year ended December 1, 2023, the relevant period shall be the Closing Date through and including December 31, 2023; and

(b)            if the amount of the Capital Expenditures permitted to be made in any fiscal year is greater than the amount of the Capital Expenditures actually made in such fiscal year (the “Excess Amount”), then 50% of such Excess Amount may be carried forward to the immediately succeeding fiscal year.

Section 6.11     Cash Pooling Action. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in no event shall any Loan Party (other than Holdings) make any Investment, Restricted Payment under Section 6.06(6)(d), (10), (11) and (15), sale, transfer, license, lease or other disposition, in all cases, in the form of cash or Cash Equivalents to any Parent Entity, Holdings, any Subsidiary or any of their Affiliates, in all cases, that is not a Borrower (each such action, a “Cash Pooling Action”) unless, immediately after giving effect to such Cash Pooling Action, the Payment Conditions are satisfied.

ARTICLE VII

[Reserved]

ARTICLE VIII

Events of Default

Section 8.01      Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(1)            any representation or warranty made by any Limited Recourse Pledgor, any Borrower or any other Loan Party herein or in any other Loan Document or any certificate or document required to be delivered pursuant hereto or thereto shall be incorrect or misleading in any material respect (or in any respect if any such representation or warranty is already qualified by materiality) when made or deemed made;

(2)            default is made in the payment of any principal of any Loan (including, for the avoidance of doubt, pursuant to Section 2.11) when and as the same becomes due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise;

(3)            default is made in the payment of any interest on any Loan or the reimbursement of any Letter of Credit Disbursement or in the payment of any Fee or any other amount due under any Loan Document (other than an amount referred to in clause (2) of this Section 8.01), when and as the same becomes due and payable, and such default continues unremedied for a period of three (3) Business Days;

(4)            default is made in the due observance or performance by any Borrower, any Guarantor, Holdings, any other Limited Recourse Pledgor or any Subsidiary of any covenant, condition or agreement contained in:

(a)            Section 5.01(1), Section 5.02, Section 5.04 (solely with respect to Section 5.04(10)), Section 5.06 (solely with respect to Sanctions), Section 5.05(1) (provided that, the delivery of a notice of Default or Event of Default at any time will cure such Event of Default arising from the failure to timely deliver such notice of Default or Event of Default, as applicable, but for the avoidance of doubt, will not cure the underlying Default or Event of Default as to which notice was required to be given), Section 5.07, 5.08, Section 5.10(1), Section 5.11, Section 5.16 or Article VI;

(b)            Section 5.04 (other than Section 5.04(10)), Section 5.06 (other than Sanctions), Section 5.09 or Section 5.10 (other than Section 5.10(1)) and such default continues unremedied for a period of five (5) Business Days;

(c)            the Guaranty (in the case of any Guarantor); or

(d)            the Limited Recourse Pledgor Guaranty (in the case of any Limited Recourse Pledgor);

(5)            default is made in the due observance or performance by Holdings, the Borrowers or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (1), (2), (3) and (4) of this Section 8.01) (in each case solely to the extent applicable to such Person), and such default continues unremedied for a period of twenty (20) days after notice thereof from the Administrative Agent to the Borrowers;

(6)            (a) any event or condition occurs that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (b) Holdings, any Borrower or any Subsidiary fails to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (6) will not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such event or condition is unremedied and is not waived or cured by the holders of such Indebtedness prior to any acceleration of the Loans and termination of the Commitments pursuant to the final paragraph of this Section 8.01;

(7)            a Change in Control occurs;

(8)            other than with respect to the Chapter 11 Cases, an involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking:

(a)           relief in respect of any Loan Party, any Limited Recourse Pledgor or any Material Subsidiary, or of a substantial part of the property or assets of any Loan Party, any Limited Recourse Pledgor or any Material Subsidiary, under any Debtor Relief Law;

(b)           the appointment of a receiver, interim receiver, monitor, administrator, trustee, custodian, sequestrator, conservator, liquidator, administrative receiver and compulsory manager or similar official for any Loan Party, Limited Recourse Pledgor or any Material Subsidiary or for a substantial part of the property or assets of any Loan Party, any Limited Recourse Pledgor or any Material Subsidiary;

(c)           the winding up or liquidation of any Loan Party, any Limited Recourse Pledgor or any Material Subsidiary (except, in the case of any Material Subsidiary, in a transaction permitted by Section 6.05);

(d)           and, in any of clauses (a), (b) or (c), such proceeding or petition continues undismissed for 14 days (in the case of a Limited Recourse Pledgor) or 60 days (in the case of a Loan Party or a Material Subsidiary (other than a Limited Recourse Pledgor)) or an order or decree approving or ordering any of the foregoing is entered; or

(e)            in the case of any Indebtedness of a Limited Recourse Pledgor, a moratorium is declared (provided that, for the avoidance of doubt, if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium).

(9)            other than with respect to the Chapter 11 Cases, any Loan Party, any Limited Recourse Pledgor or any Material Subsidiary:

(a)           voluntarily commences any proceeding, insolvency proceeding or files any petition seeking relief under any Debtor Relief Law;

(b)           consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (8) of this Section 8.01;

(c)           applies for or consents to the appointment of a receiver, interim receiver, monitor, trustee, custodian, sequestrator, conservator or similar official for any Loan Party, any Limited Recourse Pledgor or any Material Subsidiary or for a substantial part of the property or assets of any Loan Party, any Limited Recourse Pledgor or any Material Subsidiary;

(d)           files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(e)           makes a general assignment for the benefit of creditors; or

(f)            becomes unable or admits in writing its inability or fails generally to pay its debts as they become due.

(10)          There is entered against Holdings, any Borrower or any Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) equal to or greater than $15.0 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action is legally taken by a judgment creditor to levy upon assets or properties of Holdings, any Borrower or any other Subsidiary to enforce any such judgment;

(11)          an ERISA Event or ERISA Events occurs with respect to any Plan or Multiemployer Plan, which together with all other ERISA Events, if any, is reasonably expected to have a Material Adverse Effect; or

(12)          (a) any material provision of any Loan Document ceases to be, or is asserted in writing by Holdings, any Borrower or any Subsidiary not to be, for any reason, a legal, valid and binding obligation of any party thereto, (b) any security interest purported to be created by any Security Document ceases to be, or is asserted in writing by Holdings, any Borrower or any Subsidiary not to be, a valid and perfected security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of validity, perfection or priority results from the limitations of laws, rules and regulations of any jurisdiction other than the United States or any Specified Foreign Jurisdiction as they apply to pledges of Equity Interests or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under a Security Document or to file Uniform Commercial Code or PPSA continuation statements or take any other action and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent is reasonably satisfied with the credit of such insurer or (c) the Guarantees pursuant to the Security Documents by any Loan Party or any Limited Recourse Pledgor of any of the Obligations cease to be in full force and effect (other than in accordance with the terms thereof) or are asserted in writing by Holdings, any Borrower, any Subsidiary Loan Party or any Limited Recourse Pledgor not to be in effect or not to be legal, valid and binding obligations, except in the cases of clauses (a) and (b), in connection with an Asset Sale permitted by this Agreement;

then, (i) upon the occurrence of any such Event of Default (other than an Event of Default described in clause (8) or (9) of this Section 8.01 under the Bankruptcy Code or any other liquidation, bankruptcy, assignment for the benefit of creditors, receivership, insolvency or similar debtor relief law of the United States from time to time and affecting the rights of creditors generally) and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may and, at the request of the Required Lenders, will, by notice to Holdings, take any or all of the following actions, at the same or different times: (A) terminate forthwith the Commitments, (B) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees (including, for the avoidance of doubt, the Early Termination Fee (if applicable)) and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, will become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; (C) if the Loans have been declared due and payable pursuant to clause (B) above, demand cash collateral pursuant to Section 2.05(13); and (D) exercise all rights and remedies granted to it under any Loan Document and all of its rights under any other applicable law or in equity, and (ii) upon the occurrence of an Event of Default described in clause (8) or (9) of this Section 8.01, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, will automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(13), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE IX

The Agents

Section 9.01        Authorization and Action.

(1)            Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements and Cash Management Obligations) hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as the administrative agent and collateral agent under the Loan Documents and each Lender authorizes the Administrative Agent and the Collateral Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Collateral Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders hereby grants to the Administrative Agent and the Collateral Agent any required powers of attorney to execute and enforce any Security Document governed by the laws of such jurisdiction on such Lender’s behalf. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent and the Collateral Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent and/or the Collateral Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent and/or the Collateral Agent may have under such Loan Documents.

(2)            Without limiting the powers of the Collateral Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Obligations by any Loan Party, each of the Secured Parties party to this Agreement hereby irrevocably appoints and authorizes the Collateral Agent and, to the extent necessary, ratifies the appointment and authorization of the Collateral Agent, to act as the hypothecary representative of the present and future Secured Parties as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under this Agreement and any related deed of hypothec. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Loan Parties. Any person who becomes a Secured Party shall be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of the Collateral Agent pursuant to the provisions of this Article 9 also constitute the substitution of the Attorney. The execution by the Attorney of any hypothecary or other agreements or instruments prior to the date of this Agreement is hereby ratified and confirmed.

(3)            As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or directions from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or directions have been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrowers, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(4)            In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(a)            the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duties other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other Obligation, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties);

(b)            where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of Canada or England and Wales, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(c)            to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 (UK) shall not apply to the duties of the Collateral Agent in relation to the trusts constituted by this Agreement or the other Loan Documents, where there are inconsistencies or conflict between the Trustee Act 1925 or the Trustee Act 2000 (UK) and the provisions of this Agreement or any other Loan Document, the provisions of this Agreement or such other Loan Document shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 (UK), the provisions of this Agreement or such other Loan Document shall constitute a restriction or exclusion for the purposes of that Act; and

(d)            nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(5)            The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(6)            None of the Documentation Agent, Syndication Agent, or Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(7)            In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12 (“Fees”), 2.13 (“Interest”), 2.15 (“Increased Costs”), 2.17 (“Taxes”) and 9.02 (“Administrative Agent’s Reliance, Indemnification, Etc.”)) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.02 (“Administrative Agent’s Reliance, Indemnification, Etc.”))

(8)            The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of Holdings, the Borrowers or any Subsidiary shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Section 9.02        Administrative Agent’s Reliance, Indemnification, Etc.

(1)            Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence, bad faith or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or as provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.

(2)            The Lenders severally agree to indemnify the Administrative Agent and its Related Parties (each, an “Agent Indemnitee”) (to the extent not reimbursed by Holdings or any Borrower and without limiting the obligation of Holdings or the Borrowers to do so), ratably according to their respective applicable percentage of the Revolving Facility Commitments and/or Revolving Loans in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Facility Commitments shall have terminated and the Revolving Loans shall have been paid in full, ratably in accordance with such applicable percentage of the Revolving Facility Commitments and/or Revolving Loans immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Revolving Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(3)            The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by Holdings, the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (vi) compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by Holdings, the Borrowers, any Subsidiary or any Lender as a result of, any determination of any exchange rate or Dollar equivalent.

(4)            Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.04, (ii) may rely on the Register to the extent set forth in Section 10.04, (iii) may consult with legal counsel (including counsel to Holdings and the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 9.03        [Reserved].

Section 9.04        Posting of Communications.

(1)            Holdings and the Borrowers hereby acknowledge and agree that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each, a “Public Lender”).

(2)            Although the Approved Electronic Platform and its primary web portal are secured with generally applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization meth-od whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each of Holdings and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and each of Holdings and the Borrowers hereby approves distribution of the communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(3)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE ARRANGER, THE DOCUMENTATION AGENT, THE SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(4)            Each Lender agrees that notice to it (as provided in the next sentence) specifying that communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(5)            Each of the Lenders and each of Holdings and the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies

(6)            Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that:

(a)            all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof;

(b)            by marking Borrower Materials “PUBLIC” such Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to any Borrower or its securities for purposes of United States Federal and state securities laws;

(c)            all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated “Public Investor;” and

(d)            the Administrative Agent and the Arranger shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not designated “Public Investor.”

Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless Holdings notifies the Administrative Agent that any such document contains MNPI: (1) the Loan Documents, (2) any notification of changes in the terms of the Loans, (3) any notification of the identity of Disqualified Institutions and (4) all information delivered pursuant to clauses (1), (2) and (3) of Section 5.04.

(7)            Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.05        The Administrative Agent Individually. With respect to its Commitments and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, Holdings, the Borrowers or any Subsidiary or any other Affiliate of any of the foregoing as if such Person were not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

Section 9.06        Successor Administrative Agent.

(1)            The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and Holdings, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank or other financial institution or an Affiliate of any such bank or other financial institution selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of Holdings (which approval may not be unreasonably withheld and shall not be required while a Specified Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(2)            Notwithstanding paragraph (1) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and Holdings, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Documents for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as Collateral Agent for the benefit of the Secured Parties, and continue to be entitled to the rights and bound to the obligations set forth in such Security Documents and any other Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.02 (“Administrative Agent’s Reliance, Indemnification, Etc.”), as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the resigned Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

Section 9.07        Acknowledgements of Lenders.

(1)            Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(2)            Each Lender, by delivering its signature page to this Agreement on the Closing Date and by funding its Loans, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(3)            (a)  Each Lender and Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this Section 9.07(3) shall be conclusive, absent manifest error.

(b)            Each Lender and each Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)            The Borrowers and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party, in each case other than to the extent such erroneous Payment was, and solely with respect to the amount of such erroneous Payment that was, made with funds from Holdings or its Subsidiaries.

(d)            Each party’s obligations under this Section 9.07(3) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or an Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 9.08        Collateral Matters.

(1)            Except with respect to the exercise of setoff rights in accordance with Section 10.06 (“Right of Set-off”) or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(2)            In furtherance of the foregoing, no Hedge Agreement the obligations under which constitute Specified Hedge Obligations or Cash Management Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of any such Hedge Agreement or Cash Management Obligation shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(3)            The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

Section 9.09        Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 9.10        Arranger; Documentation Agent; Syndication Agent. None of the Arranger, Documentation Agent or Syndication Agent will have any duties, responsibilities or liabilities hereunder in their respective capacities as such.

Section 9.11        Intercreditor Agreement. The Administrative Agent, and the Collateral Agent are authorized by the Lenders and each other Secured Party to, to the extent required by the terms of the Loan Documents, (i) enter into any intercreditor agreement contemplated by this Agreement, (ii) enter into any Security Document, or (iii) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 6.01 and 6.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any intercreditor agreement, Security Document, consent, filing or other action will be binding upon them. Each Lender and each other Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement (if entered into) and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any intercreditor agreement contemplated by this Agreement or Security Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 6.01 and 6.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

ARTICLE X

Miscellaneous

Section 10.01      Notices; Communications.

(1)            Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.01(2)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, in each case, as follows:

(a)            if to any Loan Party or the Administrative Agent, any Issuing Bank as of the Closing Date or the Swingline Lender, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 10.01; and

(b)            if to any other Lender or Issuing Bank, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

(2)            Notices and other communications to the Lenders and any Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or any Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, Holdings or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(3)            Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent and confirmation of transmission received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.01(2) shall be effective as provided in such Section 10.01(2).

(4)            Any party hereto may change its address, facsimile number, telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile number, telephone number or e-mail address for notices and other communications hereunder by notice to Holdings and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (a) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (b) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings or its securities for purposes of United States federal or state securities laws.

(5)            Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that Holdings shall notify the Administrative Agent (by facsimile or e-mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided, further, that, upon reasonable request by the Administrative Agent, Holdings shall also provide a hard copy to the Administrative Agent of any such document; provided, further, that any documents posted for which a link is provided after normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day for such recipient. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 10.02      Survival of Agreement. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or Letter of Credit Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 10.05) shall survive the Termination Date.

Section 10.03      [Reserved].

Section 10.04      Successors and Assigns.

(1)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Bank that issues any Letter of Credit), except that (a) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04 (and any attempted assignment, transfer or delegation in contravention with this Section 10.04 shall be null and void). Nothing in this Agreement, expressed or implied, will be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (3) of this Section 10.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, any Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(2)            (a) Subject to the conditions set forth in paragraph (2)(b) of this Section 10.04, any Lender may assign to one or more assignees (other than a natural person, a Defaulting Lender or a Disqualified Institution) (each such non-excluded Person, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and Revolving Loans) at the time owing to it with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(i)             Holdings; provided that no consent of Holdings shall be required for (x) an assignment to a Lender, an Affiliate or branch of a Lender, an Approved Fund, (y) if a Specified Event of Default has occurred and is continuing, any other Person and (z) an assignment that occurs in connection with an assignment of all or substantially all of such Lender’s portfolio; provided, further, that such consent shall be deemed to have been given if Holdings has not responded via written notice (including e-mail) within ten (10) Business Days after delivery of a written request therefor by the Administrative Agent;

(ii)            the Administrative Agent; provided that, subject to the last paragraph of this Section 10.04, no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate or branch of a Lender or an Approved Fund;

(iii)           the Swingline Lender, for any assignment which increases the obligation of the Assignee to participate in exposure under one or more Swingline Loans, as applicable; and

(b)            Assignments shall be subject to the following additional conditions:

(i)             except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million, unless each of Holdings and the Administrative Agent otherwise consent; provided that (1) no such consent of Holdings shall be required if a Specified Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved Funds being treated as one assignment for purposes of meeting the minimum assignment amount requirement), if any;

(ii)             the assignee or assigning Lender for each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that such processing and recordation fee shall not be payable in the case of assignments by the Arranger or any Affiliate of the Arranger;

(iii)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17;

(iv)           [reserved];

(v)            the Assignee will not be Holdings or any of Holdings’ Affiliates or Subsidiaries;

(vi)          the assignor shall deliver to the Administrative Agent any Note issued to it with respect to the assigned Loan; and

(vii)         A Lender must notify the Administrative Agent promptly following a change of Facility Office and the Administrative Agent shall notify Holdings as soon as is reasonably practicable of having received notice from any Lender of a change in that Lender’s Facility Office.

(3)            For the purposes of this Section 10.04, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(a)            Subject to acceptance and recording thereof pursuant to paragraph (3)(c) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such Assignment and Acceptance). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (5) of this Section 10.04 to the extent such participation would be permitted by such Section 10.04(5).

(b)            The Administrative Agent, acting for this purpose as nonfiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest with respect thereto) of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Holdings, the Issuing Bank and any Lender (solely with respect to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(c)            Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, any Note outstanding with respect to the assigned Loan, the processing and recordation fee referred to in paragraph (2)(b)(ii) of this Section 10.04 and any written consent to such assignment required by paragraph (2) of this Section 10.04, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (3)(c). The parties intend that the Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related United States Treasury Regulations (or any other relevant or successor provisions of the Code or of such Treasury Regulations).

(4)            By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (a) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Facility Commitment, and the outstanding balances of its Revolving Loans, in each case, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (b) except as set forth in clause (a) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, any Borrower or any Subsidiary or the performance or observance by Holdings, any Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (c) the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (d) the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Required Financial Statements delivered pursuant to Section 5.04, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (e) the Assignee will independently and without reliance upon the Administrative Agent or the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (f) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (g) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(5)            (a) Any Lender may, without the consent of the Administrative Agent or, subject to Section 10.04(9), the Borrowers, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (A) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.04(1)(a) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 10.08(2) and (2) directly affects such Participant and (B) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (5)(b) of this Section 10.04, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (2) of this Section 10.04, provided that such Participant agrees to be subject to the provisions of Sections 2.19(2) as if it were an assignee pursuant to paragraph (2) of this Section 10.04. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(2) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(4) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b)            A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any requirement of law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force by law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation, or unless the sale of the participation to such Participant is made with Holdings’ prior written consent. A Participant shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(6) or Section 2.17(8) as though it were a Lender.

(6)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(7)            Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (6) of this Section 10.04.

(8)            If the Borrowers wish to replace the Loans or Commitments with ones having different terms (which would otherwise have been permitted in accordance with Section 10.08(4) if made as new Loans or Commitments), it shall have the option, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) and, where relevant, the Swingline Lender and each Issuing Bank, and subject to at least three Business Days’ advance notice to the Lenders, instead of repaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 10.08(4)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.05(2). By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Loans or Commitments pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (8) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(9)            (a) No assignment or participation shall be made to any Person that was a Disqualified Institution to the extent the list thereof has been provided to all Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless Holdings has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any Assignee that becomes a Disqualified Institution after the applicable Trade Date, (x) such Assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by Holdings of an Assignment and Acceptance with respect to such Assignee will not by itself result in such Assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (9)(a) shall not be void, but the other provisions of this clause (9) shall apply.

(b)            If any assignment or participation is made to any Disqualified Institution without Holdings’ prior written consent in violation of clause (a) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, Holdings may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Commitment, (B) [reserved] and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.04), all of its interest, rights and obligations under this Agreement to one or more Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(c)            Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(d)            The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to provide the list of Disqualified Institutions to each Lender requesting the same (and each Borrower hereby agrees that any such requesting Lender may share the list of Disqualified Institutions with any potential assignee, transferee or participant); provided that the Lenders shall not be restricted from participating their obligations under this Agreement (including all or a portion of their Commitments and the Loans owing to them) to Disqualified Institutions if the Administrative Agent has not posted the list of Disqualified Institutions to the Platform.

Section 10.05      Expenses; Indemnity.

(1)            Each Borrower agrees to pay all reasonable, documented and invoiced out-of-pocket expenses incurred by the Agents, the Documentation Agent and the Syndication Agent in connection with the syndication of the Revolving Facility, preparation of this Agreement and the other Loan Documents, or by the Agents (and in the case of enforcement of this Agreement and the other Loan Documents, each Lender, Issuing Bank and the Swingline Lender) in connection with the preparation, execution and delivery, amendment, modification, waiver or enforcement of this Agreement (including expenses incurred in connection with due diligence (including third party expenses) and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrowers or as provided for in this Agreement) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable, documented and invoiced fees, charges and disbursements of internal counsel for the Agents and a single external counsel for the Agents, the Documentation Agent and the Syndication Agent, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of any actual or perceived conflict of interest, where the indemnified person affected by such conflict informs Holdings of such conflict, one additional firm of counsel for the Agents, the Documentation Agent and the Syndication Agent and, in the case of enforcement of this Agreement, each Lender, Issuing Bank and the Swingline Lender (in the aggregate).

(2)            Each Borrower agrees to indemnify the Administrative Agent, the Arranger, the Documentation Agent, the Syndication Agent, each Lender, each Issuing Bank, the Swingline Lender, each of their respective Affiliates and each of their respective directors, officers, employees, agents, advisors, controlling Persons, equityholders, partners, members and other representatives and each of their respective successors and permitted assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket fees and expenses (limited to reasonable and documented legal fees of internal counsel for the Agents and a single counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs Holdings of such conflict and thereafter retains its own counsel, of an additional counsel for each group of affected Indemnitees similarly situated taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:

(a)            the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby;

(b)            the use of the proceeds of the Loans;

(c)            any claim, litigation, investigation or proceeding relating to the Transactions or any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by Holdings, any Borrower or any of the Subsidiaries or Affiliates or creditors or any other Person; or

(d)            any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees.

provided that no Indemnitee will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it: (i) has been determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (y) a material breach of the obligations of such Indemnitee or any of its Related Parties under the Loan Documents or (ii) relates to any proceeding between or among Indemnitees other than (A) claims against Agents, Arranger, Documentation Agent, Syndication Agent or their respective Affiliates, in each case, in their capacity or in fulfilling their role as the agent or agent, arranger, documentation agent, syndication agent, senior managing agent or any other similar role under the Revolving Facility (excluding their role as a Lender) to the extent such Persons are otherwise entitled to receive indemnification under this Section 10.05(2) or (B) claims arising out of any act or omission on the part of any Loan Party or their Subsidiaries.

(3)            Subject to and without limiting the generality of the foregoing sentence, each Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses claims, damages, liabilities and related expenses, including reasonable, documented and invoiced fees, charges and disbursements of one U.S. and one Canadian firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel for all Indemnitees taken as a whole) and reasonable, documented and invoiced consultant fees, in each case, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of any claim related in any way to, Environmental Laws and Holdings, any Borrower or any Subsidiary, or any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property for which Holdings, any Borrower or any Subsidiary would reasonably be expected to be liable under Environmental Laws, regardless of whether such matter is initiated by Holdings, any Borrower or any Subsidiary or Affiliates or creditors or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties.

(4)            Any indemnification or payments required by the Loan Parties under this Section 10.05 shall not apply with respect to (a) Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim or (b) Taxes that are duplicative of any indemnification or payments required by the Loan Parties under Section 2.17 or which would be so duplicative but for any of the exemptions set out in Section 2.17.

(5)            [Reserved].

(6)            The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement. All amounts due under this Section 10.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

Section 10.06      Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and the Administrative Agent, and each of their respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than escrow, trust and tax accounts) (including withholding accounts)) at any time held and other Indebtedness at any time owing by such Lender, the Administrative Agent or such Affiliate to or for the credit or the account of Holdings, any Borrower or any Subsidiary Loan Party against any and all of the Obligations of Holdings, any Borrower or any Subsidiary Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender, the Administrative Agent or such Affiliate, irrespective of whether or not any such Lender or the Administrative Agent shall have made any demand under this Agreement or such other Loan Document and although such Obligations may be unmatured. The rights of each Lender, the Administrative Agent and each of their respective Affiliates under this Section 10.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender, the Administrative Agent or such Affiliate may have and may be exercised only at the direction of the Administrative Agent or the Required Lenders.

Section 10.07      Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS, INCLUDING THOSE FOREIGN SECURITY DOCUMENTS AND PLEDGE AGREEMENTS LISTED ON SCHEDULE 1.01(3)) AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (EXCEPT FOR CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

Section 10.08      Waivers; Amendment.

(1)            No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrowers or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (2) of this Section 10.08, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, any Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(2)            Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except:

(a)            as provided in Sections 2.21 and 10.20;

(b)            in the case of the Fee Letter, pursuant to an agreement or agreements in writing entered into by each party thereto (provided that, any waiver, amendment or modification of the Early Termination Fee provisions set forth therein shall require the consent of each Lender to the extent the Early Termination Fee (or any portion thereof) would be payable to such Lender at the time of such waiver, amendment or modification);

(c)            in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrowers and the Required Lenders, a copy of which shall be promptly provided to the Administrative Agent (provided that any failure to deliver such copy shall not invalidate such waiver, amendment or modification); and

(i)            in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders;

provided, however, that, except as provided in Sections 2.21 and 10.20, no such agreement will:

(ii)           decrease, forgive, waive or excuse the principal amount of, or any interest (except in connection with the waiver of the applicability of default interest (which waiver shall be effective with the written consent of the Required Lenders)) on, or extend the final maturity of, or decrease the rate of interest on, any Loan or any Letter of Credit Disbursement, or extend the stated expiration of any Letter of Credit beyond the Maturity Date, without the prior written consent of each Lender adversely directly affected thereby, except as provided in Section 2.05(3) with respect to the expiration of Letters of Credit (it being acknowledged and agreed that any amendments to or waivers of conditions precedent, Defaults or Events of Default or mandatory prepayments shall not constitute a decrease, forgiveness, waiver or excuse of interest or a principal payment under this clause (i));

(iii)          increase or extend the Commitment of any Lender or decrease, forgive, waive or excuse the Commitment Fees or Letter of Credit Fees or other fees of any Lender or any Agent without the prior written consent of such Lender or such Agent (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender or a waiver or excuse of any fees);

(iv)          extend any date on which payment of principal or interest (other than default interest) on any Loan or any Letter of Credit Disbursement or any Fees is due (it being acknowledged and agreed that any amendments to or waivers of conditions precedent, Defaults or Events of Default or mandatory prepayments shall not constitute an extension of a date on which a payment is due for purposes of this clause (iii)), without the prior written consent of each Lender adversely affected thereby;

(v)          amend the provisions of Section 2.18 of this Agreement or any analogous provision of any of this Agreement or any other Loan Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby or the relative priorities of such payments, without the prior written consent of each Lender adversely affected thereby;

(vi)          change the definition of the terms “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the applicable Borrowers would be increased, or increase any of the percentages set forth in the definition of “Borrowing Base” without the prior written consent of the Supermajority Revolving Lenders; provided that the foregoing shall not limit the ability of the Administrative Agent to implement, change or eliminate any Reserves in its Reasonable Credit Judgment as permitted hereunder without the prior written consent of any Lenders;

(vii)         [reserved];

(viii)        amend or modify the provisions of this Section 10.08 or the definitions of the terms “Supermajority Revolving Lenders” or “Required Lenders”, as the case may be, or any other provision hereof specifying the number or percentage of any such required group of Lenders, as the case may be, required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender;

(ix)          release all or substantially all of the Collateral, or release all or substantially all of the value of the Guarantee of the Obligations without the prior written consent of each Lender;

(x)           increase the aggregate Revolving Facility Commitments other than as provided in Section 2.21, without the prior written consent of each Revolving Lender; or

(xi)          at any time when there is outstanding more than one tranche of Loans, amend, modify or waive any provision of this Agreement which adversely impacts one or more tranches in a manner different than that which applies to one or more other tranches, without the consent of Lenders holding a majority of each tranche of such adversely affected Loans;

provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent acting as such at the effective date of such agreement, as applicable.

Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.08 and any consent by any Lender pursuant to this Section 10.08 shall bind any assignee of such Lender.

(3)            Without the consent of the Administrative Agent or any Lender, the applicable Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(4)            Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrowers may enter into Incremental Facility Amendments in accordance with Section 2.21 and such Incremental Facility Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

(5)            [Reserved].

(6)            [Reserved].

(7)            Notwithstanding the foregoing, no consent of any Defaulting Lender will be required other than with respect to any amendment or waiver set forth in clauses (a) through (c) of Section 10.08(2) that directly and adversely affects such Lender.

(8)            Notwithstanding the foregoing, the Administrative Agent, with the consent of Holdings and the Borrowers (or Holdings on behalf of itself and the U.S. Borrowers and the Canadian Borrowers; provided that (i) the Borrowers and Holdings comply with, and each Borrower and Holdings undertakes to comply with, for this purpose, all formalities applicable under the relevant applicable local law, (ii) upon the request of Holdings or the Administrative Agent, the Borrowers shall provide any applicable instruments, including powers of attorney, and/or other authorizations and evidence reasonably satisfactory to the Administrative Agent evidencing the authority of Holdings to bind the applicable Borrowers hereunder and (iii) Holdings shall consult with the Borrowers to the extent required under applicable local law), may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof. Furthermore, notwithstanding anything to the contrary herein, with the consent of the Administrative Agent at the request of the Borrowers (without the need to obtain any consent of any Lender), any Loan Document may be amended to add terms that are favorable to the Lenders (as reasonably determined by the Administrative Agent). For clarification purposes, in the framework of any amendments, modifications or supplements to any Loan Documents, the representation of Holdings on behalf of itself and the relevant Borrowers shall comply with all applicable formalities and legal requirements under applicable local law.

(9)            [Reserved].

(10)          Notwithstanding the foregoing, the Administrative Agent and Holdings and the Borrowers (or Holdings (on behalf of itself and the U.S. Borrowers) and the Canadian Borrowers; provided that (i) the Borrowers and Holdings comply with, and each Borrower and Holdings undertakes to comply with, for this purpose, all formalities applicable under the relevant applicable local law, (ii) upon the request of Holdings or the Administrative Agent, the Borrowers shall provide any applicable instruments, including powers of attorney, and/or other authorizations and evidence reasonably satisfactory to the Administrative Agent evidencing the authority of Holdings to bind the applicable Borrowers hereunder and (iii) Holdings shall consult with the Borrowers to the extent required under applicable local law) may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in respect of an Accounting Change as set forth in Section 1.03, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof. For clarification purposes, in the framework of any amendments, modifications or supplements to any Loan Documents, the representation of Holdings on behalf of itself and the relevant Borrowers shall comply with all applicable formalities and legal requirements under applicable local law).

Section 10.09      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation. In no event will the total interest received by any Lender exceed the amount which it could lawfully have received and any such excess amount received by any Lender will be applied to reduce the principal balance of the Loans or to other amounts (other than interest) payable hereunder to such Lender, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining will be paid to the Borrowers.

Section 10.10      Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.11     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12      Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.13      Counterparts and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided herein. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrowers and each other Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and/or the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Agent, Lender or other Indemnitee for any losses, claims (including intraparty claims), demands, damages, penalties or liabilities of any kind arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any losses, claims (including intraparty claims), demands, damages, penalties or liabilities of any kind arising as a result of the failure of any Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.14      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.15      Jurisdiction; Consent to Service of Process.

(1)            Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents (other than with respect to actions in respect of rights under any Security Document governed by laws other than the laws of the State of New York or with respect to any Collateral subject thereto), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and the parties hereto agree that the Agents and Lenders retain the right to serve process in any other manner permitted by law and to bring proceedings against any Loan Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Documents or the enforcement of any judgment. Each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(2)            Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York Court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of Holdings, the Borrowers and the Subsidiaries hereby irrevocably designates, appoints and empowers the Borrowers (including any replacement process agent reasonably acceptable to the Administrative Agent, each a “Process Agent”) (and the Borrowers hereby accept and agree to serve as Process Agent), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such person in care of any Process Agent at such Process Agent’s address, and each of Holdings, the Borrowers and the Subsidiaries hereby irrevocably authorizes and directs each Process Agent to accept such service on its behalf. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.16      Confidentiality. Each of the Lenders and each of the Agents agrees (and agrees to cause each of its respective Affiliates) to use all information provided to it by or on behalf of Holdings, the Borrowers or the Subsidiaries under the Loan Documents or otherwise in connection with the Transactions solely for the purposes of the transactions contemplated by this Agreement and the other Loan Documents and shall not publish, disclose or otherwise divulge such information (other than information that (x) has become generally available to the public other than as a result of an unauthorized disclosure by such party; (y) has been independently developed by such Lender or the Administrative Agent without violating this Section 10.16; or (z) was available to such Lender or the Administrative Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to Holdings, any Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Revolving Facility on behalf of such Lender or any numbering, administration or settlement service providers (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16), except:

(i)             to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, in which case (except with respect to any audit or examination conducted by any bank accountant or any governmental or regulatory authority exercising examination or regulatory authority) such Person agrees, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform Holdings promptly thereof prior to disclosure;

(ii)            as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or any bank accountants or auditors or any governmental or regulatory authority exercising examination or regulatory authority, in which case (except with respect to any audit or examination conducted by any such bank accountant or auditor or any governmental or regulatory authority exercising examination regulatory authority) such Person agrees, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform Holdings promptly thereof prior to disclosure;

(iii)           to its parent companies, Affiliates (and its Affiliates’ directors, trustees, officers, employees and advisors) or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16);

(iv)           in order to enforce its rights under any Loan Document in a legal proceeding;

(v)            to any pledgee or assignee under Section 10.04(6) or any other prospective or actual Assignee of, or prospective or actual Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16);

(vi)           to ratings agencies or the CUSIP Service Bureau on a confidential basis;

(vii)          to any direct or indirect contractual counterparty in Hedge Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16);

(viii)         to data service providers, including league table providers, that serve the lending industry; and

(ix)            in connection with, and to the extent reasonably necessary for the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(x)            Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Institution that constitutes a Disqualified Institution at the time of such disclosure without Holdings’ prior written consent.

(xi)            Holdings and each other Loan Party consents to the publication of any press releases, tombstones, advertising or other promotional materials (including via any electronic transmission) relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark.

Section 10.17     Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, default rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such default rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 10.18      Release of Liens and Guarantees.

(1)            In the event that:

(a)            any Loan Party or Limited Recourse Pledgor conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets constituting Collateral (other than Equity Interests of the Borrowers) to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by the Loan Documents; or

(b)            any Loan Party becomes an Excluded Subsidiary as a result of a transaction permitted hereunder, then,

(2)            at the request of Holdings, any Liens created by any Loan Document in respect of such Equity Interests or assets shall, to the extent permitted under any applicable law, be automatically released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings and at the Borrowers’ expense in connection with such release of any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Loan Party (other than Equity Interests of the Borrowers or the Lux Parent) in a transaction permitted by the Loan Documents (including through merger, consolidation, amalgamation or otherwise), such Loan Party’s obligations under this Agreement and the applicable Security Documents shall, to the extent permitted under any applicable law, be automatically terminated and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) and at the Borrowers’ expense take such action and execute any such documents as may be reasonably requested by Holdings to terminate such Loan Party’s obligations under this Agreement and applicable Security Documents; provided that, in the case of any Subsidiary Loan Party that becomes an Excluded Subsidiary solely as a result of becoming a non-Wholly Owned Subsidiary of Holdings, such Subsidiary Loan Party shall only be released from its obligations under the Loan Documents pursuant to this Section 10.18 if such Subsidiary Loan Party became a non-Wholly Owned Subsidiary pursuant to a transaction entered into for a bona fide business purpose (and not for the primary purpose of causing such release) where the counterparty to such applicable transaction is not an Affiliate of Holdings. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Holdings and at the Borrowers’ expense to terminate the Liens and security interests created by the Loan Documents upon the occurrence of the Termination Date.

Section 10.19     USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 10.20      Security Documents and Intercreditor Agreements.

(1)            The parties hereto acknowledge and agree that any provision of any Loan Document to the contrary notwithstanding, prior to the discharge in full of all Term Loan Claims (as defined in the Intercreditor Agreement), the Loan Parties shall not be required to act or refrain from acting under any Security Document with respect to the Term Priority Collateral in any manner that would result in a “Default” or “Event of Default” (as defined in any Term Loan Document) under the terms and provisions of the Term Loan Documents. Each Lender hereunder (i) consents to the subordination of Liens on Term Priority Collateral provided for in the Intercreditor Agreement, (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (iii) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as ABL Agent (as defined in the Intercreditor Agreement) and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the Term Loan Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

(2)            The parties hereto authorize the Administrative Agent to enter into any (x) Junior Lien Intercreditor Agreement in the form attached hereto or in such other form as may be satisfactory to the Administrative Agent and (y) any other intercreditor agreement as may be contemplated herein or determined by the Administrative Agent to be consistent herewith, in such form as may be satisfactory to the Administrative Agent. The Administrative Agent may from time to time enter into a modification of the Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any other intercreditor agreement, as the case may be, so long as the Administrative Agent reasonably determines that such modification is consistent with the terms of this Agreement.

Section 10.21      No Liability of the Issuing Banks. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrowers shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrowers, to the extent of any direct, but not consequential, damages suffered by the Borrowers that the Borrowers prove were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 10.22      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Holdings and each Borrower acknowledges and agree that: (1) (a) the arranging and other services regarding this Agreement provided by the Agents, the Lenders, and the Arranger are arm’s-length commercial transactions between Holdings and the Borrowers, on the one hand, and the Agents, the Lenders and the Arranger, on the other hand; (b) the Borrowers and Holdings have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate; and (c) the Borrowers and Holdings are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (2) (a) each Agent, each lender party hereto, and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower, Holdings, or any other Person and (b) neither any Agent, any lender, nor the Arranger has any obligation to any Borrower, Holdings or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (3) the Agents, the Arranger, the lenders party hereto and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, Holdings and their respective Affiliates, and neither any Agent, any lender party hereto, nor the Arranger has any obligation to disclose any of such interests to the Borrowers, Holdings or any of their respective Affiliates.

Section 10.23      Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Revolving Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

Section 10.24      Holdings as Agent for Borrowers. Each Borrower hereby irrevocably appoints Holdings as the borrowing agent and attorney-in-fact for all Borrowers which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Loan Party has been appointed in such role. Each Borrower hereby irrevocably appoints and authorizes Holdings (a) to provide Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided Holdings shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from the Administrative Agent and Lenders (and any notice or instruction provided by Administrative Agent or any Lender to Holdings in accordance with the terms hereof shall be deemed to have been given to each Borrower), (c) to take such action as Holdings deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and (d) to execute and deliver to the Administrative Agent and the Lenders the Loan Documents, any amendments to this Agreement and any other Loan Document and all related agreements, certificates, documents, or instruments as Holdings shall deem necessary or appropriate to effect the purposes of the Loan Documents. Each Borrower agrees that any action taken by Holdings or any other Borrower in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by Holdings of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Administrative Agent and Lenders shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Accounts and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

Section 10.25      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(1)	the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(2)	the effects of any Bail-In Action on any such liability, including, if applicable:

(a)	a reduction in full or in part or cancellation of any such liability;

(b)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.26      Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from them to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).

Section 10.27      [Reserved].

Section 10.28      Canadian Anti-Money Laundering Legislation.

(1)            Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable Canadian anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Secured Parties may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Secured Party or any prospective assignee or participant of a Secured Party, any Issuing Bank or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(2)            If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of applicable AML Legislation, then the Administrative Agent:

(a)            shall be deemed to have done so as an agent for each Secured Party, and this Agreement shall constitute a “written agreement” in such regard between each Secured Party and the Administrative Agent within the meaning of the applicable AML Legislation;

(b)            shall provide to each Secured Party copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness; and

(c)            Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Secured Parties agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Secured Party, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

VENATOR MATERIALS PLC, a public limited company incorporated in England and Wales, as Holdings

By:	/s/ Kurt D. Ogden
Name: Kurt D. Ogden
Title: Attorney for Venator Materials PLC under a power of attorney dated 23 November 2022

VENATOR MATERIALS LLC, a Delaware limited liability company, as a Borrower

By:	/s/ Kurt D. Ogden
Name: Kurt D. Ogden
Title: Executive Vice President and Chief Financial Officer

VENATOR CHEMICALS LLC, a North Carolina limited liability company, as a Borrower

By:	/s/ Kurt D. Ogden
Name: Kurt D. Ogden
Title: Executive Vice President and Chief Financial Officer

VENATOR GROUP CANADA INC., a Quebec business corporation, as a Borrower

By:	/s/ Kurt D. Ogden
Name: Kurt D. Ogden
Title: Vice President

ECLIPSE BUSINESS CAPITAL LLC, as Administrative Agent and Collateral Agent

By:	/s/ Kevin Trout
Name: Kevin Trout
Title: Authorized Signatory

ECLIPSE BUSINESS CAPITAL SPV, LLC, as a Lender and Swingline Lender

By:	/s/ Kevin Trout
Name: Kevin Trout
Title: Authorized Signatory